       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 16, 1999

                                          REGISTRATION STATEMENT NO. 333-

   -----------------------------------------------------------------------------

   -----------------------------------------------------------------------------

                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                            ---------------------------

                                     FORM S-4
                              REGISTRATION STATEMENT
                                       UNDER
                            THE SECURITIES ACT OF 1933

                            ---------------------------

                            PARK-OHIO INDUSTRIES, INC.
              (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               OHIO                               5072                            34-6520107
 (STATE OR OTHER JURISDICTION OF           (PRIMARY STANDARD                   (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)        INDUSTRIAL CODE NUMBER)             IDENTIFICATION NUMBER)

                              23000 EUCLID AVENUE
                             CLEVELAND, OHIO 44117
                                 (216) 692-7200
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                             RONALD J. COZEAN, ESQ.
                         GENERAL COUNSEL AND SECRETARY
                           PARK-OHIO INDUSTRIES, INC.
                              23000 EUCLID AVENUE
                             CLEVELAND, OHIO 44117
                                 (216) 692-7200
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   Copies to:
                             DAVID P. PORTER, ESQ.
                           JONES, DAY, REAVIS & POGUE
                              901 LAKESIDE AVENUE
                             CLEVELAND, OHIO 44114
                                 (216) 586-3939
                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement has become effective.
                            ------------------------
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED MAXIMUM        PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF           AMOUNT TO BE           OFFERING PRICE            AGGREGATE               AMOUNT OF
 SECURITIES TO BE REGISTERED          REGISTERED             PER UNIT (1)         OFFERING PRICE (1)       REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
9 1/4% Senior Subordinated
  Notes due 2007..............       $200,000,000                100%                $200,000,000             $55,600.00
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

(1) Estimated Solely for the purpose of calculating the registration fee pursuant to Rule 457.
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS
                                                                  PARK OHIO LOGO

                                  $200,000,000

                           PARK-OHIO INDUSTRIES, INC.

                       OFFER TO EXCHANGE ALL OUTSTANDING
                   9 1/4% SENIOR SUBORDINATED NOTES DUE 2007
        THAT WERE ORIGINALLY ISSUED ON JUNE 2, 1999 OR NOVEMBER 25, 1997
               FOR NEW 9 1/4% SENIOR SUBORDINATED NOTES DUE 2007
           THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

                 THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
                  NEW YORK CITY TIME, ON                , 1999

          - Interest on the notes accrues at an annual rate of 9 1/4% and will be paid twice a year, beginning December 1, 1999.

          - The terms of the notes are the same as the terms of the outstanding notes that we issued in a private offering on June 2, 1999, except that the new notes will not be subject to the transfer restrictions imposed by federal securities laws.

          - The notes will rank below all of our senior debt. Therefore, if we default, your right to payment under the notes will be junior to any of our senior debt.

          - We will exchange all outstanding notes that are validly tendered and are not withdrawn before this exchange offer expires.

          - You may withdraw your tender of notes at any time before
                        , 1999, the expiration date of this exchange offer.

          - Your exchange of an outstanding note for a new note will not constitute a taxable exchange for U.S. federal income tax purposes.

          - You may tender your notes only in denominations of $1,000 and in multiples of $1,000.

          - The exchange offer is subject only to the condition that it does not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

          - We will not receive any proceeds from this exchange offer.

     THIS EXCHANGE OFFER APPLIES TO ALL OF OUR OUTSTANDING 9 1/4% SENIOR SUBORDINATED NOTES DUE 2007, INCLUDING THE $150,000,000 OF NOTES ORIGINALLY ISSUED ON NOVEMBER 25, 1997 AND THE $50,000,000 OF NOTES ORIGINALLY ISSUED ON JUNE 2, 1999.

                            ------------------------

     Please carefully consider the "Risk Factors" beginning on page 9 of this prospectus.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE NOTES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is             , 1999.

                               TABLE OF CONTENTS


                                                                PAGE
                                                                ----
FORWARD-LOOKING STATEMENTS..................................     iv

WHERE YOU CAN FIND MORE INFORMATION.........................     iv

PROSPECTUS SUMMARY..........................................      1
     Park-Ohio..............................................      1
     Recent Developments....................................      1
     The Exchange Offer.....................................      2
     The Notes..............................................      5
     Ratio of Earnings to Fixed Charges.....................      6
     Risk Factors...........................................      6
     Federal Income Tax Consequences........................      6
     Summary Historical and Pro Forma Consolidated Financial
      Data..................................................      7

RISK FACTORS................................................      9
     Risks Associated With the Notes........................      9
     Risks Specific to Park-Ohio and Our Business...........     11
     Risks Associated with Not Participating in the Exchange
      Offer.................................................     14

USE OF PROCEEDS.............................................     15

CAPITALIZATION..............................................     15

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA.............     16

UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT DATA......     18

THE EXCHANGE OFFER..........................................     24
     Purpose and Effect of the Exchange Offer...............     24
     Resale of the New Notes................................     24
     Special Rules for Broker-Dealers.......................     25
     Terms of the Exchange Offer............................     25
     Expiration Date; Extensions; Amendments................     25
     Conditions.............................................     26
     Procedures for Tendering...............................     27
     Book-Entry Transfer....................................     28
     Guaranteed Delivery Procedures.........................     29
     Withdrawal of Tenders..................................     29
     Termination of Rights Accorded by the Registration
      Rights Agreement......................................     30
     Exchange Agent.........................................     30
     Fees and Expenses......................................     30
     Consequences of Failure of Exchange....................     31
     Accounting Treatment...................................     31

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................     32
     Overview...............................................     32
     Results of Operations..................................     33
     Three Months 1999 versus Three Months 1998.............     33
     1998 versus 1997.......................................     33
     1997 versus 1996.......................................     34
     Liquidity and Sources of Capital.......................     35
     Impact of Inflation....................................     36
     Year 2000 Conversion...................................     36
     Environmental..........................................     37

                                                                PAGE
                                                                ----
     Seasonality; Variability of Operating Results..........     37
     Quantitative and Qualitative Disclosure About Market
      Risk..................................................     37
     Forward-Looking Statements.............................     37

DESCRIPTION OF OTHER INDEBTEDNESS...........................     39
     Revolving Credit Facility..............................     39
     Industrial Revenue Bonds...............................     39
     State Loans............................................     40
     Other Indebtedness.....................................     40
     Series B Notes.........................................     40

BUSINESS....................................................     41
     Our Operations.........................................     43
     Integrated Logistics Solutions.........................     43
     Manufactured Products..................................     44
     Aluminum Products......................................     45
     Sales and Marketing....................................     46
     Raw Materials and Suppliers............................     46
     Backlog................................................     46
     Environmental Regulations..............................     46
     Employees..............................................     47
     Information About Industry Segments....................     47
     Properties.............................................     47
     Legal Proceedings......................................     47

MANAGEMENT..................................................     48
     Directors and Officers of Park-Ohio....................     48
     Compensation of the Board of Directors.................     49

EXECUTIVE COMPENSATION......................................     50
     Summary of Compensation................................     50
     Stock Based Compensation, Including Options............     50

PRINCIPAL SHAREHOLDERS......................................     52

RELATED PARTY TRANSACTIONS..................................     53

DESCRIPTION OF THE NOTES....................................     54
     General................................................     54
     Maturity, Interest and Principal.......................     54
     Optional Redemption....................................     54
     Subordination..........................................     55
     Covenants..............................................     57
     Limitation on Additional Indebtedness..................     57
     Limitation on Other Senior Subordinated Indebtedness...     57
     Limitation on Restricted Payments......................     57
     Limitation on Liens....................................     59
     Limitation on Transactions with Affiliates.............     59
     Limitation on Certain Asset Sales......................     59
     Limitation on Preferred Stock of Subsidiaries..........     61
     Limitation on Capital Stock of Subsidiaries............     61
     Limitation on Dividend and Other Payment Restrictions
      Affecting Subsidiaries................................     61
     Limitation on Sale and Lease-Back Transactions.........     62
     Payments for Consent...................................     62
     Change of Control Offer................................     62

                                                                PAGE
                                                                ----
     Merger, Consolidation or Sale of Assets................     64
     Events of Default......................................     65
     Defeasance and Covenant Defeasance.....................     66
     Modification of Indenture..............................     67
     Reports to Holders.....................................     68
     Compliance Certificate.................................     68
     The Trustee............................................     68
     Transfer and Exchange..................................     68
     Definitions............................................     68
     Book-Entry; Delivery and Form..........................     82

FEDERAL INCOME TAX CONSEQUENCES.............................     86
     U.S. Holders...........................................     86
     Non-U.S. Holders.......................................     88
     Information Reporting and Backup Withholding...........     89

PLAN OF DISTRIBUTION........................................     89

LEGAL MATTERS...............................................     90

EXPERTS.....................................................     90

                           FORWARD-LOOKING STATEMENTS

     WE MAKE "FORWARD-LOOKING STATEMENTS" THROUGHOUT THIS PROSPECTUS. WHENEVER YOU READ A STATEMENT THAT IS NOT SIMPLY A STATEMENT OF HISTORICAL FACT SUCH AS WHEN WE DESCRIBE WHAT WE "BELIEVE," "EXPECT" OR "ANTICIPATE" WILL OCCUR, AND OTHER SIMILAR STATEMENTS, YOU MUST REMEMBER THAT OUR EXPECTATIONS MAY NOT BE CORRECT, EVEN THOUGH WE BELIEVE THEY ARE REASONABLE. WE DO NOT GUARANTEE THAT THE TRANSACTIONS AND EVENTS DESCRIBED IN THIS PROSPECTUS WILL HAPPEN AS DESCRIBED, OR THAT THEY WILL HAPPEN AT ALL. YOU SHOULD READ THIS PROSPECTUS COMPLETELY AND WITH THE UNDERSTANDING THAT ACTUAL FUTURE RESULTS MAY BE SIGNIFICANTLY DIFFERENT FROM WHAT WE EXPECT. WE WILL NOT UPDATE THESE FORWARD-LOOKING STATEMENTS, EVEN THOUGH OUR SITUATION MAY CHANGE IN THE FUTURE.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934. In accordance with those requirements, we file reports and other information with the SEC. All reports and other information filed under the Exchange Act may be inspected at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices, located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of those documents may be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may obtain information about the operation of the public reference facilities by calling 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports and other information regarding registrants, like us, that file documents electronically with the SEC.

     We have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the notes remain outstanding, we will furnish to the holders of the notes and file with the SEC, unless the SEC will not accept such a filing:

          All quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file those forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report by our certified independent accountants.

          All reports that would be required to be filed with the SEC on Form 8-K if we were required to file those reports.

     In addition, for so long as any of the notes remain outstanding, we have agreed to make available to any prospective purchaser of the notes or beneficial owner of the notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information you should consider before deciding to participate in the exchange offer. We urge you to read this entire prospectus carefully, including the section titled "Risk Factors." Unless otherwise indicated, all references in this prospectus to "we," "us," "our" and similar terms, as well as references to "Park-Ohio," refer to Park-Ohio Industries, Inc. and its subsidiaries. Park-Ohio is a wholly owned subsidiary of Park-Ohio Holdings Corp.

                                   PARK-OHIO

     Park-Ohio is an industrial logistics and diversified manufacturing business which conducts its operations through three business segments:

     - Integrated Logistics Solutions, a leading national supplier of over 150,000 standard and specialty fasteners and other industrial products;

     - Aluminum Products, which specializes in casting and machining aluminum components primarily for the automotive industry; and


     - Manufactured Products, which operates a diverse group of niche manufacturing businesses including large forgings such as locomotive crankshafts and camshafts, rubber products such as valve seals and capital equipment such as induction heating systems.


     Between 1992 and the year ended December 31, 1998, we have grown significantly, both internally and through acquisitions. Over this period, we have increased:

     - Net sales from $67.2 million to $551.8 million; and

     - EBITDA (as defined) from ($4.5) million to $53.1 million.

     We generated net sales of $347.7 million, $441.1 million, $551.8 million and $171.4 million and EBITDA of $28.1 million, $38.3 million, $53.1 million and $18.0 million for the years ended December 31, 1996, 1997 and 1998, and the three months ended March 31, 1999, respectively.

                              RECENT DEVELOPMENTS

     We completed the following acquisitions in 1998 and 1999:

INTEGRATED LOGISTICS SOLUTIONS


     Columbia Nut & Bolt Corp. and Industrial Fasteners Corp. In July 1999, we acquired all of the outstanding stock of Columbia and Industrial Fasteners, distributors of fasteners and other industrial products. Industrial Fasteners manufactures fasteners, primarily screws, rivets and pins. The acquisition of these companies provides us with a base on the east coast from which we can expand. Columbia and Industrial Fasteners had combined 1998 net sales of approximately $35.0 million. As these acquisitions did not take place until July, 1999 and are not material to Park-Ohio, their results have not been included in the pro forma financial statements.



     GIS Industries, Inc. On October 8, 1998, we acquired all of the outstanding stock of GIS Industries, a distributor of fasteners and other industrial products and a manufacturer of metal products and fasteners. GIS Industries, which is referred to in this prospectus as Gateway, has customers primarily located in Ohio, Pennsylvania, New York and Kentucky. The acquisition of Gateway provides us with a major presence in Pennsylvania, as well as an experienced management team. Gateway generated $41.4 million in net sales in 1998.



     Direct Fasteners Limited. On April 13, 1998, we acquired all of the outstanding stock of Direct Fasteners, a distributor of fasteners located in Ontario, Canada. Direct's customers are located primarily in the provinces of Ontario and Quebec. The acquisition of Direct Fasteners provides us with a base in Canada from which we can expand. Direct Fasteners generated $6.8 million in net sales in 1998.

ALUMINUM PRODUCTS

     The Metalloy Corporation. On January 4, 1999, we acquired all of the outstanding stock of Metalloy, a full service aluminum casting and machining company. Metalloy's customers are primarily domestic producers of automobiles and trucks. Metalloy specializes in die, sand and permanent mold machined castings and has operations in Indiana, Michigan and Mississippi. Metalloy generated $94.8 million in net sales in 1998.

MANUFACTURED PRODUCTS

     PMC Industries Inc. On February 17, 1999, we acquired all of the Ohio-based assets of PMC. PMC is the only domestic manufacturer of tube threading machines and related parts for the oil drilling industry. PMC generated $10.4 million in net sales in 1998.


     St. Louis Screw and Bolt Company. On January 29, 1999, we acquired substantially all of the assets of St. Louis Screw and Bolt, a manufacturer of bolts for the construction industries. St. Louis Screw and Bolt complements our existing structural hardware business and expands our product offerings. St. Louis Screw and Bolt generated $6.8 million in net sales in 1998.


     We borrowed approximately $99.3 million in cash under our revolving credit facility to complete these seven acquisitions.

                               THE EXCHANGE OFFER

THE EXCHANGE OFFER               We are offering to exchange $200.0 million
                                 principal amount of new 9 1/4% Senior
                                 Subordinated Notes due 2007, Series D, which have been registered under the federal securities laws for:


                                 - $50.0 million principal amount of our
                                   outstanding unregistered 9 1/4% Senior
                                   Subordinated Notes due 2007, Series C, that were issued in June 1999 in a private offering; and



                                 - $150.0 million principal amount of our 9 1/4%
                                   Senior Subordinated Notes due 2007, Series B. All of the Series A notes, originally issued in November 1997, were exchanged for Series B notes that were registered with the Securities and Exchange Commission in December 1997.



                                 We sometimes refer to the Series C notes and the Series B notes collectively as the "outstanding notes." You have the right to exchange your outstanding notes for new notes with substantially identical terms.


                                 In order for your outstanding notes to be exchanged, you must properly tender them prior to the expiration of the exchange offer. All validly tendered outstanding notes will be exchanged. We will issue new notes promptly after the exchange offer expires.


THIS EXCHANGE OFFER WILL
EXTINGUISH REGISTRATION RIGHTS   We sold the Series C notes in a private
                                 offering to CIBC World Markets Corp., ING
                                 Baring Furman Selz LLC and Value Investing
                                 Partners, Inc., the initial purchasers. At that time, we signed a registration rights agreement with those initial purchasers which requires us to conduct this exchange offer for both the Series C notes and Series B notes.


                                 This exchange offer is intended to satisfy the rights provided by the registration rights agreement. After the exchange offer is complete, you will no longer be entitled to registration rights with respect to outstanding notes you were entitled to exchange but did not exchange.


WHAT HAPPENS IF YOU FAIL TO
  EXCHANGE YOUR OUTSTANDING
  NOTES? If you hold Series C notes and do not exchange your outstanding notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer provided in those notes and in the indenture governing those notes. In general, you may not offer or sell your Series C notes unless they are registered under the federal securities laws or are sold in a transaction exempt from or not subject to the registration requirements of the federal securities laws and applicable state securities laws.



                                 If you hold Series B notes, and do not exchange your notes for new notes in this exchange offer, you will not become subject to transfer restrictions and your notes will remain freely tradeable. However, the principal amount of remaining Series B notes will decrease as those notes are exchanged in the exchange offer. This decrease will reduce the liquidity of any trading market that may exist for the Series B notes.


EXPIRATION DATE                  The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on             , 1999,
                                 unless we decide to extend the expiration date.
                                 See "The Exchange Offer -- Expiration Date;
                                 Extensions; Amendments."

CONDITIONS TO THE EXCHANGE
OFFER The exchange offer is subject to conditions that we may waive. The exchange offer is not conditioned on any minimum amount of outstanding notes being tendered for exchange. Please read "The Exchange Offer -- Conditions" for a complete description of the conditions to the exchange offer.

                                 We reserve the right, subject to applicable law, at any time and from time to time:

                                 - to delay the acceptance of any outstanding
                                   notes;

                                 - to terminate the exchange offer if any of the
                                   specified conditions have not been satisfied;

                                 - to extend the expiration date of the exchange
                                   offer and retain all tendered outstanding notes subject to the right of tendering holders to withdraw their tender of outstanding notes; and

                                 - to waive any condition or otherwise amend the
                                   terms of the exchange offer in any respect.

HOW TO TENDER YOUR OUTSTANDING
  NOTES If you wish to tender your outstanding notes for exchange, you must:

                                 - complete and sign the enclosed Letter of
                                   Transmittal by following the related
                                   instructions, and

                                 - send the Letter of Transmittal, as directed
                                   in the instructions, together with any other required documents, to the exchange agent, either

                                   (1) with the outstanding notes to be
                                       tendered; or

                                   (2) in compliance with the specified
                                       procedures for guaranteed delivery of
                                       outstanding notes.

                                 Brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer.

                                 Please do not send your letter of transmittal or certificates representing your outstanding notes to Park-Ohio. Those documents should only be sent to the exchange agent. Questions regarding how to tender and requests for information should also be directed to the exchange agent. See "The Exchange
                                 Offer -- Exchange Agent."

SPECIAL PROCEDURES FOR
BENEFICIAL OWNER                 If your outstanding notes are registered in the
                                 name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact that person promptly if you wish to tender your outstanding notes in the exchange offer. See "The Exchange Offer -- Procedures for Tendering."

WITHDRAWAL RIGHTS                You may withdraw the tender of your outstanding
                                 notes any time prior to the expiration date of the exchange offer by delivering a written notice of withdrawal to the exchange agent. You must follow the withdrawal procedures described under the heading "The Exchange
                                 Offer -- Withdrawal of Tenders."

RESALES OF NEW NOTES             We believe that you will be able to offer for
                                 resale, resell or otherwise transfer new notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the federal securities laws, as long as:

                                 - you are acquiring the new notes in the
                                   ordinary course of business;

                                 - you are not participating, and have no
                                   arrangement or understanding with any person to participate, in the distribution of the new notes; and

                                 - you are not an affiliate of Park-Ohio. An
                                   affiliate of Park-Ohio is a person that
                                   "controls, is controlled by, or is under common control with" Park-Ohio.

                                 Our belief is based on interpretations by the staff of the Securities and Exchange Commission set forth in no-action letters issued to third parties not related to us. The SEC's staff has not considered this exchange offer in the context of a no-action letter. We cannot assure you that the SEC's staff would make a similar determination with respect to this exchange offer.

                                 If our belief is not accurate and you transfer a new note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not, and will not, assume or indemnify you against this liability.

                                 Each broker-dealer that receives new notes for its own account in exchange for outstanding notes which were acquired by that broker-dealer as a result of market-making or other trading activities must agree to deliver a prospectus meeting the requirements of the federal securities laws in connection with any resale of the notes. See "The Exchange Offer -- Resale of the New Notes."

EXCHANGE AGENT................   Norwest Bank, National Association is the
                                 exchange agent for the exchange offer. The address, telephone and facsimile numbers of the exchange agent are listed under the heading
                                 "The Exchange Offer -- Exchange Agent."

     See "The Exchange Offer" for more detailed information concerning the exchange offer.

                                   THE NOTES

SECURITIES OFFERED............   $200,000,000 principal amount of 9 1/4% Senior
                                 Subordinated Notes, Series D, which we refer to as the "notes," the "new notes" or the "Series
                                 D Notes".

MATURITY DATE.................   December 1, 2007.

INTEREST RATE.................   9 1/4% per year (calculated using a 360-day
                                 year).

INTEREST PAYMENT DATES........   Each June 1 and December 1, beginning on
                                 December 1, 1999.

RANKING.......................   The notes will not be secured by any
                                 collateral.

                                 The notes will rank below all of our senior debt. Therefore, if we default, you will not be entitled to payment under the notes until the holders of our senior debt collect all of the money we owe them at that time. The notes will effectively rank below all liabilities (including trade payables) of our subsidiaries.

                                 The notes will rank equal to our other senior subordinated debt.

                                 As of March 31, 1999, we estimate that we would have had $271.3 million of debt after issuing the notes, of which approximately $71.3 million would have been senior debt.

OPTIONAL REDEMPTION...........   Except in connection with qualifying equity
                                 offerings by us, we cannot choose to redeem the notes before December 1, 2002. At any time from that date (which may be more than once), we can choose to redeem some or all of the notes at specified prices, plus interest.


                                 Redemption in connection with qualifying equity offerings: at any time (which may be more than once) before December 1, 2000, we can choose to buy back up to 35% of the outstanding notes with money that we raise in one or more qualifying equity offerings, as long as:


                                 - we pay 109.25% of the face amount of the
                                   notes, plus interest;

                                 - we buy the notes back within 60 days of
                                   completing the equity offering; and

                                 - at least 65% of all the notes issued under
                                   the indentures remain outstanding afterwards.

CHANGE OF CONTROL OFFER.......   If we experience a change in control, we must
                                 give holders of the notes the opportunity to sell us their notes at 101% of their face amount, plus interest. We might not be able to pay those holders the required price for notes they present to us at the time of a change of control, because:

                                 - we might not have enough funds at that time;
                                   or

                                 - the terms of our senior debt may prohibit us
                                   from paying.

ASSET SALE PROCEEDS...........   We may have to use the cash proceeds from
                                 selling assets to offer to buy back notes at their face amount, plus accrued interest.

CERTAIN INDENTURE
PROVISIONS....................   The indentures governing the notes will limit
                                 what we, and most or all of our subsidiaries, may do, including our ability to:

                                 - incur more debt;

                                 - pay dividends and make distributions;

                                 - issue stock of subsidiaries;

                                 - make investments;

                                 - repurchase stock;

                                 - create liens;

                                 - enter into transactions with affiliates;

                                 - enter into sale lease-back transactions;

                                 - create dividend or other payment restrictions
                                   with respect to subsidiaries;

                                 - merge or consolidate; and

                                 - transfer or sell assets.

                                 These covenants are subject to a number of important exceptions.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following are the ratio of earnings to fixed charges for each of the years in the five-year period ended December 31, 1998 and for the three months ended March 31, 1998 and 1999.

                                                    THREE MONTHS
                                                       ENDED
                                                     MARCH 31,                   YEAR ENDED DECEMBER 31,
                                                   --------------      --------------------------------------------
                                                   1998      1999      1994      1995      1996      1997      1998
                                                   ----      ----      ----      ----      ----      ----      ----
Ratio of earnings to fixed charges.............    2.0x      2.2x      3.8x      2.8x      2.7x      2.7x      2.1x

                                  RISK FACTORS

     You should carefully consider each of the risk factors and all of the other information set forth in this prospectus before deciding to participate in the exchange offer.

                        FEDERAL INCOME TAX CONSEQUENCES

     Your exchange of an outstanding note for a new note will not constitute a taxable exchange for U.S. federal income tax purposes. See the section titled "Federal Income Tax Consequences" in this prospectus for more information.

                            ------------------------

     Our principal executive office is located at 23000 Euclid Avenue, Cleveland, Ohio 44117, and our telephone number is (216) 692-7200.

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

     The summary historical consolidated financial data set forth below for the three years ended December 31, 1998 have been derived from our consolidated financial statements. Our consolidated financial statements for the three years ended December 31, 1998 have been audited by Ernst & Young LLP, independent auditors. The summary historical consolidated financial data for the three-month periods ended March 31, 1998 and 1999 have been derived from our unaudited consolidated financial statements, which include all adjustments (consisting of normal recurring accruals) that we consider necessary for a fair presentation of our financial position and results of operations for these periods. You should read the following data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and notes thereto, and other financial information included elsewhere in this prospectus. The data for the periods presented are not necessarily comparable because of acquisitions made throughout such periods. The unaudited pro forma consolidated financial information for the year ended December 31, 1998 and the three-month period ended March 31, 1999 has been derived from the unaudited pro forma consolidated financial data included elsewhere in this prospectus. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of results that may be expected for any other interim period or for the year ending December 31, 1999.


                                                                                                  PRO FORMA
                                                     HISTORICAL                           -------------------------
                             ----------------------------------------------------------      YEAR          THREE
                                       YEAR ENDED                THREE MONTHS ENDED          ENDED        MONTHS
                                      DECEMBER 31,                    MARCH 31,            DECEMBER        ENDED
                             ------------------------------   -------------------------       31,        MARCH 31,
                               1996       1997       1998        1998          1999         1998(B)        1999
                             --------   --------   --------   -----------   -----------   -----------   -----------
                                                              (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
SELECTED INCOME STATEMENT
  DATA:
Net sales..................  $347,679   $441,110   $551,793    $136,503      $171,403      $697,872      $171,403
Cost of products sold......   289,400    368,734    455,167     113,171       140,436       573,735       140,436
                             --------   --------   --------    --------      --------      --------      --------
  Gross profit.............    58,279     72,376     96,626      23,332        30,967       124,137        30,967
Selling, general and
  administrative
  expenses.................    38,131     44,396     56,318      14,137        17,952        74,314        17,952
Operating income(a)........    17,496     27,980     40,308       9,195        13,015        49,823        13,015
Interest expense...........     6,947      9,101     17,488       4,152         5,378        23,370(c)      5,842(c)
OTHER FINANCIAL DATA:
Net cash flows provided
  (used) by operating
  activities...............  $  7,726   $(10,039)  $  4,132    $(11,938)     $ 10,926
Net cash flows provided
  (used) by investing
  activities...............    31,611    (77,217)   (62,957)     (6,355)      (35,896)
Net cash flows provided
  (used) by financing
  activities...............   (37,340)    84,411     61,331      17,262        25,132
EBITDA(d)..................    28,146     38,345     53,061      12,926        17,999      $ 68,763      $ 17,999
Depreciation and
  amortization.............     7,998     10,365     12,753       3,731         4,984        18,940         4,984
Capital expenditures.......    15,590     15,947     22,681       6,254         6,304        26,195         6,304
Ratio of earnings to fixed
  charges(e)...............       2.7x       2.7x       2.1x        2.0x          2.2x          2.0x          2.1x



                                                              AS OF MARCH 31, 1999
                                                              --------------------
                                                                   HISTORICAL
                                                              --------------------
                                                                  (UNAUDITED)
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents...................................        $  4,482
Working capital, as adjusted (f)............................         159,877
Total assets................................................         565,281
Total debt..................................................         270,316
Shareholder's equity........................................         145,439


(See footnotes on following page)

     NOTES TO SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

(a) Operating income is defined as net sales less cost of products sold, selling, general and administrative expenses and a restructuring charge. In 1996, we incurred a restructuring charge of $2.7 million relating to the consolidation of three of our consumer products manufacturing facilities into one and the discontinuance of certain of our product lines.

(b) Reflects the operating results of our recent acquisitions from the periods prior to their respective closing dates and certain cost savings that we believe would have been realized and certain estimated incremental expenses relating to selling, general and administrative expenses and amortization of intangible assets that would have been incurred had we consummated our recent acquisitions as of January 1, 1998.


(c) Reflects an interest rate of 9.25% on the notes.


(d) EBITDA is defined as earnings from continuing operations before interest, income taxes, depreciation, amortization, other income and non-recurring items. Non-recurring items include a restructuring charge of $2.7 million in the fourth quarter of 1996 relating to the consolidation of three of our consumer products manufacturing facilities into one and the discontinuance of certain product lines. EBITDA is not a measure of performance under GAAP. While EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity, we understand that EBITDA is customarily used as an indication of a company's ability to incur and service debt. You should read the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections included elsewhere in this prospectus for a discussion of other measures of liquidity and operations that are covered by our consolidated financial statements. EBITDA as defined by us may not be comparable to other similarly titled measures of other companies.

(e) Earnings are defined as earnings from continuing operations before income taxes and fixed charges. Fixed charges are defined as interest expense and a portion of rental expense representing the interest factor, which we estimate to be one-third of rental expense, and amortization of deferred financing costs and premium on the notes.

(f) Working capital, as adjusted, is defined as total current assets excluding cash and cash equivalents less total current liabilities excluding current portion of long-term debt.

                                  RISK FACTORS

     You should carefully consider each of the following factors and all of the other information set forth in this prospectus before deciding to participate in the exchange offer.

RISKS ASSOCIATED WITH THE NOTES

WE HAVE SUBSTANTIAL DEBT THAT COULD PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THESE NOTES.


     We have a substantial amount of outstanding debt. At March 31, 1999, we would have had $271.3 million of debt after issuing the Series C notes, representing approximately 65% of our total capitalization. Our substantial debt may have important consequences to you. For example it could:


     - limit our ability to obtain additional financing for acquisitions, working capital, capital expenditures or other purposes;

     - require us to dedicate a substantial portion of our cash flow to pay our interest expense and debt amortization, which will reduce the funds that would otherwise be available to us for our operations and future business opportunities;

     - limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

     - place us at a competitive disadvantage compared to our competitors that have less debt;

     - increase our vulnerability to general adverse economic and industry conditions; and

     - make it more difficult for us to satisfy our obligations with respect to the notes.

     Our ability to pay interest on the notes and to satisfy our other debt obligations will depend in part upon the future financial and operating performance of our subsidiaries and upon our ability to renew or refinance borrowings or to raise additional equity capital. Prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make these payments. While we believe that cash flow from operations will provide an adequate source of long-term liquidity, a significant drop in operating cash flow resulting from economic conditions, competition or other uncertainties beyond our control would increase the need for alternative sources of liquidity. If we are unable to generate sufficient cash flow to meet our debt service obligations, we will have to pursue one or more alternatives, such as:

     - reducing or delaying capital expenditures;

     - refinancing debt;

     - selling assets; or

     - raising equity capital.

     We cannot assure you that any of those alternatives could be accomplished on satisfactory terms, if at all, or that those actions would yield sufficient funds to retire the notes and the debt senior to the notes.

ADDITIONAL BORROWINGS ARE AVAILABLE -- THE RISKS DESCRIBED ABOVE COULD INCREASE IF WE BORROW MORE MONEY THROUGH OUR REVOLVING CREDIT FACILITY.


     Despite our high level of debt, our revolving credit facility and the indentures governing the Series B notes and the Series C notes permit us to borrow additional money. Any additional debt could rank senior in right of payment to the notes. If we borrow more money, as we intend to do in order to make acquisitions, the related risks described above could be significantly increased.


THE NOTES WILL BE CONTRACTUALLY SUBORDINATED IN RIGHT OF PAYMENT TO ALL OF OUR SENIOR DEBT.

     The notes will be unsecured and rank behind all of our existing and future senior debt, including our obligations under our revolving credit facility. Our debt under the revolving credit facility will also become due prior to the time the principal obligations under the notes become due. As a result of the subordination provisions of the notes, in the event of a liquidation or insolvency, our assets will be available to pay obligations on the notes only after all of our senior debt has been paid in full. After our senior debt has been paid in full there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. If we incur any additional senior subordinated debt, the holders of that debt would be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up. This right may have the effect of reducing the amount of proceeds paid to holders of the notes.

     In addition, no payments may be made with respect to the principal of or premium, if any, or interest on the notes if a payment default exists with respect to our senior debt and, under certain circumstances, no payments may be made with respect to the principal of, or interest on, the notes for a certain period if a non-payment default exists with respect to the senior debt. See "Description of the Notes -- Subordination."

SUBSTANTIAL RESTRICTIONS AND COVENANTS -- RESTRICTIONS AND COVENANTS IN OUR DEBT AGREEMENTS LIMIT OUR ABILITY TO TAKE CERTAIN ACTIONS. WE HAVE LIMITED FLEXIBILITY TO DO SOME CORPORATE FUNCTIONS.


     Our debt agreements, which consist of the indentures covering the Series B notes and the Series C notes and our revolving credit facility, contain a number of significant covenants that, among other things, limit our ability to:


     - incur additional debt or liens;

     - pay dividends or make certain other restricted payments;

     - make investments including the repurchase or redemption of either capital stock or our notes;

     - consummate asset sales;

     - enter into transactions with affiliates;

     - issue capital stock of a subsidiary or create dividend or other payment restrictions with respect to subsidiaries;

     - consolidate or merge with any person or transfer or sell all or substantially all of our assets;

     - make capital investments; and

     - alter the business we conduct.


     In addition, our revolving credit facility requires us to comply with specific financial ratios and tests, under which we are required to achieve specific financial and operating results. Our ability to comply with these provisions may be affected by events beyond our control. A breach of any of these covenants would result in a default under the revolving credit facility. In the event of any default, depending on the actions taken by the lenders under the revolving credit facility, we could be prohibited from making any payments on the notes. In addition, our lenders could elect to declare all amounts borrowed under the revolving credit facility, together with accrued interest thereon, to be due and payable, which would be an event of default under the indentures governing the Series B notes and the Series C notes. As a result of the priority afforded the revolving credit facility, we cannot assure you that we would have sufficient assets to pay debt then outstanding under the revolving credit facility and the indentures. Any future refinancing of the revolving credit facility is likely to contain similar restrictive covenants. See "Description of Other Indebtedness -- Revolving Credit Facility."


FINANCING A CHANGE OF CONTROL OFFER -- WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE A CHANGE OF CONTROL OFFER IF REQUIRED BY THE INDENTURES.

     Upon the occurrence of a change of control, we will be required to make an offer to purchase the notes at a price in cash equal to 101% of their aggregate principal amount, plus any accrued and unpaid interest, to the date of repurchase. Events involving a change of control may result in an event of default under our revolving credit facility and other debt that may be incurred in the future. This could result in an acceleration of the payment of that debt, in which case the subordination provisions of the notes would require payment in full of all senior debt before we can repurchase or make other payments in respect of the notes. See "Description of the Notes -- Change of Control Offer," "Description of the
Notes -- Subordination" and "Description of Other Indebtedness -- Revolving Credit Facility." We cannot assure you that we would have sufficient resources to repurchase the notes or pay our obligations if the debt under the revolving credit facility or other future senior debt were accelerated upon the occurrence of a change of control event. We cannot assure you that we will be able to obtain the consent of the lenders under the revolving credit facility to enable us to repurchase the notes.

OUR SUBSIDIARIES ARE NOT GUARANTORS -- YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES COULD BE ADVERSELY AFFECTED IF ANY OF OUR SUBSIDIARIES DECLARE BANKRUPTCY, LIQUIDATE OR REORGANIZE.

     We are a holding company and conduct substantially all of our operations through various direct and indirect subsidiaries. We depend upon our ability to receive cash from our subsidiaries to meet our debt service and other obligations, including obligations under the notes and the revolving credit facility. Our subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any amounts due under the notes. Our rights, and the rights of our creditors, including holders of the notes, to participate in the distributions of the assets of any subsidiary upon that subsidiary's liquidation or reorganization will be subject to the prior claims of that subsidiary's creditors, including trade creditors. All of our material, domestic subsidiaries guarantee our debt under the revolving credit facility.

RISKS SPECIFIC TO PARK-OHIO AND OUR BUSINESS

DEPENDENCE ON THE AUTOMOTIVE AND TRUCK INDUSTRIES -- THE LOSS OF ANY OF OUR MAJOR AUTOMOTIVE OR TRUCK CUSTOMERS COULD AFFECT OUR FINANCIAL HEALTH.


     We derived 19.6% and 14.9% of our net sales during 1998 from the automobile and truck industries, respectively. Ford and Navistar, our two largest customers, accounted for 7.5% and 5.4%, respectively of our total net sales for the year ended December 31, 1998. The loss of a significant portion of business to Ford, Navistar, or any of our other major automotive or truck customers could have a material adverse effect on our financial condition, liquidity and results of operations. Although we continually engage in efforts to improve and expand our relationships with these customers, we cannot assure you that we will maintain or improve these relationships or that we will continue to supply these customers at current levels.


THE INDUSTRIES IN WHICH WE OPERATE ARE CYCLICAL AND ARE AFFECTED BY THE ECONOMY IN GENERAL.

     We sell products to customers in industries that experience cyclicality in demand for products, such as the construction, industrial equipment, electrical equipment, plumbing and lawn and garden equipment industries. In addition, the automotive and truck industries are highly cyclical and are affected by consumer spending, general economic conditions and the impact of international trade. A downturn in the domestic automotive or truck industry could have a material adverse effect on our financial condition, liquidity and results of operations.


RISKS ASSOCIATED WITH INTEGRATING ACQUISITIONS -- WE MAY NOT BE SUCCESSFUL IN INTEGRATING THE BUSINESSES OBTAINED IN CONNECTION WITH OUR RECENT ACQUISITIONS OR FUTURE ACQUISITIONS.


     We believe we will realize substantial benefits from the successful integration of our recent acquisitions. However, we cannot assure you that we will be able to maintain or improve the operating results of the acquired businesses or that they will be successfully integrated into our operations. We continually evaluate potential acquisitions and intend to actively pursue acquisition opportunities, some of which could be material to us. We may finance future acquisitions from internally generated funds, bank borrowings, public offerings or private placements of equity or debt securities, or a combination of the foregoing. We cannot assure you that we will be able to make acquisitions on terms favorable to us. If we complete any future acquisitions, we may encounter various associated risks, including the possible inability to integrate an acquired business into our operations, increased goodwill amortization, diversion of management's attention and unanticipated problems or liabilities, some or all of which could have a material adverse effect on our operations and financial performance.

DEPENDENCE ON THIRD-PARTY SUPPLIERS AND MANUFACTURERS -- WE DEPEND UPON THIRD PARTIES FOR SUBSTANTIALLY ALL OF OUR RAW MATERIALS AND COMPONENT PARTS.

     The Aluminum and Manufactured Products segments purchase substantially all of their raw materials, principally metals and some component parts incorporated into their products, and Integrated Logistics Solutions purchases substantially all of its fasteners, from third-party suppliers and manufacturers. We believe there are numerous available sources of supply for required raw materials and component parts incorporated into our products with the exception of some specialty fasteners. While we currently maintain alternative sources for raw materials and these component parts, our businesses are subject to the risk of price fluctuations and periodic delays in the delivery of specialty fasteners, raw materials and component parts. Failure by suppliers to continue to supply us with raw materials or these component parts on commercially reasonable terms, or at all, would have a material adverse effect on us. We depend upon the ability of these suppliers, among other things, to meet stringent performance and quality specifications and to conform to delivery schedules. Failure by third-party suppliers to comply with these and other requirements could have a material adverse effect on our financial condition, liquidity and results of operations.

COMPETITION -- WE OPERATE IN HIGHLY COMPETITIVE INDUSTRIES.

     The markets in which the Aluminum and Manufactured Products segments sell their products are highly competitive. Some of our competitors are large companies that have greater financial resources than we have. We believe that the principal competitive factors for Aluminum and Manufactured Products are product quality and conformity to customer specifications, design and engineering capabilities, product development, timeliness of delivery and price. The rapidly evolving nature of the markets in which we compete may attract new entrants as they perceive opportunities, and our competitors may foresee the course of market development more accurately than we do. In addition, our competitors may develop products that are superior to our products or may adapt more quickly than we do to new technologies or evolving customer requirements.

     Integrated Logistics Solutions competes with over 2,500 domestic full-line industrial fastener distributors and other domestic distributors that offer fasteners in addition to other products, as well as a number of fastener manufacturers. In certain circumstances, some fastener manufacturers may sell directly to original equipment manufacturers. Recent trends by original equipment manufacturers to limit their number of outside vendors and moderate growth in the industrial fastener industry have resulted in increased competition as many manufacturers and distributors have reduced prices to compete more effectively. We expect competitive pressures in our markets to remain strong. These pressures arise from existing competitors, other companies that may enter our existing or future markets and, in some cases, our customers, which may decide to produce in-house items we sell. We cannot assure you that we will be able to compete successfully with our competitors. Failure to compete successfully could have a material adverse effect on our financial condition, liquidity and results of operations.

POTENTIAL PRODUCT LIABILITY RISKS EXIST FROM THE PRODUCTS WHICH WE SELL.

     Our businesses expose us to potential product liability risks that are inherent in the design, manufacture and sale of our products and products of third-party vendors that we use or resell. While we currently maintain what we believe to be suitable and adequate product liability insurance, we cannot assure you that we will be able to maintain our insurance on acceptable terms or that our insurance will provide adequate protection against potential liabilities. In the event of a claim against us, a lack of sufficient insurance coverage could have a material adverse effect on our financial condition, liquidity and results of operations. Moreover, even if we maintain adequate insurance, any successful claim could have a material adverse effect on our financial condition, liquidity and results of operations.

ENVIRONMENTAL COMPLIANCE -- IF WE FAIL TO COMPLY WITH ENVIRONMENTAL LAWS AND REGULATIONS, THEN WE MAY INCUR COSTS WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION.

     We are subject to a variety of environmental laws including those which regulate the use, handling, treatment, storage, discharge and disposal of substances and hazardous wastes used or generated in our manufacturing processes. If we fail to comply with present and future environmental laws, we could be subject to future liabilities or the suspension of production. Environmental laws could also restrict our ability to expand our facilities or could require us to acquire costly equipment or to incur other significant expenses in connection with our manufacturing processes. We believe compliance with existing laws and the cost of remediation efforts will not have a material adverse impact on our financial condition, liquidity and results of operations. However, material future expenditures may be necessary if compliance standards change or material unknown conditions are discovered. See "Business -- Environmental Regulations".


GOVERNMENT REGULATION -- PORTIONS OF OUR BUSINESS ARE SUBJECT TO REGULATION UNDER THE FASTENER QUALITY ACT OF 1991.



     The Fastener Quality Act of 1991 regulates the manufacture, importation and distribution of certain high-grade industrial fasteners in the United States. The Fastener Act, which was signed into law on June 8, 1999, requires testing, certification and recordkeeping requirements by the manufacturers, importers and distributors of those fasteners. As a result, we and other fastener suppliers are required to maintain records and product tracking systems and comply with other requirements imposed during the implementation of the Fastener Act. We have tracking and traceability systems, which, to date, have not materially increased expenses. However, we cannot assure you that future regulations will not materially increase our costs.


WE DEPEND HEAVILY ON OUR INFORMATION SYSTEMS -- IF OUR INFORMATION SYSTEMS FAIL, OUR BUSINESS WILL BE MATERIALLY AFFECTED.

     We believe that our computer systems are an integral part of the Integrated Logistics Solutions business, and to a lesser extent, the Aluminum and Manufactured Products segments. We depend on our information systems to process orders, manage inventory and accounts receivable collections, purchase products, maintain cost-effective operations, route and re-route orders and provide superior service to our customers. We cannot assure you that a disruption in the operation of our information systems used by Integrated Logistics Solutions, including the failure of the supply chain management software to function properly, or those used by Aluminum and Manufactured Products will not occur. Any such disruption could have a material adverse effect on our financial condition, liquidity and results of operations.

LABOR RELATIONS -- SOME OF OUR EMPLOYEES BELONG TO LABOR UNIONS AND STRIKES OR WORK STOPPAGES COULD ADVERSELY AFFECT OUR OPERATIONS.


     We are a party to 16 collective bargaining agreements with various labor unions, two of which will expire in 1999. In the aggregate, under those agreements we currently employ approximately 1,000 full-time employees. Our inability to negotiate acceptable contracts with these unions could result in, among other things, strikes, work stoppages or other slowdowns by the affected workers and increased operating costs as a result of higher wages or benefits paid to union members. In the last three years, we have experienced labor strikes at one operating unit of our Manufactured Products segment. While we consider our current relations with our employees to be good, if the unionized workers were to engage in a strike, work stoppage or other slowdown, or other employees were to become unionized, we could experience a significant disruption of our operations and higher ongoing labor costs, which could have a material adverse effect on our business, financial condition and results of operations.


YEAR 2000 -- OUR FAILURE, OR THE FAILURE OF BUSINESSES ON WHICH WE RELY, TO BE YEAR 2000 COMPLIANT COULD NEGATIVELY IMPACT OUR OPERATIONS.

     The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of our computer programs or hardware that have date-sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000. If we and/or third parties on which we rely do not successfully update computer systems to avoid this issue, we could experience system failures or miscalculations, and, as a result, disruptions in our operations. The possible consequences could include, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     During 1996, we developed a task force to monitor and track year 2000 compliance at our operating units. The target for completion of all phases of remediation and testing of our computer systems is the third quarter of this year. We believe, based upon assessments and remediations of our systems completed to date, that the year 2000 issue will not have a material effect on our business operations, consolidated financial condition, cash flows or results of operations. However, we cannot assure you that all phases of our internal assessments and remediations will be completed on schedule. Moreover, we cannot assure you that further testing of our systems will not reveal that the year 2000 issue may have potential material adverse effects on our business.



     Our task force also is reviewing the year 2000 compliance of our key suppliers, customers and service providers in an effort to reduce the potential adverse effect on our operations from non-compliance by those parties. This review is expected to be completed by September 30, 1999. We cannot assure you, however, that our assessment of our systems and those of third parties on which we rely will be completed on schedule. Moreover, due to the general uncertainty inherent in the year 2000 issues, we are unable to determine at this time whether the consequences of year 2000 compliance failures by third parties with whom we transact business would have a material adverse effect on our results of operations or financial condition. Failure by these third parties to be year 2000 compliant, over which we have no control, could have a material adverse effect on our operations.


RISKS ASSOCIATED WITH NOT PARTICIPATING IN THE EXCHANGE OFFER

ANY MARKET FOR THE OUTSTANDING NOTES IS LIKELY TO DECLINE AFTER THE COMPLETION OF THE EXCHANGE OFFER.


     As outstanding notes are tendered and accepted in the exchange offer, the principal amount of remaining outstanding Series C notes and Series B notes will decrease. This decrease will reduce the liquidity of the trading market for those outstanding notes. There can be no assurance that any trading market that has developed for those outstanding notes will continue to exist after the completion of the exchange offer. See "The Exchange Offer -- Consequences of Failure to Exchange."



IF YOU DO NOT EXCHANGE YOUR OUTSTANDING SERIES C NOTES, YOU WILL REMAIN SUBJECT TO TRANSFER RESTRICTIONS.



     Park-Ohio has not registered the outstanding Series C notes under the federal securities laws. Outstanding Series C notes that are not exchanged and remain outstanding after the completion of the exchange offer will remain subject to the transfer restrictions under applicable securities laws. This means that you will be able to transfer, sell or trade your outstanding notes only through an exemption from the registration requirements of the federal securities laws. See "The Exchange Offer -- Consequences of Failure to Exchange."

                                USE OF PROCEEDS


     There will be no cash proceeds from the issuance of the new notes. The proceeds from the issuance and sale of the outstanding notes were used to repay $49.0 million of our borrowings under the revolving credit facility which were used to complete recent acquisitions. As of March 31, 1999, the interest rate on our revolving credit facility was approximately 6.0%. Subsequent to the offering of the Series C notes, we borrowed approximately $30 million under our revolving credit facility to complete the acquisition of Columbia Nut & Bolt and Industrial Fasteners. See "Summary -- Recent Developments." For a description of the terms of our revolving credit facility see "Description of Other Indebtedness -- Revolving Credit Facility."


                                 CAPITALIZATION

     The following table sets forth the capitalization of our company as of March 31, 1999, on an actual basis and on a pro forma basis after giving effect to the offering of the notes. You should read the information in this table in conjunction with the "Selected Historical Consolidated Financial Data," "Unaudited Pro Forma Consolidated Income Statement Data," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of this prospectus, as well as our consolidated financial statements and the notes thereto, which are included in this prospectus.

                                                               AS OF MARCH 31, 1999
                                                              -----------------------
                                                               ACTUAL      PRO FORMA
                                                              ---------    ----------
                                                              (DOLLARS IN THOUSANDS)
Cash and cash equivalents...................................  $  4,482      $  4,482
                                                              ========      ========
Revolving credit facility(a)................................  $111,500      $ 62,500
Other debt(b)...............................................     8,816         8,816
Senior subordinated notes...................................   150,000       200,000
                                                              --------      --------
          Total debt........................................   270,316       271,316
Shareholder's equity........................................   145,439       145,439
                                                              --------      --------
          Total capitalization..............................  $415,755      $416,755
                                                              ========      ========

---------------

(a) The revolving credit facility is a $150.0 million senior unsecured revolving credit facility. See "Description of Other Indebtedness -- Revolving Credit Facility."

(b) Other debt is comprised primarily of industrial revenue bonds, state loans and capital leases. See "Description of Other Indebtedness."

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

     The selected historical consolidated financial data set forth below for the five years ended December 31, 1998 have been derived from our consolidated financial statements. Our consolidated financial statements for the five years ended December 31, 1998 have been audited by Ernst & Young LLP, independent auditors. The selected historical consolidated financial data for the three-month periods ended March 31, 1998 and 1999 have been derived from our unaudited consolidated financial statements, which include all adjustments (consisting of normal recurring accruals) that we consider necessary for a fair presentation of our financial position and results of operations for these periods. You should read the following data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and notes thereto, and other financial information included elsewhere in this prospectus. The data for the periods presented are not necessarily comparable because of acquisitions made throughout such periods. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of results that may be expected for any other interim period or for the year ending December 31, 1999.

                                                                                            THREE MONTHS ENDED
                                                YEARS ENDED DECEMBER 31,                         MARCH 31,
                                  ----------------------------------------------------   -------------------------
                                    1994       1995       1996       1997       1998        1998          1999
                                  --------   --------   --------   --------   --------   -----------   -----------
                                                                                         (UNAUDITED)   (UNAUDITED)
SELECTED INCOME STATEMENT DATA:
Net sales.......................  $129,216   $289,501   $347,679   $441,110   $551,793    $136,503      $171,403
Cost of products sold...........   104,225    240,871    289,400    368,734    455,167     113,171       140,436
                                  --------   --------   --------   --------   --------    --------      --------
  Gross profit..................    24,991     48,630     58,279     72,376     96,626      23,332        30,967
Selling, general and
  administrative expenses.......    16,838     30,020     38,131     44,396     56,318      14,137        17,952
Restructuring charge............        --         --      2,652         --         --          --            --
                                  --------   --------   --------   --------   --------    --------      --------
  Operating income (a)..........     8,153     18,610     17,496     27,980     40,308       9,195        13,015
Other income....................        --       (214)    (4,204)(b)     (320)       --         --            --
Interest expense................     1,501      5,911      6,947      9,101     17,488       4,152         5,378
                                  --------   --------   --------   --------   --------    --------      --------
Income from continuing
  operations before income
  taxes.........................     6,652     12,913     14,753     19,199     22,820       5,043         7,637
Income taxes (benefit)..........    (1,826)    (6,900)     5,060      7,903      9,726       2,169         3,289
                                  --------   --------   --------   --------   --------    --------      --------
Income from continuing
  operations before
  extraordinary charge..........  $  8,478   $ 19,813   $  9,693   $ 11,296   $ 13,094    $  2,874      $  4,348
                                  ========   ========   ========   ========   ========    ========      ========
OTHER DATA:
Net cash flows provided (used)
  by operating activities.......  $  9,027   $ (3,992)  $  7,726   $(10,039)  $  4,132    $(11,938)     $ 10,926
Net cash flows provided (used)
  by investing activities.......   (16,772)   (49,425)    31,611    (77,217)   (62,957)     (6,355)      (35,896)
Net cash flows provided (used)
  by financing activities.......     9,784     53,907    (37,340)    84,411     61,331      17,262        25,132
EBITDA (c)......................    11,366     24,888     28,146     38,345     53,061      12,926        17,999
Capital expenditures............    11,749     13,632     15,590     15,947     22,681       6,254         6,304
Ratio of earnings to fixed
  charges (d)...................       3.8x       2.8x       2.7x       2.7x       2.1x        2.0x          2.2x

   See accompanying Notes to Selected Historical Consolidated Financial Data.

                                                    AS OF DECEMBER 31,                         AS OF MARCH 31,
                                   ----------------------------------------------------   -------------------------
                                     1994       1995       1996       1997       1998        1998          1999
                                   --------   --------   --------   --------   --------   -----------   -----------
                                                                                          (UNAUDITED)   (UNAUDITED)
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents........  $  2,172   $  2,662   $  4,659   $  1,814   $  4,320    $    783      $  4,482
Working capital, as adjusted
  (e)............................    27,677     98,110    100,247    145,102    172,889     161,331       159,877
Total assets.....................   128,396    301,747    282,910    413,109    489,554     445,830       565,281
Total debt.......................    32,001    118,738     82,989    172,755    238,105     190,181       270,316
Shareholders' equity.............    46,530     95,542    115,069    129,010    140,842     134,196       145,439

   See accompanying Notes to Selected Historical Consolidated Financial Data

            NOTES TO SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

(a) Operating income is defined as net sales less cost of products sold, selling, general and administrative expenses and a restructuring charge. In 1996, we incurred a restructuring charge of $2.7 million relating to the consolidation of three of our consumer products manufacturing facilities into one and the discontinuance of certain or our product lines.

(b) In 1996, other income was comprised of:

    - a gain of $2.7 million in connection with the full settlement of subordinated notes receivable resulting from the sale of two manufacturing facilities; and

    - a gain of $1.5 million on the sale of certain securities by us in the third quarter of 1996.

(c) EBITDA is defined as earnings from continuing operations before interest, income taxes, depreciation, amortization, other income and non-recurring items. Non-recurring items include a restructuring charge of $2.7 million in the fourth quarter of 1996 relating to the consolidation of three of our consumer products manufacturing facilities into one and the discontinuance of certain product lines. EBITDA is not a measure of performance under GAAP. While EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity, we understand that EBITDA is customarily used as an indication of a company's ability to incur and service debt. You should read the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section in this prospectus for a discussion of other measures of liquidity and operations that are covered by our consolidated financial statements. EBITDA as defined by us may not be comparable to other similarly titled measures of other companies.

(d) Earnings are defined as earnings from continuing operations before income taxes and fixed charges. Fixed charges are defined as interest expense and a portion of rental expense representing the interest factor, which we estimate to be one-third of rental expense, and amortization of deferred financing costs and premium on the notes.

(e) Working capital, as adjusted, is defined as total current assets excluding cash and cash equivalents less total current liabilities excluding current portion of long-term debt.

             UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT DATA

     The following Unaudited Pro Forma Consolidated Income Statement Data are adjusted to give effect to our recent acquisitions and the consummation of the offering of the notes as if these events occurred as of the beginning of the periods presented. The Unaudited Pro Forma Consolidated Income Statement Data combine our historical operating results with the historical operating results of our recent acquisitions prior to the dates we made such acquisitions using the purchase method of accounting. The pro forma operating results are presented for informational purposes only and are not necessarily indicative of the operating results that we would have achieved had these acquisitions actually occurred at the beginning of each period presented, nor do they necessarily indicate results of future operations.

     The Unaudited Pro Forma Consolidated Income Statement Data are based on the assumptions set forth in the notes to such statements, and you should read them in conjunction with our consolidated financial statements and notes thereto included elsewhere in this prospectus.

             UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT DATA
                   FOR THE THREE MONTHS ENDED MARCH 31, 1999
                             (DOLLARS IN THOUSANDS)

                                                         HISTORICAL    REFINANCING     PRO FORMA
                                                         COMPANY(A)    ADJUSTMENTS    AS ADJUSTED
                                                         ----------    -----------    -----------
SELECTED INCOME STATEMENT DATA:
Net sales..............................................   $171,403        $  --        $171,403
Cost of products sold..................................    140,436           --         140,436
                                                          --------        -----        --------
  Gross profit.........................................     30,967           --          30,967
Selling, general and administrative expenses...........     17,952           --          17,952
                                                          --------        -----        --------
  Operating income.....................................     13,015           --          13,015
Interest expense.......................................      5,378          464 (b)       5,842
                                                          --------        -----        --------
  Income before income taxes...........................      7,637          (464)           7,173
Income taxes...........................................      3,289         (176)(c)         3,113
                                                          --------        -----        --------
  Net income...........................................   $  4,348     $    (288)      $  4,060
                                                          ========        =====        ========
OTHER FINANCIAL DATA:
Operating income.......................................   $ 13,015        $  --        $ 13,015
Plus: Depreciation and amortization....................      4,984           --           4,984
                                                          --------        -----        --------
EBITDA (d).............................................   $ 17,999        $  --        $ 17,999
                                                          ========        =====        ========
Capital expenditures...................................   $  6,304        $  --        $  6,304
Ratio of earnings to fixed charges (e).................        2.2x          --             2.1x

  See accompanying Notes to Unaudited Pro Forma Consolidated Income Statement
                                     Data.

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT DATA
                   FOR THE THREE MONTHS ENDED MARCH 31, 1999
                             (DOLLARS IN THOUSANDS)


     (a) Historical results for the three-month period ended March 31, 1999 include the results for Metalloy, St. Louis Screw and Bolt and PMC from their respective dates of acquisition. Our acquisition of Metalloy occurred on January 4, 1999. Our acquisition of St. Louis Screw and Bolt on January 29, 1999 was considered effective January 1, 1999 and PMC was not operating in 1999 until we acquired it. Acquisition adjustments are therefore not required for these three acquisitions. As the acquisitions of Columbia Nut & Bolt and Industrial Fasteners did not take place until July 1999, and are not material to Park-Ohio, their results have not been included in the pro forma financial statements.


     (b) Reflects the following adjustments to interest expense:


         Interest expense -- notes offered hereby(1)............    $1,156
         Interest expense -- existing notes(2)..................     3,469
         Interest expense -- revolving credit facility(3).......       937
         Interest expense -- other debt.........................       109
         Amortization of deferred financing fees, net of premium
          on notes..............................................       171
                                                                    ------
         Pro forma interest expense.............................     5,842
         Less: historical interest expense......................     5,378
                                                                    ------
              Total adjustment..................................    $  464
                                                                    ======


        (1) Reflects an interest rate of 9.25%.

        (2) Reflects an interest rate of 9.25%.

        (3) Reflects the current interest rate of 6.00%.

     (c) Adjustment necessary to reflect income tax expense at our incremental effective income tax rate of 38%.

     (d) EBITDA is defined as earnings from continuing operations before interest, income taxes, depreciation and amortization. EBITDA is not a measure of performance under GAAP. While EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity, we understand that EBITDA is customarily used as an indication of a company's ability to incur and service debt. You should read the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section included elsewhere in this prospectus for a discussion of other measures of liquidity and operations that are covered by our consolidated financial statements. EBITDA as defined by us may not be comparable to other similarly titled measures of other companies.

     (e) Earnings are defined as earnings from continuing operations before income taxes and fixed charges. Fixed charges are defined as interest expense and a portion of rental expense representing the interest factor, which we estimate to be one-third of rental expense, and amortization of deferred financing costs and premium on the notes.

             UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT DATA
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                             (DOLLARS IN THOUSANDS)

                                     HISTORICAL
                            ----------------------------
                                             RECENT         ACQUISITION     PRO FORMA   REFINANCING    PRO FORMA
                            COMPANY(A)   ACQUISITIONS(B)   ADJUSTMENTS(C)    COMPANY    ADJUSTMENTS   AS ADJUSTED
                            ----------   ---------------   --------------   ---------   -----------   -----------
SELECTED INCOME STATEMENT
  DATA:
Net sales.................   $551,793       $146,079         $       --     $697,872     $      --     $697,872
Cost of products sold.....    455,167        119,737             (1,169)(d)  573,735            --      573,735
                             --------       --------         ----------     --------     ---------     --------
  Gross profit............     96,626         26,342              1,169      124,137            --      124,137
Selling, general and
  administrative
  expenses................     56,318         21,746             (4,508)(e)   74,314            --       74,314
                                   --             --                758(f)        --            --           --
                             --------       --------         ----------     --------     ---------     --------
  Operating income........     40,308          4,596              4,919       49,823            --       49,823
Interest expense..........     17,488          3,304                 --       20,792         2,578(g)    23,370
                             --------       --------         ----------     --------     ---------     --------
  Income before income
    taxes.................     22,820          1,292              4,919       29,031        (2,578)      26,453
Income taxes..............      9,726            396              1,869(h)    11,991          (980)(h)    11,011
                             --------       --------         ----------     --------     ---------     --------
  Net income..............   $ 13,094       $    896         $    3,050     $ 17,040     $  (1,598)    $ 15,442
                             ========       ========         ==========     ========     =========     ========
OTHER FINANCIAL DATA:
Operating income..........   $ 40,308       $  4,596         $    4,919     $ 49,823     $      --     $ 49,823
Plus: Depreciation and
  amortization............     12,753          5,429                758       18,940            --       18,940
                             --------       --------         ----------     --------     ---------     --------
EBITDA (i)................   $ 53,061       $ 10,025         $    5,677     $ 68,763     $      --     $ 68,763
                             ========       ========         ==========     ========     =========     ========
Capital expenditures......   $ 22,681       $  3,514         $       --     $ 26,195     $      --     $ 26,195
Ratio of earnings to fixed
  charges (j).............        2.1x            --                 --           --            --          2.0x

  See accompanying Notes to Unaudited Pro Forma Consolidated Income Statement
                                     Data.

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT DATA
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                             (DOLLARS IN THOUSANDS)

     (a) Historical results for the year ended December 31, 1998 include the results for Direct as of April 14, 1998 and Gateway as of October 8, 1998.


     (b) The following table reflects the operating results of our recent acquisitions from January 1, 1998 to the earlier of their respective dates of acquisition or December 31, 1998 (As the acquisition of Columbia Nut & Bolt and Industrial Fasteners did not take place until July 1999, and are not material to Park-Ohio, their results have not been included in the pro forma financial statements.):


                                                                                 ST. LOUIS
                                                                                   SCREW
                                                DIRECT    GATEWAY    METALLOY    AND BOLT       PMC       TOTAL
                                                ------    -------    --------    ---------    -------    --------
          SELECTED INCOME STATEMENT DATA:
          Net sales...........................  $2,046    $32,093    $94,789      $6,772      $10,379    $146,079
          Cost of products sold...............   1,309    19,411      86,173       5,516        7,328     119,737
                                                ------    -------    -------      ------      -------    --------
          Gross profit........................     737    12,682       8,616       1,256        3,051      26,342
          Selling, general and administrative
            expenses..........................     420    10,393       6,048       1,233        3,652      21,746
                                                ------    -------    -------      ------      -------    --------
          Operating income (loss).............     317     2,289       2,568          23         (601)      4,596
          Interest expense....................      --       396         873          --        2,035       3,304
                                                ------    -------    -------      ------      -------    --------
          Income (loss) before income taxes...     317     1,893       1,695          23       (2,636)      1,292
          Income taxes........................      12        --         384          --           --         396
                                                ------    -------    -------      ------      -------    --------
          Net income (loss)...................  $  305    $1,893     $ 1,311      $   23      $(2,636)   $    896
                                                ======    =======    =======      ======      =======    ========
          OTHER FINANCIAL DATA:
          EBITDA..............................  $  323    $2,685     $ 7,315      $   61      $  (359)   $ 10,025
          Depreciation and amortization.......       6       396       4,747          38          242       5,429
          Capital expenditures................      --     1,380       1,893          94          147       3,514

     (c) Reflects adjustments for certain cost savings that we believe would have been realized and certain estimated incremental expenses relating to selling, general and administrative expenses and amortization of intangible assets that would have been incurred had we consummated our recent acquisitions as of January 1, 1998.

     (d) Reflects a cost saving adjustment of $1,169 to cost of products sold due to the elimination of duplicative operating personnel in conjunction with our recent acquisitions.

     (e) Reflects the following cost saving adjustments to selling, general and administrative expenses in conjunction with our recent acquisitions:

         Elimination of duplicative personnel...................    $3,299
         Reduction in insurance and pension costs...............       834
         Elimination of compensation to previous owners.........       375
                                                                    ------
              Total adjustment..................................    $4,508
                                                                    ======

     (f) Reflects additional amortization of goodwill over 40 years as a result of our recent acquisitions.

     (g) Reflects the following adjustments to interest expense:

         Interest expense -- notes offered hereby(1)............    $ 4,625
         Interest expense -- existing notes(2)..................     13,875
         Interest expense -- revolving credit facility(3).......      3,750
         Interest expense -- other debt.........................        436
         Amortization of deferred financing fees, net of premium
          on notes..............................................        684
                                                                    -------
         Pro forma interest expense.............................     23,370
         Less: historical interest expense......................     20,792
                                                                    -------
              Total adjustment..................................    $ 2,578
                                                                    =======

        (1) Reflects an interest rate of 9.25%.

        (2) Reflects an interest rate of 9.25%.

        (3) Reflects the current interest rate of 6.00%.

     (h) Adjustment necessary to reflect income tax expense at our incremental effective income tax rate of 38%.

     (i) EBITDA is defined as earnings from continuing operations before interest, income taxes, depreciation and amortization. EBITDA is not a measure of performance under GAAP. While EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity, we understand that EBITDA is customarily used as an indication of a company's ability to incur and service debt. You should read the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section included elsewhere in this prospectus for a discussion of other measures of liquidity and operations that are covered by our consolidated financial statements. EBITDA as defined by us may not be comparable to other similarly titled measures of other companies.

     (j) Earnings are defined as earnings from continuing operations before income taxes and fixed charges. Fixed charges are defined as interest expense and a portion of rental expense representing the interest factor, which we estimate to be one-third of rental expense, and amortization of deferred financing costs and premium on the notes.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER


     We sold the Series C notes to the initial purchasers on June 2, 1999. As a condition to the sale of those notes, we entered into a registration rights agreement which requires us, unless not permitted by applicable law or Securities and Exchange Commission policy, to:


     - file with the SEC a registration statement under the Securities Act with respect to the new notes within 45 days after June 2, 1999;

     - use our best efforts to cause that registration statement to become effective under the Securities Act within 130 days after June 2, 1999; and

     - upon effectiveness of the registration statement, commence the exchange offer and keep it open for at least 30 days (or a longer period if required by law) and deliver to the exchange agent new notes in the same aggregate principal amount as the outstanding notes that were tendered by holders in the exchange offer.

     A copy of the registration rights agreement has been filed as an exhibit to the registration statement which was filed with the SEC. The registration statement also includes this prospectus.

     You are a holder, or a person to whom this exchange offer is made, if you are a person in whose name any outstanding notes are registered on Park-Ohio's books or if you have obtained a properly completed assignment of those notes from a registered holder.

     In order to participate in the exchange offer, you must represent to Park-Ohio that:

     - the new notes being acquired in the exchange offer are being obtained in the ordinary course of business of the person receiving those new notes;

     - neither you nor any other person receiving the new notes is engaging in or intends to engage in a distribution of the new notes;

     - neither you nor any other person receiving the new notes has an arrangement or understanding with any person to participate in the distribution of the new notes; and

     - neither you nor any other person receiving the new notes is an "affiliate" of Park-Ohio. An affiliate is any person who "controls, is controlled by, or is under the common control with," Park-Ohio.

RESALE OF THE NEW NOTES


     In exchange for properly tendered outstanding notes, the new notes will be issued without a restrictive legend and may be reoffered and resold by the holder without the restrictions and limitations imposed by the Securities Act of 1933 on the outstanding Series C notes. Outstanding notes that are not tendered for exchange under the exchange offer will remain outstanding and holders of those notes will be entitled to the rights as set forth in the indentures. However, the holders of the outstanding notes will not retain any rights under the registration rights agreement, including the right to receive additional incremental interest on the outstanding notes in the event that the registration statement has not been filed or become effective within specified time periods. Untendered outstanding Series C notes will remain subject to the transfer restrictions imposed by the Securities Act of 1933. See "Consequences of Failure to Exchange."


     The conclusion that the new notes may be reoffered and resold by the holder without transfer restrictions is based on previous interpretations by the Staff of the SEC in no-action letters issued to third parties, including "Exxon Capital Holdings Corporation" (available May 13, 1988), "Morgan Stanley & Co. Incorporated" (the "Morgan Stanley Letter"), Mary Kay Cosmetics, Inc." (available June 5, 1991), "Warnaco, Inc." (available October 11, 1991, and "K-III Communications Corp." (available May 14, 1993). This conclusion also relies on the representations described above that must be made by you and by any other tendering holder before participating in the exchange offer.

     Any holder who tenders in the exchange offer with the intention of participating in a distribution of the new notes cannot rely on this conclusion and must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction. If our conclusion regarding resale of the new notes is inaccurate, holders who transfer new notes in violation of the prospectus delivery provisions of the Securities Act of 1933 and without an exemption from registration may incur liability. We will not assume, or indemnify holders against, this liability.

     The exchange offer is not being made to, and we will not accept tenders from, holders of outstanding notes in any jurisdiction where the exchange offer or the acceptance of outstanding notes would not be in compliance with the securities or blue sky laws of that jurisdiction.

SPECIAL RULES FOR BROKER-DEALERS

     Each broker-dealer that receives new notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of new notes. In order to facilitate the disposition of new notes by broker-dealers participating in the exchange offer, we have agreed, for a period of 180 days following the expiration of the exchange offer and, subject to specific conditions, to make this prospectus, as it may be amended or supplemented from time to time, available for delivery by those broker-dealers to satisfy their prospectus delivery obligations under the Securities Act.

TERMS OF THE EXCHANGE OFFER

     If the terms and conditions described in this prospectus and in the accompanying Letter of Transmittal are met, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date.

     This prospectus, together with the Letter of Transmittal, is being sent to all registered holders of the outstanding notes. There will be no fixed record date for determining registered holders of the outstanding notes entitled to participate in the exchange offer. Instead, holders of the outstanding notes must tender their certificates or cause their outstanding notes to be tendered by book-entry transfer prior to the expiration date in order to participate.

     The exchange agent, Norwest Bank, National Association will act as agent for the tendering holders for the purposes of receiving new notes from Park-Ohio. Park-Ohio will be deemed to have accepted validly tendered outstanding notes when we have given oral or written notice to the exchange agent. If any tendered outstanding notes are not accepted for exchange because of an invalid tender or any other reason, certificates for those unaccepted outstanding notes will be returned, without expense to the tendering holder, as promptly as practicable after the expiration date of the exchange offer. Any unaccepted outstanding notes tendered by book-entry transfer will be credited to an account maintained with The Depository Trust Company, without expense to the tendering holder, as promptly as practicable after the expiration date. See "Procedures for Tendering."

     Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the accompanying Letter of Transmittal, transfer taxes with respect to the exchange.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The expiration date will be 5:00 p.m., New York City time on             ,
1999, unless, in our sole discretion, we extend the exchange offer. If extended, the expiration date will then be the latest date and time to which the exchange offer is extended.

     We will notify the exchange agent of any extension by oral (promptly confirmed in writing) or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously schedule expiration date and will also make a public announcement of any extension through a release to an appropriate news agency.

     We reserve the right, in our sole discretion to:

     - delay accepting any outstanding notes,

     - extend the exchange offer, if any of the conditions set forth below under "Conditions" have not been satisfied,

     - terminate the exchange offer, if any of the conditions set forth below under "Conditions" have not been satisfied,

     - amend the terms of the exchange offer in any manner consistent with the registration rights agreement.

     Any delay in acceptances, extension, termination, or amendment of the exchange offer will be followed as promptly as practicable by oral or written notice to the registered holders. We have no obligation to publish, advertise or otherwise communicate this notice other than our obligation to make a timely release to a news agency.

     If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose that amendment in a prospectus supplement that will be distributed to all registered holders. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will also extend the exchange offer for a period of five to ten business days, if the exchange offer would otherwise expire during that five to ten business day period.

     Issuance of new notes in exchange for accepted outstanding notes will be made only after the exchange agent receives:

     - certificates for the outstanding notes, or a timely confirmation of book-entry transfer of such outstanding notes into the exchange agent's account at The Depository Trust Company;

     - a properly completed and duly executed Letter of Transmittal; and

     - all other required documents.

     However, we reserve the absolute right to waive any defects or irregularities in the tender of outstanding notes or in the satisfaction of conditions of the exchange offer by a holder. If:

     - any tendered outstanding notes are not accepted for any reason;

     - the holder withdraws their previously tendered outstanding notes; or

     - outstanding notes are submitted for a greater principal amount of outstanding notes than the holder desires to exchange;

then any such unaccepted, withdrawn or portion of non-exchanged outstanding notes will be returned as promptly as practicable after the expiration or termination of the exchange offer without expense to the tendering holder. In the case of outstanding notes tendered by book-entry transfer, such unaccepted, withdrawn or portion of non-exchanged outstanding notes will be credited to an account maintained with The Depository Trust Company without expense to the tendering holder.

CONDITIONS

     We will not be required to exchange any new notes for outstanding notes, and we may terminate the exchange offer before the acceptance of any outstanding notes for exchange, if:

     - any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer;

     - any law, statute, rule or regulation is proposed, adopted or enacted, or any interpretation of any existing law, statute, rule or regulation is issued by the staff of the SEC, which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer; or

     - any governmental approval or approval by holders of the outstanding notes has not been obtained, if we deem, in our reasonable judgment, that such approval is necessary for the consummation of the exchange offer.

     If we determine in our sole discretion that any of these conditions are not satisfied, we may:

     - refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, or, in the case of outstanding notes tendered by book-entry transfer, credit such outstanding notes to an account maintained with The Depository Trust Company;

     - extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject to the rights of holders to withdraw their tender of outstanding notes; or

     - waive any unsatisfied conditions and accept all properly tendered outstanding notes that have not been withdrawn.

     See "-- Expiration Date; Extensions; Amendments."

PROCEDURES FOR TENDERING

     To tender in the exchange offer, a holder must:

     - complete, sign and date the Letter of Transmittal, or a facsimile;

     - have the signatures on the Letter of Transmittal guaranteed if required by the Letter of Transmittal, and

     - mail or otherwise deliver the Letter of Transmittal or facsimile to the exchange agent before the expiration date.

     In addition, a holder must comply with the guaranteed delivery procedures described below if:

     - certificates for outstanding notes and the Letter of Transmittal will not be received by the exchange agent before the expiration date; or

     - a timely confirmation of book-entry transfer of outstanding notes into the exchange agent's account at The Depository Trust Company will not be received by the exchange agent before the expiration date.

     To be effectively tendered, the Letter of Transmittal and other required documents must be received by the exchange agent at the address set forth below under "-- Exchange Agent" before the expiration date.

     A tender by a holder of outstanding notes that is not withdrawn before the expiration date will constitute an agreement between Park-Ohio and the holder in accordance with the terms, and subject to the conditions, set forth in this prospectus and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF OUTSTANDING NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, YOU SHOULD USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. DO NOT SEND THE LETTER OF TRANSMITTAL OR OUTSTANDING NOTES TO PARK-OHIO. YOU MAY REQUEST THAT YOUR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES, OR NOMINEES TENDER YOUR OUTSTANDING NOTES FOR YOU.

     If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee, and you wish to tender your outstanding notes, you should contact the registered holder promptly and instruct the registered holder to tender your outstanding notes on your behalf. If you are a beneficial owner and wish to tender your outstanding notes on your own behalf, you must, before completing and executing the Letter of Transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed assignment from the registered holder. The transfer of registered ownership of outstanding notes may take a long time.

     Signatures on a Letter of Transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless the outstanding notes are

     - tendered by a registered holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal; or

     - tendered for the account of an eligible institution.

If signatures on a Letter of Transmittal or a notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. Eligible institutions include:

     - a member firm of a registered national securities exchange;

     - a member firm of the National Association of Securities Dealers, Inc.;

     - a commercial bank having an office or correspondent in the U.S.; and

     - an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934.

     If the Letter of Transmittal is signed by a person other than the registered holder, those outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as their name appears on their outstanding notes.

     If the Letter of Transmittal, any outstanding notes or any bond power is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should indicate their capacity when signing. Unless waived, evidence satisfactory to us of that person's authority to act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes, and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, which will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the Letter of Transmittal, will be final and binding on all parties.

     Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time period we designate. Although we intend to notify holders of defects or irregularities in the tender of outstanding notes, neither we, nor the exchange agent or any other person will be liable for failure to give such notification. Tenders of outstanding notes will not be deemed to have been made until all defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the exchange agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the expiration date.

     In addition, we reserve the right, in our sole discretion, to purchase or make offers for any outstanding notes that remain outstanding subsequent to the expiration date. To the extent permitted by applicable law and the terms of our agreements relating to our outstanding indebtedness, we may purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account for the outstanding notes at The Depository Trust Company for the purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in The Depository Trust Company's system may make book-entry delivery of outstanding notes by causing The Depository Trust Company to transfer such outstanding notes into the exchange agent's account at The Depository Trust Company in accordance with its transfer procedures. Even though delivery of outstanding notes may be effected through book-entry transfer at The Depository Trust Company,

     - a holder must comply with the guaranteed delivery procedures described below; or

     - the Letter of Transmittal or a facsimile, with any required signature guarantees and any other required documents, must be received by the exchange agent at the address set forth below under "Exchange Agent" on or before the expiration date.

     Delivery of documents to The Depository Trust Company in accordance with its procedures does not constitute delivery to the exchange agent.

GUARANTEED DELIVERY PROCEDURES

     If your outstanding notes are not immediately available or you are unable to deliver your outstanding notes, the Letter of Transmittal, or any other required documents to the exchange agent prior to the expiration date, you may effect a tender if:

     - the tender is made through an eligible institution; and

     - before the expiration date, the exchange agent receives from an eligible institution a properly completed and duly executed "Notice of Guaranteed Delivery" substantially in the form provided by us which

        - states the name and address of the holder;

        - states the certificate number(s) of such outstanding notes;

        - states the principal amount of outstanding notes tendered;

        - states that the tender is being made through the guaranteed delivery procedures; and

        - guarantees that, within three New York Stock Exchange trading days after the expiration date, the following documents will be deposited by the eligible institution with the exchange agent:

           - the Letter of Transmittal, or a facsimile thereof; and

           - the certificate(s) representing the outstanding notes in proper form for transfer or a confirmation of book-entry transfer; and

           - any other documents required by the Letter of Transmittal; and

        - a properly completed and executed Letter of Transmittal, or a facsimile, the certificate(s) representing all tendered outstanding notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date of the exchange offer.

     Upon request, the exchange agent will send a Notice of Guaranteed Delivery to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

     To withdraw a tender of outstanding notes, a written or facsimile transmission of a notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

     - specify the name of the person who deposited the outstanding notes that are being withdrawn;

     - identify the tendered outstanding notes to be withdrawn, including the certificate number(s);

     - be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the exchange agent register the transfer of such outstanding notes in the name of the person withdrawing the tender;

     - specify the name in which any outstanding notes are to be registered, if different from that of the person who deposited the notes to be withdrawn; and

     - any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no new notes will be issued unless the withdrawn outstanding notes are validly retendered. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the expiration date.

TERMINATION OF RIGHTS ACCORDED BY THE REGISTRATION RIGHTS AGREEMENT

     All rights under the registration rights agreement accorded to holders of outstanding notes will terminate upon the consummation of the exchange offer. However, Park-Ohio will be obligated:

          - to keep the registration statement effective until the closing of the exchange offer; and

          - for up to 180 days after the expiration date, to provide copies of the latest version of this prospectus to any broker-dealer that requests copies of the prospectus for use in connection with any resale of new notes received for its own account through the exchange of outstanding notes acquired for its own account as a result of market-making or other trading activities, subject to the conditions described under "-- Resale of the Exchange Notes."

EXCHANGE AGENT

     Norwest Bank Minnesota, National Association has been appointed as the exchange agent for the exchange offer. All questions and requests for assistance as well as all correspondence in connection with the exchange offer and the Letter of Transmittal should be addressed to the exchange agent, as follows:

      By Registered or Certified Mail:                     By Overnight Courier:
Norwest Bank Minnesota, National Association          Norwest Bank Minnesota, National
         Corporate Trust Operations                             Association
               P.O. Box 1517                             Corporate Trust Operations
         Minneapolis, MN 55480-1517                            Norwest Center
                                                            Sixth and Marquette
                                                         Minneapolis, MN 55479-0113

                  By Hand:                                     By Facsimile:
Norwest Bank Minnesota, National Association          Norwest Bank Minnesota, National
         Corporate Trust Operations                             Association
         Northstar East, 12th Floor                      Corporate Trust Operations
               608 2nd Avenue                                  (612) 667-4927
           Minneapolis, MN 55402                           Confirm by telephone:
                                                               (612) 667-9764

     Requests for additional copies of this prospectus, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the exchange agent.

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders of outstanding notes. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of Park-Ohio and its affiliates.

     We have not retained any dealer-manager or other soliciting agent in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its related reasonable out-of-pocket expenses.

     We will pay the cash expenses to be incurred in connection with the offering of the new notes. These expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.


     We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes in the exchange offer. If, however,

     - certificates representing notes, or outstanding notes for principal amounts not tendered or acceptable for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holders of the outstanding notes tendered;

     - if tendered outstanding notes are registered in the name of any person other than the person signing the Letter of Transmittal; or

     - if a transfer tax is imposed for any reason other than the exchange of Original Notes pursuant to the exchange offer;

then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption is not submitted with the Letter of Transmittal, the amount of those transfer taxes will be billed directly to the tendering holder of outstanding notes.

CONSEQUENCES OF FAILURE OF EXCHANGE

     Participation in the exchange offer is voluntary. Holders of the outstanding notes are urged to consult their financial and tax advisors in making their own decisions on whether or not to participate in the exchange offer.


     Outstanding Series C notes that are not exchanged for new notes in the exchange offer will remain "restricted securities" for the purposes of the federal securities laws. Accordingly, those outstanding Series C notes may not be offered, sold, pledged, or otherwise transferred except:


     - to Park-Ohio or any of its subsidiaries;

     - to a "Qualified Institutional Buyer" within the meaning of Rule 144A under the Securities Act of 1933 purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting for the requirements of Rule 144A;

     - in an offshore transaction complying with Rule 904 of Regulation S under the Securities Act;

     - pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder, if available;

     - to "Institutional Accredited Investors" in a transaction exempt from the registration requirements of the Securities Act; or

     - pursuant to an effective registration statement under the Securities Act, in accordance with all other applicable securities laws.


     Outstanding Series B notes that are not exchange for new notes in the exchange offer will not become subject to transfer restrictions and will remain freely tradeable. However, the principal amount of outstanding Series B notes will decrease as those notes are exchanged in the exchange offer. This decrease will reduce the liquidity of any trading market that may exist for the outstanding Series B notes.


     Outstanding notes that are not exchanged for new notes in the exchange offer will not retain any rights under the registration rights agreement.

ACCOUNTING TREATMENT

     For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The new notes will be recorded at the same carrying value as the outstanding notes, as reflected in Park-Ohio's accounting records on the date of the exchange. The expenses of the exchange offer will be amortized over the term of the notes.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The consolidated financial statements of our company include the accounts of Park-Ohio, a wholly-owned subsidiary of Park-Ohio Holdings Corp. and its subsidiaries. All significant intercompany transactions have been eliminated in consolidation. The historical financial information is not directly comparable on a year-to-year basis due to acquisitions in 1998 and 1997. During 1998, we acquired two businesses for $40.2 million. During 1999, we acquired all of the shares of The Metalloy Corporation and St. Louis Screw and Bolt and the assets of PMC Industries, Inc. for $29.1 million. Metalloy is a full service aluminum casting and machining company. St. Louis Screw is a manufacturer of bolts and PMC provides capital equipment and associated parts for the oil drilling industry. During October 1998, we acquired all of the shares of GIS Industries, Inc., known as Gateway. Gateway is a distributor of fasteners and other industrial products and a manufacturer of metal products and fasteners. During April, 1998, we acquired all of the shares of Direct Fasteners Limited, a distributor of fasteners located in Ontario, Canada. During 1997, we acquired five businesses for $60.4 million. The largest of the 1997 acquisitions was Arden Industrial Products, Inc. which was acquired for $44 million as of August 1, 1997. Arden is a national supplier of specialty and standard fasteners to the industrial market. All acquisitions are accounted for as purchases and consequently their results are included in the consolidated financial statements from their respective dates of acquisition. In 1996, we sold substantially all of the assets of Bennett Industries, Inc., a manufacturer of plastic containers, in order to focus on our remaining logistics and manufacturing businesses.


OVERVIEW

     We operate diversified manufacturing and logistic businesses that serve a wide variety of industrial markets. We define our businesses into three operating segments: Integrated Logistics Solutions, Aluminum Products, and Manufactured Products. Integrated Logistics Solutions is a leading national supplier of fasteners, such as nuts, bolts and screws and other industrial products to original equipment manufacturers, other manufacturers and distributors. In connection with the supply of such industrial products, Integrated Logistics Solutions provides a variety of value-added, cost-effective procurement solutions. The principal customers of Integrated Logistics Solutions are in the transportation, industrial, electrical and lawn and garden equipment industries. Aluminum Products manufactures cast aluminum critical components primarily for automotive original equipment manufacturers. Aluminum Products provides value-added services such as design and engineering, machining and assembly. Manufactured Products designs and manufactures a broad range of high quality products engineered for specific customer applications. The principal customers of Manufactured Products are original equipment manufacturers and end-users in the automotive, railroad, truck and aerospace industries.

     Between 1994 and 1998, we have grown significantly, both internally and through acquisitions. Over this period, our net sales increased at a 43.8% compounded annual growth rate ("CAGR"), from $129.2 million to $551.8 million, and income from continuing operations on a fully taxed basis increased at a 33.2% CAGR from $4.1 million to $13.1 million.

     This growth has been primarily attributable to our strategy of making selective acquisitions in order to complement internal growth. Historically, we have acquired underperforming businesses with potential for:

     - significant cost reductions through improved labor, supplier and customer relations and increased purchasing power and

     - revenue enhancement due to better asset utilization and management practices, as well as increased access to capital.


     Our internal growth has been driven primarily by the addition of Integrated Logistics Solutions customers under total fastener supply contracts and by the leveraging of existing customer relationships in the Aluminum Products and Manufactured Products segments.


     Between January 1, 1994 and March 31, 1999, our continuing operations incurred $70.5 million of capital expenditures, the majority of which was used to expand and upgrade existing manufacturing facilities and enhance Integrated Logistics Solutions' management information systems.

RESULTS OF OPERATIONS

  Three Months 1999 versus Three Months 1998

     Net sales increased by $34.9 million, or 26%, from $136.5 million for the first three months of 1998 to $171.4 million for the three months ended March 31, 1999. This growth results from acquisitions that we made subsequent to March 31, 1998 and relates primarily to the Integrated Logistics Solutions and the Aluminum Products segments. For Integrated Logistics Solutions, the growth in net sales from acquisitions amounted to $12.7 million and related to Gateway and Direct Fasteners. For Aluminum Products, net sales increased by $21.7 million and related primarily to the acquisition of Metalloy.

     Gross profit increased by $7.6 million, or 33%, from $23.3 million for the first three months of 1998 to $30.9 million for the first three months of 1999 and is directly related to acquisitions made in the preceding twelve months. Our consolidated gross margin increased to 18.1% for the first three months of 1999 from 17.1% for the first three months of 1998. This increase in consolidated gross margin was due to increased margins in both the Aluminum Products and Integrated Logistics Solutions segments more than offsetting a decline in gross margins in the Manufactured Products segment. The increase in the Aluminum Products segment gross margin was due to increased production at General Aluminum, thereby allocating fixed manufacturing overhead over a greater production base and to the acquisition of Metalloy which has a higher overall gross margin than the existing business. The increase in margins in the Integrated Logistics Solutions segment is a result of spreading operating costs over a growing revenue base resulting from the recent acquisitions in Integrated Logistics Solutions and favorable raw material sourcing. The decline in margins in the Manufactured Products segment results primarily from reduced production activity at Ajax Manufacturing Company which caused fixed overhead costs to be spread over a lesser production base.


     Selling, general and administrative costs increased by 28% to $18.0 million for the first three months of 1999 from $14.1 million for the first three months of 1998. This increase was related to the acquisitions that have been consummated subsequent to the first quarter of 1998. Consolidated selling, general and administrative expenses as a percentage of net sales was approximately 10.5% for both periods.



     Interest expense increased by $1.2 million from $4.2 million for the three-month period ended March 31, 1998 to $5.4 million for the three-month period ended March 31, 1999 due to higher average debt outstanding during the current period offset by lower average interest rates in 1999 versus 1998. For the three-month period ended March 31, 1999, we averaged outstanding borrowings of $265.2 million as compared to $182.6 million outstanding for the three months ended March 31, 1998. The $82.6 million increase related primarily to acquisitions completed during the latter part of 1998 and the first quarter of 1999 with the remainder primarily related to working capital increases to support the realized and anticipated growth in business and to capital expenditures to support growth in the business. The average borrowing rate of 8.1% for the three months ended March 31, 1999 is 1.0% lower than the average rate of 9.1% for the three months ended March 31, 1998 primarily because of averaging increased borrowings under our revolving credit facility which carry lower effective interest rates with our subordinated debt which carries a higher coupon rate.



     The effective income tax rate for the three-month periods ended March 31, 1999 and 1998 was 43%. At December 31, 1998, our subsidiaries had $1.1 million of net operating loss carryforwards for tax purposes.


  1998 versus 1997

     Net sales increased by $110.7 million, or 25%, from $441.1 million in 1997 to $551.8 million in 1998. Approximately 27% of this increase was attributable to internal growth and 73% was a result of acquisitions completed in 1997 or 1998. Of the internal sales growth, approximately 66% was primarily attributable to Integrated Logistics Solutions and the addition of total fastening service customers, and the remainder was due to increased orders from Manufactured Products' customers. The growth in net sales from acquisitions applies to Integrated Logistics Solutions and primarily pertains to Arden and Gateway.

     Gross profit increased by $24.2 million, or 34%, from $72.4 million in 1997 to $96.6 million in 1998. Of the increase, 67% relates to acquisitions and 33% to internal growth. Our consolidated gross margin increased to 17.5% for 1998 from 16.4% for 1997. This increase in consolidated gross margin was due to increased margins in both the Integrated Logistics Solutions and Manufactured Products segments. The increase in Manufactured Products was due to a change in revenue mix and to increased production thereby allocating fixed manufacturing overhead over a greater production base. The increase in margins in the Integrated Logistics Solutions segment is a result of reduced material costs.


     Selling, general and administrative costs increased by $11.9 million or 27% to $56.3 million in 1998 from $44.4 million in 1997. Approximately 78% of such increase was related to acquisitions while the remainder related to the increase in internally generated net sales. Consolidated selling, general and administrative expenses as a percentage of net sales was approximately 10% for both periods.


     Interest expense increased by $8.4 million from $9.1 million for 1997 to $17.5 million for 1998 due to higher average debt outstanding during 1998 and to higher average interest rates in 1998 versus 1997. For the year ended December 31, 1998, we averaged outstanding borrowings of $205.3 million as compared to $123.1 million outstanding for 1997. The $82.2 million increase related primarily to acquisitions completed during the latter part of 1997 and 1998, working capital increases to support the realized and anticipated growth in business and capital expenditures to support the operations. The average borrowing rate of 8.5% for the year ended December 31, 1998 is 1.1% higher than the average rate of 7.4% for the year ended December 31, 1997 primarily because of the $150 million debt offering in November, 1997 which carries a coupon of 9.25% versus a 7.3% rate on the bank debt it replaced.


     The effective income tax rate for 1998 was 43% as compared to 41% for 1997. The increase is directly attributable to an increase in expenses recorded for financial reporting purposes, but not deductible for income tax purposes, primarily goodwill amortization. At December 31, 1998, our subsidiaries had $1.1 million of net operating loss carryforwards for tax purposes.


  1997 versus 1996


     Net sales from continuing operations increased by $93.4 million, or 27%, from $347.7 million in 1996 to $441.1 million in 1997. Approximately 42% of this increase was attributable to internal growth and 58% was a result of acquisitions completed in 1997. Of the internal sales growth, approximately 70% was primarily attributable to the addition of total fastening service customers in the Integrated Logistics Solutions segment and the remainder was due to increased orders from Manufactured Products' customers. Of the growth in net sales attributable to the 1997 acquisitions, the majority applies to the Integrated Solutions Logistics segment and primarily pertains to Arden, which was acquired as of August 1, 1997.


     Gross profit from continuing operations increased by $14.1 million, or 24%, from $58.3 million in 1996 to $72.4 million in 1997. Of the increase, 79% relates to the 1997 acquisitions and 21% was due to internal growth. A majority of the increase attributable to the 1997 acquisitions was related to Arden. Our consolidated gross margin from continuing operations decreased to 16.4% in 1997 from 16.8% in 1996. This decrease in consolidated gross margin was primarily due to a change in our revenue mix.


     Selling, general and administrative costs from continuing operations increased by $6.3 million or 16% to $44.4 million in 1997 from $38.1 million in 1996. Approximately 93% of such increase was related to the 1997 acquisitions. Consolidated selling, general and administrative expenses decreased as a percentage of net sales to 10.1% in 1997 from 11.0% in 1996 due to economies of scale resulting from higher sales volume.


     Interest expense from continuing operations increased by $2.2 million from $6.9 million in 1996 to $9.1 million in 1997 due to average debt outstanding in 1997 increasing by $19.9 million and to the reclassification in 1996 of approximately $.8 million of interest expense to discontinued operations resulting from the sale of Bennett Industries. Average interest rates for the period were approximately the same in 1997 and 1996.

     As a result of the early extinguishment of our 7 1/4% Convertible Senior Subordinated Debentures due June 15, 2004, and our then existing bank credit facility, we recorded an extraordinary charge of $1.5 million, net of income taxes, in 1997.

     At December 31, 1997, our subsidiaries had net operating loss carryforwards for tax purposes of approximately $9.4 million, subject to certain limitations that expire between 2001 and 2007.

LIQUIDITY AND SOURCES OF CAPITAL


     Our liquidity needs are primarily for working capital and capital expenditures. Our primary sources of liquidity have been funds provided by operations and funds available from existing bank credit arrangements. On November 2, 1998, we amended and restated our credit agreement with a group of banks under which we may borrow up to $150 million on an unsecured basis. This agreement, the proceeds of which will be used for general corporate purposes, expires on April 30, 2001. Amounts borrowed under the agreement may be, at our election, either (a) the bank's prime lending rate less 100-30 basis points or
(b) LIBOR plus 90-170 basis points depending on the aggregate amount borrowed under the agreement. Outstanding borrowings under this facility were $86.0 million at December 31, 1998 and $113.0 million at April 30, 1999.



     On November 25, 1997, we sold $150 million of our 9.25% Senior Subordinated Notes due 2007. We used the net proceeds of those 1997 Notes along with borrowings under our new credit facility to (a) redeem our 7 1/4% Convertible Senior Subordinated Debentures due June 15, 2004 and (b) to repay substantially all amounts outstanding under our then existing credit facility. On June 3, 1999, we sold $50 million of our 9.25% Senior Subordinated Notes. We used the net proceeds of these 1999 Notes to repay $49.0 million outstanding under our revolving credit facility.



     Current financial resources (working capital and available bank borrowing arrangements) and anticipated funds from operations are expected to be adequate to meet current cash requirements. Capital expenditures for 1999 are projected to be approximately $15 million which will be used to invest in our current facilities for projected new business, and for scheduled improvements and new equipment to expand existing products.



     The ratio of current assets to current liabilities was 2.38 at March 31, 1999, 3.17 at December 31, 1998, and 2.83 at December 31, 1997. Working capital increased by $30.2 million to $176.6 million at December 31, 1998 from $146.4 million at December 31, 1997 as a result of the inclusion of acquisitions completed in 1998 and to support our internal growth. Working capital decreased by $12.5 million to $164.1 million at March 31, 1999 from $176.6 million at December 31, 1998 largely as a result of implementing systems throughout Park-Ohio to more efficiently utilize and minimize levels of working capital necessary to operate our diverse and separate operations, and to purchase accounting adjustments related to acquisitions completed in 1999.



     During the first three months of 1999, we generated $9.3 million from operations before changes in operating assets and liabilities. After giving effect to the generation of $1.6 million in the operating accounts, we provided $10.9 million from operating activities. During the period we invested $6.3 million in capital expenditures, used $29.1 for acquisitions and used $.5 million for other purposes. These activities were primarily funded by a net increase in bank borrowings of $25.1 million.


     During 1998, we generated $32.5 million of cash from operations before changes in operating assets and liabilities. After giving effect to the use of $28.4 million in the operating accounts, we provided $4.1 million from operating activities. During the year, we invested $22.7 million in facilities, machinery and equipment, and information systems, used $40.2 for acquisitions and used $3.0 million for dividends. These activities were funded by a net increase in bank borrowings of $64.3 million offset by a $2.5 million increase in cash during the period.

     During 1997, we generated $27.0 million from continuing operations before changes in operating assets and liabilities. After giving effect to the use of $37.0 million in the operating accounts, we used $10.0 million for operating activities. During the period, we invested $15.9 million in capital expenditures and $60.4 million for acquisitions and investments including the acquisition of Arden for $44.0 million. During the year, we bought 221,494 shares of our common stock in the open market for $3.0 million. As of December 31, 1997, after issuing 199,000 common shares from the treasury for the exercise of stock options, we had 148,719 shares of our common stock in the treasury. During the year, 351,000 shares of common stock were issued under stock option agreements for which we received $3.2 million from the option holders. In addition, we purchased in the open market $1.2 million of our convertible senior subordinated debentures. These activities were funded by a net increase in long-term borrowings of $85.4 million and a decrease in cash balances of $2.8 million.

     During 1996, we generated $20.4 million from continuing operations before changes in operating assets and liabilities. After giving effect to the use of $14.7 million in the operating accounts and $2.0 million provided from discontinued operations, we provided $7.7 million from operating activities. During 1996, we invested $15.6 million in capital expenditures and purchased 126,225 shares of our common stock for $1.8 million, all of which were funded by internally generated cash flow and bank borrowings.


IMPACT OF INFLATION


     Although inflation was not a significant factor in 1998, we continue to seek ways to cope with its impact. To the extent permitted by competition, our operations generally attempt to pass on increased costs by increasing sales prices over time. We primarily use the first in, first out method of accounting for our inventories. Under this method, current costs are generally reflected in cost of products. The charges to operations for depreciation represent the allocation of historical costs incurred over past years and are significantly less than if they were based on the current cost of productive capacity being consumed.

YEAR 2000 CONVERSION

     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of our computer programs or hardware that have date-sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruption of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

     During 1996, we developed a Year 2000 Task Force, which was established to monitor and track the Year 2000 compliance at our operating units. The Task Force developed a Year 2000 plan in order to minimize the risk to our operating units and its customers. The plan to resolve the Year 2000 issues involves four phases: assessment, remediation, testing and implementation.


     To date, the Task Force has completed its assessment of our computer hardware and software applications, process control equipment, and other non-information technology equipment. After taking into consideration investments in new equipment and systems that have already been made, this assessment has determined that with only a few exceptions, the systems are Year 2000 compliant. The exceptions require upgrades of software programs or changes to existing programs. The remediation and testing phases are currently underway, and upgrades and software corrections are being completed. The target for completion of all phases is by the third quarter of 1999. We also expect critical contingency plans to be developed by the end of the third quarter of 1999. Based upon the assessments and remediations completed to date, we do not expect that the Year 2000 issue will have a material effect on our business operations, consolidated financial condition, cash flows, or results of operations.



     In addition, the Task Force is reviewing the Year 2000 compliance of our significant third parties, including key suppliers, customers and service providers in an effort to reduce the potential adverse effect on our operations from non-compliance by those parties. This review of significant third parties has begun and is expected to be completed by September 30, 1999. Interfaces to external suppliers and customers are part of this assessment and validation process. As these significant third parties are reviewed, the Task Force intends to develop contingency plans, if necessary, for those parties that exhibit possible Year 2000 problems. We have identified the most likely risk of Year 2000 non-compliance as the risk that significant third parties will not be Year 2000 compliant. Due to the general uncertainty inherent in the Year 2000 problem, we are unable to determine at this time whether the consequences of Year 2000 compliance failures will have a material effect on our results of operations or financial condition. If Year 2000 compliance is not achieved by these significant third parties, over which we have no control, it could, depending on duration, have a material adverse effect on our operations.


     We are utilizing both internal and external resources to remedy, test, and implement the software and operating equipment for Year 2000 modifications. The total cost to achieve Year 2000 compliance is estimated at

$9 million. Approximately 75% of this cost represents new systems, which we may have initiated during the period, notwithstanding the Year 2000 issue. To date, we have incurred approximately $8.5 million for new systems and equipment, with the majority of these costs for the conversion/development of systems. The remaining $.5 million will be funded through operating cash flows. We generally do not separately identify the direct costs of internal employees working on Year 2000 projects.


ENVIRONMENTAL

     We have been identified as a potentially responsible party at certain third-party sites under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or comparable state laws which provide for strict and, under certain circumstances, joint and several liability. We are participating in the cost of certain clean-up efforts at several of these sites. However, our share of these costs has not been material and based on available information, we do not expect our exposure at any of these locations to have a material adverse effect on our results of operations, liquidity or financial condition.

SEASONALITY; VARIABILITY OF OPERATING RESULTS

     As a result of the significant growth in our net sales and operating income in recent years, seasonal fluctuations have been substantially mitigated. However, we perform scheduled plant maintenance in the third quarter to coincide with customer plant shut downs.

     The timing of orders placed by our customers has varied with, among other factors, orders for customers' finished goods, customer production schedules, competitive conditions and general economic conditions. The variability of the level and timing of orders has, from time to time, resulted in significant periodic and quarterly fluctuations in the operations of our business units. This variability is particularly evident at the capital equipment businesses, which are included in the Manufactured Products segment, which typically ship a few large systems per year.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     Park-Ohio is exposed to market risk including changes in interest rates. We are subject to interest rate risk on our floating rate revolving credit facility which consisted of borrowings of $111.5 million at March 31, 1999. A 100 basis point increase in the interest rate would result in an increase in interest expense of $.3 million during the period.

FORWARD-LOOKING STATEMENTS

     This registration statement contains certain statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Certain statements in this Management's Discussion and Analysis of Financial Condition and Results of Operations contain forward-looking statements, including without limitation, discussion regarding our anticipated levels and funding of capital expenditures and the Year 2000 conversion. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside our control, that could cause actual results to differ materially from such statements. These uncertainties and other factors include such things as: general business conditions, competitive factors, including pricing pressures and product innovation and quality; raw material availability and pricing; changes in our relationships with customers and suppliers; our ability to successfully integrate recent and future acquisitions into our existing operations; changes in general domestic economic conditions such as inflation rates, interest rates and tax rates; increasingly stringent domestic and foreign governmental regulations including those affecting the environment; inherent uncertainties involved in assessing our potential liability for environmental remediation-related activities; the outcome of pending and future litigation and other claims; dependence on the automotive industry; dependence on key management; dependence on information systems; and our ability, our vendors and customers to achieve Year 2000 compliance. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. In light of these and other uncertainties, the inclusion of a forward-looking statement herein should not be regarded as a representation by us that our plans and objectives will be achieved.

                       DESCRIPTION OF OTHER INDEBTEDNESS

REVOLVING CREDIT FACILITY

     On November 2, 1998, we entered into an amended and restated credit agreement with KeyBank National Association and The Huntington National Bank. The lenders under this agreement agreed to lend us up to $150.0 million under a revolving credit facility.

     Term. Commitments under the revolving credit facility will terminate on April 30, 2001. We have the option, with the consent of the lenders, to extend the commitment period by one year.

     Repayment. We have the right to prepay, without penalty at any time, all or any part of the amount outstanding under the revolving credit facility. Amounts borrowed and repaid under the revolving credit facility may be reborrowed, subject to limitations.

     Security and Guaranty. The revolving credit facility is not secured by any of our assets. However, we have agreed to a negative pledge on our assets which requires us to keep all of our assets free and clear of liens except for capital leases and certain purchase money liens. All of our material domestic subsidiaries guarantee, and any future domestic subsidiaries are required to guarantee, our debt outstanding under the revolving credit facility.

     Interest. At our option, the interest rates per annum applicable to the revolving credit facility will be a fluctuating rate of interest measured by reference to either:

     - LIBOR plus the applicable borrowing margin (the "LIBOR Loans"); or

     - a rate per annum equal to the higher of the published prime rate of the administrative agent bank or one and one-half percent (1 1/2%) in excess of the Federal Funds Effective Rate (as defined in the revolving credit facility) plus the applicable borrowing margin ("Prime Rate Loans").

     The applicable borrowing margins for the LIBOR Loans and the Prime Rate Loans are based upon whether the loan is in Tranche A, Tranche B or Tranche C. The commitments for Tranche A, B and C are $100.0 million, $25.0 million and $25.0 million, respectively. The following matrix sets forth the applicable borrowing margins for the various loans:

                       APPLICABLE BORROWING MARGIN       APPLICABLE BORROWING MARGIN
   TYPE OF LOAN              FOR LIBOR LOANS                FOR PRIME RATE LOANS
   ------------      -------------------------------   -------------------------------
Tranche A                    90 basis points                 (100) basis points
Tranche B                   150 basis points                  (50) basis points
Tranche C                   170 basis points                  (30) basis points

     Fees. We pay customary fees with respect to the revolving credit facility, including agent fees and commitment fees on the unused portion of the revolving credit facility.


     Use of Proceeds. As of March 31, 1999, $111.5 million was outstanding under the revolving credit facility. After giving pro forma effect to this offering and the use of the proceeds therefrom, we would have had $62.5 million outstanding under the revolving credit facility. Subsequent to the offering of the Series C notes, we borrowed approximately $30 million under our revolving credit facility to complete the acquisition of Columbia Nut & Bolt and Industrial Fastener. The revolving credit facility is available to finance permitted acquisitions, working capital requirements and general corporate purposes.


INDUSTRIAL REVENUE BONDS

     Our subsidiary, Metalloy, is obligated to repay a loan from the Mississippi Business Finance Corporation in connection with the Taxable Adjustable Rate Industrial Revenue Bonds, Series 1994 (the "Bonds") which were issued in June 1994 in connection with a construction project to expand its facilities in Tupelo, Mississippi. The Bonds bear interest at a floating rate based on commercial paper rates and will mature in 2003. A portion of the Bonds, approximately $1.2 million, are required to be redeemed on June 1 of each year until maturity at 100% of the principal amount redeemed plus accrued interest. As of March 31, 1999, the Bonds had an interest rate of approximately 5.0% per annum, and $6.1 million aggregate principal amount of Bonds were outstanding. We recently borrowed $4.5 million under our revolving credit facility and intend to redeem the Bonds in August, 1999.

STATE LOANS

     We are a borrower under a State of Ohio Department of Development loan, which was issued in April 1997 in connection with the refurbishment of our corporate headquarters. This loan bears interest at a rate of 5.0% per annum and will mature in 2002. As of March 31, 1999, $0.7 million aggregate principal amount was outstanding under this loan.

     Our subsidiary, General Aluminum Mfg. Company, is a borrower under a State of Ohio Department of Development loan, which was issued in October 1993 in connection with the expansion of its facility and the purchase of certain equipment. This loan bears interest at a rate of 3.0% per annum and will mature in 2003. As of March 31, 1999, $0.4 million aggregate principal amount was outstanding under this loan.

OTHER INDEBTEDNESS

     In addition, as of March 31, 1999, Park-Ohio had $1.7 million of other debt outstanding, which was comprised of capital leases.


SERIES B NOTES



     In November 1997, we issued $150.0 million of Series A 9 1/4% Senior Subordinated Notes due 2007. In February 1998, we consummated an exchange offer in which we exchanged all of these Series A notes for our Series B 9 1/4% Senior Subordinated Notes due 2007 in an offering registered under the Securities Act of 1933.



     The principal terms of the Series B notes are the same as those of the Series C notes, including the interest rate, the interest payment dates, redemption dates, redemption premiums and the maturity date. The indenture relating to the Series B notes contains covenants which are substantially the same as those contained in the indenture relating to the Series C notes described in this prospectus. We are offering to exchange all of the Series B notes in return for new notes. It is likely that all of the Series C notes and all of our currently outstanding Series B notes will be tendered for exchange in the exchange offer; however, we cannot assure you that a significant amount of the Series B notes will be so tendered. Series B notes not exchanged in the exchange offer will continue as a separate series of notes under a separate indenture. If all of the Series B notes and Series C notes are exchanged for new notes, $200.0 million aggregate principal amount of new notes will be outstanding following consummation of the exchange offer, and the new exchanged notes will be deemed to be a single series of notes outstanding under the indenture relating to the Series C notes described in this prospectus. If all of the Series B notes are exchanged for new notes, your voting interest in your Series B notes will be significantly diluted.

                                    BUSINESS

     Park-Ohio is an industrial logistics and diversified manufacturing business which conducts its operations through three business segments: Integrated Logistics Solutions, Aluminum Products and Manufactured Products.

     INTEGRATED LOGISTICS SOLUTIONS is the leading national supplier of over 150,000 standard and specialty fasteners and other industrial products to a broad base of industrial original equipment manufacturers. Most of the products are supplied to customers through integrated supply management programs which include value-added services, such as:

- part usage and cost analysis                        - product redesign recommendations
- supplier selection                                  - quality assurance
- bar coding                                          - product packaging and tracking
- just-in-time delivery                               - electronic billing services
- ongoing technical support

     Integrated Logistics Solutions supplies over 12,000 customers and generated net sales of $364.5 million for the year ended December 31, 1998. Integrated Logistics Solutions' customers typically enter into exclusive, multi-year total fastening service contracts which enable those customers to both reduce procurement costs and better focus on their company's core manufacturing competencies. Integrated Logistics Solutions operates out of 56 branches located throughout the United States and has branches in Mexico, Canada, Puerto Rico and England, and has a central distribution center located in Dayton, Ohio.

     ALUMINUM PRODUCTS specializes in casting and machining aluminum components primarily for the automotive industry. Aluminum Products generated net sales of $39.9 million for the year ended December 31, 1998. We have invested more than $36.4 million for capital expenditures (including one acquisition) in this segment during the last two years to capitalize on the increasing amount of aluminum being used in automobiles and trucks. Aluminum Products has grown rapidly recently due to our:

     - acquisition of Metalloy, which added sand and die casting to our existing permanent mold casting capabilities;

     - investment in state-of-the-art equipment in connection with a new contract with Chrysler which is expected to generate annual net sales of approximately $25 million; and

     - additional new business which we have attracted due to our reputation for high quality, low production costs and extensive casting capabilities.

     MANUFACTURED PRODUCTS operates a diverse group of niche manufacturing businesses which vary in net sales from approximately $5 million to $40 million. This segment generated net sales of $147.4 million for the year ended December 31, 1998. This segment manufactures:

     - large forgings, such as locomotive crankshafts and camshafts, aircraft landing gears and specialized hardware for the construction industry;

     - rubber products, such as valve seals, wire harnesses and spark plug boots; and

     - capital equipment, such as induction heating systems, forging presses and heat processing and curing systems.

     The following table highlights Park-Ohio's three business segments, the key products they sell and the primary industries they serve:


                                                                                                  1998
                                                                                                 SALES
               SEGMENT                 PRIMARY INDUSTRIES SERVED     KEY PRODUCTS/SERVICES     (MILLIONS)
               -------                 -------------------------    -----------------------    ----------
INTEGRATED LOGISTICS SOLUTIONS         Automotive parts and         Inventory management,        $364.5
                                       accessories, electrical      engineering and
                                       equipment, lawn and          procurement of standard
                                       garden equipment, HVAC,      and specialty
                                       industrial equipment,        fasteners, fittings,
                                       railroad and heavy truck     rubber and other
                                                                    industrial products.

ALUMINUM PRODUCTS                      Automotive, truck            Engineering and                39.9
                                                                    manufacturing of
                                                                    aluminum permanent mold
                                                                    castings such as
                                                                    transmission pump
                                                                    housings, pinion
                                                                    carriers, clutch
                                                                    retainers and other
                                                                    die, sand and permanent
                                                                    mold machined castings.

MANUFACTURED PRODUCTS                  Automotive, aerospace,       Engineering and               147.4
                                       power generation,            manufacturing forged
                                       railroad, shipbuilding,      and machined products
                                       steel, telecommunications    such as aircraft
                                       and truck                    landing gears,
                                                                    locomotive crankshafts
                                                                    and camshafts;
                                                                    induction and heating
                                                                    systems; and industrial
                                                                    rubber products.

                                 OUR OPERATIONS

INTEGRATED LOGISTICS SOLUTIONS

     Products and Services. Supply chain management, which is Integrated Logistics' primary focus for future growth, involves offering customers procurement solutions and comprehensive, on-site management for most of their fastener and related hardware needs. Supply chain management customers receive value-added services, such as part usage and cost analysis, product redesign recommendations, supplier selection, quality assurance, bar coding, product packaging and tracking, just-in-time delivery, electronic billing services and ongoing technical support. Supply chain management services are typically provided to customers pursuant to total fastening services contracts. Those contracts enable Integrated Logistics' customers to both reduce procurement costs and better focus on their companies' core manufacturing competencies by:

     - significantly reducing the administrative and labor costs associated with fastener procurement by outsourcing certain internal purchasing, quality control and inventory fulfillment responsibilities;

     - reducing the amount of working capital invested in inventory;

     - achieving purchasing efficiencies as a result of vendor consolidation;
       and

     - receiving technical expertise in the selection of fastener and other components for certain manufacturing processes.


     Management believes that total fastening service contracts foster longer-lasting supply relationships with customers, who increasingly rely on us for their fastener needs, as compared to traditional buy/sell distribution relationships. Sales pursuant to these contracts have increased significantly in recent years and represented over 59% of Integrated Logistics' net sales for the year ended December 31, 1998. Integrated Logistics' remaining sales are generated through the wholesale supply of fasteners and other industrial products to original equipment manufacturers, other manufacturers and distributors pursuant to master or authorized distributor relationships.


     Integrated Logistics supplies standard and specialty engineered fasteners such as nuts, bolts, screws and washers on a fully integrated basis. The segment engineers and manufactures precision cold formed and cold extruded products including locknuts, spac nuts and wheel hardware, which are principally used in applications where controlled tightening is required due to high vibration. These are manufactured by shaping cold raw materials. Standard and specialty nuts are produced to customer specifications, which are used in large volumes by customers in the automotive, truck and railroad industries.

     In addition to fasteners, Integrated Logistics supplies, among other things, valves, fittings, clamps and rubber products, which currently represent approximately 9% of Integrated Logistics' net sales. Integrated Logistics also provides engineering and design services to its customers. Applications-engineering specialists and the direct sales force work closely with the engineering staff of original equipment customers to recommend the appropriate fasteners for a new product or to suggest alternative fasteners that reduce overall production costs, streamline assembly or enhance the appearance or performance of the end product.

     Markets and Customers. In 1998, approximately 89% of Integrated Logistics' net sales were to domestic customers. Remaining sales were primarily to Canada and Mexico. The domestic industrial fastener market is estimated by industry sources to have generated between $7 and $9 billion in annual sales in 1998 at the wholesale level. Fasteners are used extensively by original equipment manufacturers in a variety of industries, and demand is generally related to the state of the economy and to the overall level of manufacturing activity.

     Integrated Logistics markets and sells fasteners and other industrial products to over 12,000 customers domestically and internationally. The principal markets served by Integrated Logistics are transportation equipment, including manufacturers of heavy trucks and recreational vehicles, automotive parts and accessories, industrial equipment, electrical equipment, including manufacturers of electrical controls, appliances and motors, lawn and garden equipment and HVAC.

     In recent years, original equipment manufacturers have made it a priority to reduce their total cost of purchasing and handling fasteners. Due to the low unit cost and the large number of different fasteners used to manufacture or assemble a single product, administrative and overhead costs comprise a substantial portion of an original equipment manufacturers fastener-related costs. As a result, management believes industrial fastener suppliers are consolidating as original equipment manufacturers rely on fewer suppliers to achieve purchasing efficiencies. Integrated Logistics provides a wide array of value-added services and is a reliable source for just-in-time delivery and is well positioned to capitalize on these trends. In addition, original equipment manufacturers are increasingly relying on fastener suppliers to provide design and applications engineering support, enabling more efficient use of internal engineering resources and thereby allowing Integrated Logistics to increase the amount of low unit cost fastener and non-fastener items supplied to original equipment manufacturers.


     Competition. The industrial fastener supply industry is highly competitive and fragmented. Management believes that substantially all of Integrated Logistics' competitors operate on a regional basis and do not provide customers with the wide array of value-added services offered by Integrated Logistics. Integrated Logistics competes primarily on the basis of its value-added services, extensive product selection and price with primarily domestic competitors who are capable of providing inventory management programs.

MANUFACTURED PRODUCTS

     The Manufactured Products segment includes forged and machined products, capital equipment, industrial rubber products and other manufactured products. The three largest customers, of which we sell to multiple operating divisions, accounted for approximately 31% of Manufactured Products sales in 1998. The loss of business from any one of these customers would have an adverse effect on this segment.

  Forged and Machined Products

     Our forged and machined products business is carried out at four operating units consisting of Park Drop Forge, Ohio Crankshaft, Cleveland City Forge, and Blue Falcon Forge. The forging process enables metal to be shaped while generally retaining higher structural integrity than metal shaped through other processes. Park Drop Forge manufactures closed-die metal forgings of up to 6,000 pounds, including crankshafts and aircraft landing gears, primarily for customers in the railroad and aerospace industries. Park Drop Forge's products are sold primarily to machining companies and subassemblers who finish the products for sale to original equipment manufacturers in the railroad and aerospace industries. Ohio Crankshaft machines, induction hardens and surface finishes crankshafts and camshafts used primarily in locomotives, power generators and ships. Cleveland City Forge manufactures and machines specialized hardware such as turnbuckles and clevises for construction companies. Its products are manufactured according to customers' specific dimensional and/or strength requirements. Blue Falcon Forge produces large forged products such as center plates and couplings, both of which are used in the undercarriage of rail cars. Forged and machined products are sold to a wide variety of domestic and international original equipment manufactures and other manufacturers in the transportation, power generation and construction industries. Our forged and machined products business competes domestically and internationally with other small to medium-sized businesses on the basis of product quality and precision.

  Capital Equipment

     We manufacture large industrial equipment through our Tocco, Ajax, and Feco operating units. Tocco specializes in the engineering and construction of induction heating systems primarily for the automotive and truck industries. Tocco's induction heating systems are engineered and built to customer specifications and are used primarily by original equipment manufacturers for surface hardening. Ajax engineers, manufactures and services mechanical forging presses ranging in size from 500 to 8,000 tons that are used worldwide in the automotive and truck manufacturing industries. Feco produces complete oven systems that combine heat processing and curing technologies with material handling and conveying methods. Feco's principal products include industrial drying and curing ovens for automotive components, metal can curing ovens, specialized conveyor and automation systems for lightweight containers, and plastic and glass bottle coating and finishing systems. Our capital equipment units compete with large equipment manufacturers on the basis of service capability, ability to meet customer specifications, delivery performance and engineering expertise and exists at both domestic and international levels.

  Industrial Rubber Products

     We manufacture injection and transfer molded products, lathe-cut goods, roll coverings and various items requiring rubber to metal bonding for use in industrial applications through three operating units consisting of Castle Rubber, Cicero Flexible Products and Geneva Rubber. Castle manufactures valve seals, power and conveyor rolls and slitter rings. Cicero is a developer and manufacturer of injection molded silicone rubber products for customers in the automotive, food processing and consumer appliance industries, such as wire harnesses, spark plug boots and nipples and general sealing gaskets. Geneva is a manufacturer of injection molded rubber products for customers in the automotive, telecommunications, funeral and heavy truck industries. Its products include primary wire harnesses, transoceanic cable boots, casket gaskets and shock and vibration mounts. The industrial rubber products operating units compete primarily on the basis of price and product quality with other domestic small to medium-sized manufacturers of rubber products.

ALUMINUM PRODUCTS

     Aluminum permanent mold castings are produced at General Aluminum Mfg. Company and its wholly owned subsidiary. General Aluminum's cast aluminum parts are critical components manufactured primarily for automotive original equipment manufacturers. General Aluminum's principal automotive products include: transmission pump housings, planetary pinion carriers, clutch retainers, rotor castings and bearing cups. In addition, General Aluminum manufactures products for non-automotive end users such as surgical table components, light housings and electrical meter housings. General Aluminum also provides value-added services such as secondary casting, machining, drilling, tapping and part assembly. Although these parts are lightweight, they possess high durability and integrity characteristics even under extreme pressure and temperature conditions. Demand by automotive original equipment manufacturers for aluminum permanent mold products has increased in recent years as original equipment manufacturers have sought lighter alternatives to heavier steel and iron components. Lighter aluminum cast components increase an automobile's fuel efficiency without decreasing its structural integrity. Management believes this replacement trend will continue as government standards regarding fuel efficiency become increasingly stringent.

     General Aluminum sells its products primarily to customers located in North America. The market for aluminum permanent mold castings is comprised of two segments: automotive and non-automotive. The domestic aluminum permanent mold industry is highly competitive. General Aluminum competes principally on the basis of its ability to:

     - engineer and manufacture high quality, semi-machined castings in large volumes;

     - provide timely delivery; and

     - retain the manufacturing flexibility necessary to quickly adjust to the needs of its customers.

     Although there are a number of smaller domestic companies with aluminum permanent mold casting capabilities, the automotive industry's stringent quality and service standards enable only large suppliers with the requisite quality certifications to compete effectively. As one of these suppliers, General Aluminum has benefitted in recent years as automotive original equipment manufacturers have consolidated their supplier base. General Aluminum, a well-established name in the aluminum permanent mold industry, has achieved QS 9000 and ISO 9002 certifications and has been awarded numerous supplier quality awards.

     In January 1999, General Aluminum acquired all of the shares of The Metalloy Corporation. Metalloy is a full service aluminum casting and machining company with operations located in Indiana, Michigan and Mississippi. The acquisition of Metalloy provides sand and die casting capabilities to complement General Aluminum's permanent mold process. Our management believes that General Aluminum is one of the few automotive parts suppliers which has the capabilities of providing permanent mold, sand-casted and die-casted products.

SALES AND MARKETING

     Integrated Logistics markets its products and services in the United States, Mexico, Canada and Europe, primarily through its direct sales force, which is assisted by applications engineers who provide the technical expertise necessary to assist the engineering staff of original equipment customers in designing new products and improving existing products. Integrated Logistics often obtains new customers as a result of referrals from existing customers. Manufactured Products and Aluminum Products market and sell their products through both internal sales personnel and independent sales representatives. In some instances, the internal engineering staff assists in the sales and marketing effort through joint design and applications-engineering efforts with major customers. In addition, Manufactured Products markets certain of its products through various regional and national trade shows.

RAW MATERIALS AND SUPPLIERS

     Integrated Logistics purchases substantially all of its fasteners and Aluminum Products and Manufactured Products purchase substantially all of their raw materials, principally metals and certain component parts incorporated into their products, from third-party suppliers and manufacturers. Management believes that raw materials and component parts other than certain specialty fasteners are available from alternative sources. Integrated Logistics has multiple sources of supply for standard products, but has limited supply sources for certain specialty products. Approximately 10% of Integrated Logistics' fasteners are purchased from suppliers in foreign countries, primarily Taiwan, Japan and Korea. We are dependent upon the ability of those suppliers to meet stringent quality and performance standards and to conform to delivery schedules. Most raw materials required by Aluminum Products and Manufactured Products are commodity products available from several domestic suppliers.

BACKLOG

     Management believes that backlog is not a meaningful measure for our Integrated Logistics operating units, as a majority of Integrated Logistics' customers require just-in-time delivery of fasteners and other industrial products. Management believes that neither Aluminum Products' nor Manufactured Products' backlog as of any particular date is a meaningful measure of sales for any future period as a significant portion of sales are on a release or firm order basis.

ENVIRONMENTAL REGULATIONS

     We are subject to numerous federal, state and local laws and regulations designed to protect public health and the environment, particularly with regard to discharges and emissions, as well as handling, storage, treatment and disposal, of various substances and wastes. Pursuant to these environmental laws, owners or operators of facilities may be liable for the costs of response or other corrective actions for contamination identified at or emanating from current or former locations, without regard to whether the owner or operator knew of, or was responsible for, the presence of any such contamination, and for related damages to natural resources. Additionally, persons who arrange for the disposal or treatment of hazardous substances or materials may be liable for costs of response at sites where they are located, whether or not the site is owned or operated by that person.

     We believe that we are currently in material compliance with applicable environmental laws. In general, we have not experienced difficulty in complying with environmental laws in the past, and compliance with environmental laws has not had a material adverse effect on our financial condition, liquidity and results of operations. Our capital expenditures on environmental control facilities were not material during the past five years and these expenditures are not expected to be material to us in the foreseeable future.

     We have been identified as a potentially responsible party at certain third-party sites under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or comparable state laws, which provide for strict and, under certain circumstances, joint and several liability. We are participating in the cost of certain clean-up efforts at several of these sites. The availability of third-party payments or insurance for environmental remediation activities is subject to risks associated with the willingness and ability of the third party to make payments. However, our share of these costs has not been material and based on available information, we do not expect its exposure at any of these locations to have a material adverse effect on our results of operations, liquidity or financial condition.

EMPLOYEES

     As of March 31, 1999, we had a total of approximately 3,000 employees.

INFORMATION ABOUT INDUSTRY SEGMENTS AND GEOGRAPHIC AREAS


     Approximately 89% of our net sales for the year ended December 31, 1998 were within the United States. None of the net sales to any foreign country represented more than 6% of our total sales in 1998. Approximately 96% of our assets are maintained in the United States. For more information see Note F to Notes to Consolidated Financial Statements (Unaudited) as of March 31, 1999 and Note K to Notes to Consolidated Financial Statements as of December 31, 1998, included in this prospectus.


PROPERTIES


     Park-Ohio's operations include numerous manufacturing and warehousing facilities located in 23 states in the United States and in 4 other countries. Approximately 54% of the available square footage is owned. In 1998, approximately 55% of the available domestic square footage was used by the Manufactured Products segment, 6% was used by the Aluminum Products segment and 39% by the Integrated Logistics segment. Approximately 19% of the foreign facilities were used by the Manufactured Products segment and approximately 81% of these facilities were used by the Integrated Logistics segment. In the opinion of management, Park-Ohio's facilities are generally well maintained and are suitable and adequate for their intended uses.


LEGAL PROCEEDINGS

     We are subject to various pending and threatened lawsuits in which claims for monetary damages are asserted in the ordinary course of business. While any litigation involves an element of uncertainty, in the opinion of management, liabilities, if any, arising from currently pending or threatened litigation will not have a material adverse effect on Park- Ohio's financial condition, liquidity and results of operations.

                                   MANAGEMENT

                      DIRECTORS AND OFFICERS OF PARK-OHIO

     Information with respect to the executive officers and employee Directors of Park-Ohio is as follows:


        NAME            AGE                              POSITION
        ----            ---                              --------
EXECUTIVE OFFICERS
Edward F. Crawford      60     Chairman of the Board, Chief Executive Officer and President
James S. Walker         57     Vice President and Chief Financial Officer
Felix J. Tarorick       56     Vice Chairman of the Board, Vice President of Operations and
                               Director
Ronald J. Cozean        35     Secretary and General Counsel
Matthew V. Crawford     30     Assistant Secretary, Corporate Counsel and Director
Patrick W. Fogarty      38     Director of Corporate Development



     Edward F. Crawford has been Chairman of the Board and Chief Executive Officer of Park-Ohio since 1992 and President since 1997. Mr. E. Crawford has also been the Chairman and Chief Executive Officer of Crawford Group, Inc. (manufacturing businesses) since 1964 and serves as a director of Continental Global Group, Inc. and Lesco Inc.


     James S. Walker has served as Vice President and Chief Financial Officer of Park-Ohio since 1991. Mr. Walker has been with Park-Ohio for over 20 years and has served in several capacities, including Corporate Controller and Assistant Treasurer.

     Felix J. Tarorick became Vice Chairman of the Board in 1998 and has been Vice President of Operations since 1996. From 1992 to 1995, Mr. Tarorick served as President of the former consumer products group. Mr. Tarorick joined Park-Ohio in 1992. Mr. Tarorick became a director of Park-Ohio in February, 1998.

     Ronald J. Cozean has served as Secretary and General Counsel since joining Park-Ohio in 1994. Mr. Cozean was an associate at the law firm of Squire, Sanders & Dempsey L.L.P. from 1991 to 1994.

     Matthew V. Crawford has served as Assistant Secretary and Corporate Counsel since joining Park-Ohio in February 1995 and has served as President of Crawford Container Company since 1991. Mr. M. Crawford became a director of Park-Ohio in August 1997. Prior to joining Park-Ohio, Mr. M. Crawford worked as a Corporate Finance Analyst at McDonald & Co. Securities, Inc. Mr. E. Crawford is the father of Mr. M. Crawford.

     Patrick W. Fogarty has been Director of Corporate Development since 1997 and joined Park-Ohio in 1995 as Director of Finance. Prior thereto, Mr. Fogarty held various positions, including Senior Manager, at Ernst & Young LLP from 1983 to 1995.

     Information is set forth below regarding the non-employee directors of Park-Ohio, including their ages, principal occupations during the past five years and other directorships presently held. Also set forth is the date each was first elected as a director of Park-Ohio or a corporation that has been merged into Park-Ohio.


                                                  PRINCIPAL OCCUPATION
        NAME           AGE                      AND OTHER DIRECTORSHIPS
        ----           ---                      -----------------------
Kevin R. Greene        40     Director of Park-Ohio since 1998; Chairman and Chief
                              Executive Officer of Value Investing Partners, Inc.
                              (international investment banking firm) since 1992; formerly a management consultant with McKinsey & Company (consulting firm); President of Board of Trustees of Oratory Prep in
                              Summit, NJ
Thomas E. McGinty      69     Director of Park-Ohio since 1986; President, Belvoir
                              Consultants, Inc. (management consultants) since 1983
Lewis E. Hatch, Jr.    73     Director of Park-Ohio since 1992; retired, former Chairman and Chief Operating Officer, Rusch International
                              (international medical device company); Director, ImageMax,
                              Inc.

                                                  PRINCIPAL OCCUPATION
        NAME           AGE                      AND OTHER DIRECTORSHIPS
        ----           ---                      -----------------------
Lawrence O. Selhorst   66     Director of Park-Ohio since 1995; Chairman of the Board and
                              Chief Executive Officer of American Spring Wire Corporation
                              (spring wire manufacturer) since 1968; former Chairman of
                              the Board of RB&W Corporation (logistics and manufacturing business) from September, 1992 to March, 1995
James W. Wert          52     Director of Park-Ohio since 1992; retired, former Senior
                              Executive Vice President and Chief Investment Officer,
                              KeyCorp (financial services company) from August, 1995 to
                              July, 1996; Chief Financial Officer, KeyCorp from 1994 to
                              1995; Vice Chairman and Chief Financial Officer, Society
                              Corporation (financial services company) from 1990 to 1994;
                              Director of Continental Global Group, Inc., Marlin Leasing
                              Corporation and Paragon Corporate Holdings, Inc.


COMPENSATION OF THE BOARD OF DIRECTORS


     We compensate non-employee directors for serving on the Board of Directors and reimburse them for any expenses incurred in connection with Board of Directors meetings. During 1998, non-employee directors received compensation in the form of grants of options to purchase 6,000 shares of common stock of our parent, Park-Ohio Holdings, in accordance with the 1996 Non-employee Director Stock Option Plan.

                             EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

     The following table sets forth the respective amounts of compensation paid to the Chairman of the Board and Chief Executive Officer and the four other highest paid executive officers of Park-Ohio for each of the years indicated. All information relating to common stock or options to purchase common stock refers to shares of common stock of our parent, Park-Ohio Holdings.

                                                                                                 LONG-TERM
                                                     ANNUAL COMPENSATION                        COMPENSATION
                                                -----------------------------    SECURITIES     ------------
                                                                                 UNDERLYING      ALL OTHER
                   NAME AND                                                       OPTIONS/      COMPENSATION
              PRINCIPAL POSITION                YEAR    SALARY($)    BONUS($)    SARS(#)(1)        ($)(2)
              ------------------                ----    ---------    --------    -----------    ------------
Edward F. Crawford............................  1998     500,000      25,000             0           164
  Chairman of the Board,                        1997     225,000      80,000             0           164
  Chief Executive Officer and President         1996     225,000       2,000       500,000           164
Felix J. Tarorick.............................  1998     150,000      55,000         2,000         3,164
  Vice Chairman of the Board and                1997     150,000      50,000             0         3,164
  Vice President of Operations                  1996     150,000      45,000        10,000         3,164
James S. Walker...............................  1998     170,000      30,000         2,000         3,164
  Vice President and                            1997     170,000      36,250             0         3,164
  Chief Financial Officer                       1996     140,000      30,000        10,000         3,464
Ronald J. Cozean..............................  1998     100,000      25,000         3,000         2,664
  Secretary and General Counsel                 1997     100,000      25,000             0         2,664
                                                1996     100,000      25,000         7,000         2,664
Patrick W. Fogarty............................  1998     110,000      35,000         3,000         3,064
  Director of Corporate Development             1997     110,000      35,000             0         3,064
                                                1996     110,000      10,000         4,000         2,564

---------------

(1) Reflects the number of shares of common stock covered by stock options granted during the years shown. No stock appreciation rights ("SARs") were granted to the officers named in the table above during the years shown.

(2) For the year ended December 31, 1998, all other compensation includes contributions made by Park-Ohio under our Supplemental Defined Contribution Plan as follows: Mr. Tarorick $3,000 and Mr. Walker $3,000, and under the Company's Individual Account Retirement Plan: Mr. Cozean $2,500 and Mr. Fogarty $2,900; and insurance premiums of $164 paid by Park-Ohio to each of the officers named in the table above.

STOCK BASED COMPENSATION, INCLUDING OPTIONS

     Our 1998 Long-Term Incentive Plan (the "1998 Plan") permits the granting of stock options (either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code or nonstatutory stock options), stock appreciation rights, restricted shares, performance shares or stock awards. The 1998 Plan is administered by the Compensation Committee of the Board of Directors, which has authority to select officers and key employees to be participants and to determine the type and number of awards to be granted.

     The number of shares currently available for grant under the 1998 Plan shall not exceed 550,000, subject to adjustment under certain circumstances when the number of outstanding shares changes. The option price for stock options granted under the 1998 Plan is fixed by the Compensation Committee, but in no event will it be less than the fair market value of Park-Ohio Holdings' common stock on the date of grant. The 1998 Plan will continue in effect until terminated by the Board of Directors.

     No awards were made in 1998 under the 1998 Plan. Prior to the 1998 annual meeting of Park-Ohio Holdings, our Amended and Restated 1992 Stock Option Plan (the "1992 Plan") was in effect. The Compensation Committee granted stock options during 1998 under the 1992 Plan. The following tables set forth information regarding the grant of stock options to the officers named in the summary compensation table in 1998 and the value of unexercised options as of December 31, 1998.

                           OPTION/SAR GRANTS IN 1998

                                                   INDIVIDUAL GRANTS
                                -------------------------------------------------------    POTENTIAL REALIZABLE VALUE
                                  NUMBER OF       % OF TOTAL                                 AT ASSUMED ANNUAL RATES
                                 SECURITIES      OPTIONS/SARS                              OF STOCK PRICE APPRECIATION
                                 UNDERLYING       GRANTED TO     EXERCISE                      FOR OPTION TERM(3)
                                OPTIONS/SARS      EMPLOYEES       OR BASE    EXPIRATION   -----------------------------
             NAME               GRANTED(#)(1)   IN FISCAL YEAR   ($/SH)(2)      DATE       0%($)     5%($)      10%($)
             ----               -------------   --------------   ---------   ----------   -------   --------   --------
Ronald J. Cozean..............      3,000            2.6%          18.25      5/27/08         0      34,440     87,270
Edward F. Crawford............          0              0%            N/A          N/A       N/A         N/A        N/A
Patrick W. Fogarty............      3,000            2.6%          18.25      5/27/08         0      34,440     87,270
Felix J. Tarorick.............      2,000            1.7%          18.25      5/27/08         0      22,960     58,180
James S. Walker...............      2,000            1.7%          18.25      5/27/08         0      22,960     58,180

---------------

(1) Options become exercisable to the extent of 33 1/3% of the subject shares after one year from the date of grant, 66 2/3% after two years from the date of grant, and 100% after three years from the date of grant.

(2) Represents the NASDAQ closing price on the day prior to grant.

(3) The assumed rates of appreciation are not intended to represent either past or future appreciation rates with respect to Park-Ohio Holdings' common stock. The rates are prescribed in the applicable SEC rules for use by all companies for the purpose of this table.

                    AGGREGATED OPTION/SAR EXERCISES IN 1998
                    AND DECEMBER 31, 1998 OPTION/SAR VALUES

                                                                                                VALUE OF
                                                                           NUMBER OF           UNEXERCISED
                                                                          UNEXERCISED         IN-THE-MONEY
                                                                        OPTIONS/SARS AT      OPTIONS/SARS AT
                                              SHARES                   DECEMBER 31, 1998    DECEMBER 31, 1998
                                             ACQUIRED       VALUE        EXERCISABLE/         EXERCISABLE/
                   NAME                     ON EXERCISE    REALIZED      UNEXERCISABLE      UNEXERCISABLE(1)
                   ----                     -----------    --------    -----------------    -----------------
Ronald J. Cozean..........................      None           N/A         34,667/5,333     $   92,000/$3,500
Edward F. Crawford........................      None           N/A      200,000/300,000     $300,000/$450,000
Patrick W. Fogarty........................      None           N/A         22,667/4,333     $   21,500/$2,000
Felix J. Tarorick.........................      None           N/A         36,667/5,333     $  153,125/$5,000
James S. Walker...........................     1,500        $6,563         35,167/5,333     $  144,125/$5,000

---------------

(1) The "Value of Unexercised In-the-Money Options/SARs at December 31, 1998" was calculated by determining the difference between the fair market value of the underlying common stock at December 31, 1998 (the Nasdaq closing price of the Park-Ohio Holdings' common stock on December 31, 1998 was $15.125) and the exercise price of the option. An option is "In-the-Money" when the fair market value of the underlying Park-Ohio Holdings' common stock exceeds the exercise price of the option.

                             PRINCIPAL SHAREHOLDERS

     All of our outstanding common stock is held by our parent, Park-Ohio Holdings Corp. The following table sets forth information with respect to the beneficial ownership of the common stock of Park-Ohio Holdings by:

     - each person (or group of affiliated persons) known to us to be the beneficial owner of more than five percent of the outstanding common stock of Park-Ohio Holdings;

     - each director of Park-Ohio and Park-Ohio Holdings;

     - each executive officer named in the summary compensation table individually; and

     - all directors and executive officers of Park-Ohio and Park-Ohio Holdings as a group.

     Unless otherwise indicated, the information is as of June 1, 1999 and the nature of beneficial ownership consists of sole voting and investment power.


                                                             TOTAL          CURRENTLY
                                                           SHARES OF       EXERCISABLE    PERCENT
               NAME OF BENEFICIAL OWNER                 COMMON STOCK(A)      OPTIONS      OF CLASS
               ------------------------                 ---------------    -----------    --------
Edward F. Crawford....................................     2,807,000(b)(c)   300,000       25.3%
Matthew V. Crawford...................................       583,934(c)       28,334        5.4%
Thomas E. McGinty.....................................       129,700          18,000        1.2%
Felix J. Tarorick.....................................        93,167          40,667           *
James W. Wert.........................................        60,000          18,000           *
James S. Walker.......................................        58,267          39,167           *
Lawrence O. Selhorst..................................        49,701          18,000           *
Ronald J. Cozean......................................        38,000          38,000           *
Lewis E. Hatch, Jr....................................        32,060          18,000           *
Patrick W. Fogarty....................................        25,000          25,000           *
Kevin R. Greene.......................................        11,000           6,000           *
Capital Research and Management Company...............       750,000(d)                     7.0%
Artisan Partners Limited Partnership..................       730,400(e)                     6.8%
Dimensional Fund Advisors, Inc........................       704,561(f)                     6.5%
GAMCO Investors, Inc..................................       913,929(g)                     8.5%
Directors and executive Officers as a group (11
  persons)............................................     3,837,829                       33.9%


---------------

* Less than one percent.


(a) Total includes currently exercisable options.



(b) The total includes 2,525,000 shares over which Mr. E. Crawford has sole voting and investment power, 22,500 shares owned by L'Accent de Provence of which Mr. E. Crawford is President and owner of 25% of its capital stock and over which Mr. E. Crawford shares voting and investment power, and 9,500 shares owned by Mr. E. Crawford's wife as to which Mr. E. Crawford disclaims beneficial ownership. The address of Mr. E. Crawford is the business address of Park-Ohio



(c) Messrs. E. Crawford and M. Crawford have shared voting power and investment power with respect to 50,000 shares held by a charitable foundation. The 50,000 shares are included in the beneficial ownership amounts reported for both Mr. E. Crawford and Mr. M. Crawford.



(d) Based on information set forth on Schedule 13G dated February 8, 1999. Capital Research and Management Company, a registered investment adviser, reported no voting power and sole investment power over 750,000 shares, but disclaimed beneficial ownership of all such shares, as of December 31, 1998. The address for Capital Research is 333 South Hope Street, Los Angeles, California 90071.

(e) Based on information set forth on Amendment No. 1 to Schedule 13G dated February 10, 1999. Artisan Partners Limited Partnership reported beneficial ownership of 730,400 shares as of December 31, 1998. Artisan Partners reported shared voting and investment power with respect to all such shares. The address for Artisan Partners is 1000 North Water Street, #1770, Milwaukee, Wisconsin 53202.



(f) Based on information set forth on Amendment No. 2 to Schedule 13G dated February 11, 1999. Dimensional Fund Advisors Inc., a registered investment advisor, furnishes investment advice to four investment companies and serves as investment manager to certain other investment vehicles, including commingled group trusts (the "Portfolios"). Dimensional reported beneficial ownership of 704,561 shares as of December 31, 1998, all of which shares were held by the Portfolios. Dimensional reported sole voting and investment power with respect to all of such shares, but disclaimed beneficial ownership of all such shares. The address for Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.



(g) Based on information set forth on Amendment No. 4 to Schedule 13D dated June 17, 1999. Includes 730,375 shares held by GAMCO Investors, Inc., 170,715 shares held by Gabelli Funds, LLC, 7,500 shares held by Gabelli Performance Partnership L.P., 2,000 shares held by Gabelli International Limited and 3,339 shares held by Mr. Mario J. Gabelli, as of June 14, 1999. Gabelli Funds, Inc. is the ultimate parent holding company for the above listed companies, and Mr. Mario J. Gabelli is the majority owner of Gabelli Funds, Inc. which has its principal business office at One Corporate Center, Rye, New York 10580.


                           RELATED PARTY TRANSACTIONS


     General Aluminum, a wholly-owned subsidiary of Park-Ohio, leases space in three buildings in Conneaut, Ohio:



     - a 91,500 square foot facility owned by a company owned by Mr. M. Crawford, at a monthly rent of $27,000;



     - a 70,000 square foot attached facility owned by the same company, at a monthly rent of $9,000; and



     - a separate 50,000 square foot facility owned by Mrs. E. Crawford, at a monthly rent of $3,000.



     In addition, Ajax, a wholly owned subsidiary of Park-Ohio, leases a facility in Cleveland, Ohio at a monthly rent of $23,833. This facility is owned by a corporation whose shareholders are Mr. E. Crawford and his son, Mr. M. Crawford.



     We believe that all of these transactions were on terms at least as favorable to us as if negotiated on an arms-length basis with unrelated third parties.

                            DESCRIPTION OF THE NOTES

     The notes and the Exchange Notes (collectively the "Notes") were issued under an indenture, dated as of June 2, 1999 (the "Indenture") by and between Park-Ohio Industries, Inc. (the "Company") and Norwest Bank Minnesota, N.A., as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act") as in effect on the date of the Indenture. The Notes are subject to all such terms, and holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement of them. The following is a summary of the material terms and provisions of the Notes. This summary does not purport to be a complete description of the Notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Notes and the Indenture (including the definitions contained therein). A copy of the form of Indenture may be obtained from the Company by any holder or prospective investor upon request. Definitions relating to certain capitalized terms are set forth under "-- Certain Definitions". Capitalized terms that are used but not otherwise defined herein have the meanings ascribed to them in the Indenture and such definitions are incorporated herein by reference.

GENERAL

     The Notes will be limited in aggregate principal amount to $200.0 million, provided that $150.0 million of notes reserved for issuance under the Indenture will be available only in connection with the exchange of Series B Notes for Exchange Notes pursuant to the Exchange Offer. The Notes will be general unsecured obligations of the Company and will rank subordinate in right of payment to any Senior Indebtedness of the Company, pari passu with any senior subordinated indebtedness and senior in right of payment to any existing or future subordinated Indebtedness of the Company.

     A majority of the operations of the Company are conducted through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Notes. The Notes will be effectively subordinated to all Indebtedness and other liabilities (including trade payables) of the Company's Subsidiaries. Any right of the Company to receive assets of any of its Subsidiaries upon a Subsidiary's liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors.

MATURITY, INTEREST AND PRINCIPAL

     The Notes will mature on December 1, 2007. The Notes will bear interest at a rate of 9 1/4% per annum from the Issue Date until maturity. Interest is payable semiannually in arrears on each June 1 and December 1 commencing December 1, 1999, to holders of record of the Notes at the close of business on the immediately preceding May 15 and November 15, respectively. The interest rate on the Notes is subject to increase, and such Additional Interest will be payable on the payment dates set forth above, in certain circumstances, if the Notes (or other securities substantially similar to the Notes) are not registered with the Securities and Exchange Commission within the prescribed time periods. See "Exchange Offer; Registration Rights."

OPTIONAL REDEMPTION

     The Notes will be redeemable at the option of the Company, in whole at any time or in part from time to time on or after December 1, 2002 at the following redemption prices (expressed as percentages of the principal amount thereof), together, in each case, with accrued and unpaid interest, if any, to the redemption date, if redeemed during the twelve-month period beginning on December 1 of each year listed below:

                       YEAR                            PERCENTAGE
                       ----                            ----------
2002...............................................    104.625%
2003...............................................    103.083%
2004...............................................    101.542%
2005 and thereafter................................    100.000%

     Notwithstanding the foregoing, the Company may redeem in the aggregate up to 35% of the original principal amount of Notes at any time and from time to time prior to December 1, 2000 at a redemption price equal to 109.250% of the aggregate principal amount so redeemed, plus accrued and unpaid interest, if any, to the redemption date out of the Net Proceeds of one or more Public Equity Offerings; provided that at least 65% of the principal amount of Notes originally issued remains outstanding immediately after the occurrence of any such redemption and that any such redemption occurs within 60 days following the closing of any such Public Equity Offering.

     In the event of a redemption of fewer than all of the Notes, the Trustee shall select the Notes to be redeemed in compliance with the requirements of the principal national securities exchange, if any, or while such Notes are listed, or if such Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or in such other manner as the Trustee shall deem fair and equitable. The Notes will be redeemable in whole or in part upon not less than 30 nor more than 60 days' prior written notice, mailed by first class mail to a holder's last address as it shall appear on the register maintained by the Registrar of the Notes. On and after any redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption unless the Company shall fail to redeem any such Note.

SUBORDINATION

     The indebtedness represented by the Notes is, to the extent and in the manner provided in the Indenture, subordinated in right of payment to the prior indefeasible payment and satisfaction in full in cash of all existing and future Senior Indebtedness of the Company. As of March 31, 1999, after giving pro forma effect to the application of the net proceeds of the Offering, the principal amount of outstanding Senior Indebtedness of the Company, on a consolidated basis, would have been $71.3 million.

     In the event of any insolvency or bankruptcy case or proceeding, or any receivership, arrangement, reorganization, liquidation, dissolution or other winding-up or other similar case or proceeding in connection therewith whether or not involving insolvency or bankruptcy, relative to the Company or to its creditors, as such, or to the Company's assets, whether voluntary or involuntary, or any general assignment for the benefit of creditors or other marshaling of assets or liabilities of the Company (except in connection with the merger or consolidation of the Company or its liquidation or dissolution following the transfer of all or substantially all of its assets, upon the terms and conditions permitted under the circumstances described under ' -- Merger, Consolidation or Sale of Assets" below) (all of the foregoing referred to herein individually as a "Bankruptcy Proceeding" and collectively as "Bankruptcy Proceedings"), the holders of Senior Indebtedness of the Company will be entitled to receive payment and satisfaction in full in cash of all amounts due on or in respect of all Senior Indebtedness of the Company before the holders of the Notes are entitled to receive or retain any payment or distribution of any kind on account of the Notes.

     In the event that, notwithstanding the foregoing, the Trustee or any holder of Notes receives any payment or distribution of assets of the Company of any kind, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of the Notes before all Senior Indebtedness of the Company is paid and satisfied in full in cash, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Indebtedness and will be immediately paid over or delivered to the holders of Senior Indebtedness or their representative or representatives to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Indebtedness. By reason of such subordination, in the event of any such Bankruptcy Proceeding, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than other creditors of the Company, including holders of the Notes.

     Upon the occurrence of a Payment Default on Designated Senior Indebtedness, no payment or distribution of any kind or character (including, without limitation, cash, property and any payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of the Company being subordinated to the payment of the Notes by the Company) may be made by or on behalf of the Company or any Subsidiary of the Company, including, without limitation, by way of set-off or otherwise, for or on account of the Notes, or for or on account of the purchase, redemption or other acquisition of any Notes, and neither the Trustee nor any holder or owner of any Notes shall take or receive from the Company or any Subsidiary of the Company, directly or indirectly in any manner, payment in respect of all or any portion of Notes commencing on the date of receipt by the Trustee of written notice from the representative of the holders of Designated Senior Indebtedness (the "Representative") of the occurrence of such Payment Default, and in any such event, such prohibition shall continue until such Payment Default is cured, waived in writing or otherwise ceases to exist. At such time as the prohibition set forth in the preceding sentence shall no longer be in effect, subject to the provisions of the following paragraph, the Company shall resume making any and all required payments in respect of the Notes, including any missed payments.

     Upon the occurrence of a Non-Payment Event of Default on Designated Senior Indebtedness, no payment or distribution of any kind or character (including, without limitation, cash, property and any payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of the Notes by the Company) may be made by the Company or any Subsidiary of the Company, including, without limitation, by way of set-off or otherwise, for or on account of the Notes, or for or on account of the purchase, redemption or other acquisition of any Notes, and neither the Trustee nor any holder or owner of any Notes shall take or receive from the Company or any Subsidiary of the Company, directly or indirectly in any manner, payment in respect of all or any portion of the Notes for a period (a "Payment Blockage Period") commencing on the date of receipt by the Trustee of written notice from the Representative of such Non-Payment Event of Default unless and until (subject to any blockage of payments that may then be in effect under the preceding paragraph) the earliest of:

          (i) more than 179 days shall have elapsed since receipt of such written notice by the Trustee,

          (ii) such Non-Payment Event of Default shall have been cured or waived in writing or otherwise shall have ceased to exist or such Designated Senior Indebtedness shall have been paid in full, or

          (iii) such Payment Blockage Period shall have been terminated by written notice to the Company or the Trustee from such Representative,

after which, in the case of clause (i), (ii) or (iii), the Company shall resume making any and all required payments in respect of the Notes, including any missed payments.

     Notwithstanding any other provision of the Indenture, in no event shall a Payment Blockage Period commenced in accordance with the provisions of the Indenture described in this paragraph extend beyond 179 days from the date of the receipt by the Trustee of the notice referred to above (the "Initial Blockage Period"). Any number of additional Payment Blockage Periods may be commenced during the Initial Blockage Period; provided, however, that no such additional Payment Blockage Period shall extend beyond the Initial Blockage Period. After the expiration of the Initial Blockage Period, no Payment Blockage Period may be commenced until at least 180 consecutive days have elapsed from the last day of the Initial Blockage Period. Notwithstanding any other provision of the Indenture, no Non-Payment Event of Default with respect to Designated Senior Indebtedness which existed or was continuing on the date of the commencement of any Payment Blockage Period initiated by the Representative shall be, or be made, the basis for the commencement of a second Payment Blockage Period initiated by the Representative, whether or not within the Initial Blockage Period, unless such Non-Payment Event of Default shall have been cured or waived for a period of not less than 90 consecutive days.

     If the Company fails to make any payment on the Notes when due or within any applicable grace period, whether or not on account of payment blockage provisions, such failure would constitute an Event of Default under the Indenture and would enable the holders of the Notes to accelerate the maturity thereof. See "-- Events of Default."

     A holder of Notes by its acceptance of Notes agrees to be bound by such provisions and authorizes and expressly directs the Trustee, on its behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Indenture and appoints the Trustee its attorney-in-fact for such purpose.

COVENANTS

     The Indenture will contain, among others, the following covenants:

LIMITATION ON ADDITIONAL INDEBTEDNESS

     The Company will not, directly or indirectly, incur (as defined) any Indebtedness (including Acquired Indebtedness); provided that if no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness, the Company may incur Indebtedness (including Acquired Indebtedness) if after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the Company's Consolidated Fixed Charge Coverage Ratio is at least 2.25 to 1. In addition, none of the Subsidiaries of the Company will, directly or indirectly, incur any Subsidiary Indebtedness; provided that if no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Subsidiary Indebtedness, any of the Company's Subsidiaries may incur Subsidiary Indebtedness if after giving effect to the incurrence of such Subsidiary Indebtedness and the receipt and application of the proceeds thereof, such Subsidiary's Consolidated Fixed Charge Coverage Ratio is at least 2.5 to 1.

     Notwithstanding the foregoing, the Company and its Subsidiaries may incur Permitted Indebtedness; provided that the Company will not incur any Permitted Indebtedness that ranks junior in right of payment to the Notes that has a maturity or mandatory sinking fund payment prior to the maturity of the Notes.

LIMITATION ON OTHER SENIOR SUBORDINATED INDEBTEDNESS

     The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, incur, contingently or otherwise, any Indebtedness that is both:

          (i) subordinated in right of payment to any Senior Indebtedness of the Company or any of its Subsidiaries, as the case may be, and

          (ii) in right of payment to the Notes.

     For purposes of this covenant, Indebtedness is deemed to be senior in right of payment to the Notes, if it is not explicitly subordinated in right of payment to Senior Indebtedness at least to the same extent as the Notes are subordinated to such Senior Indebtedness.

LIMITATION ON RESTRICTED PAYMENTS

     The Company will not make, and will not permit any of its Subsidiaries to, directly or indirectly, make, any Restricted Payment, unless:

          (a) no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment,

          (b) immediately after giving pro forma effect to such Restricted Payment, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under " -- Limitation on Additional Indebtedness" above, and

          (c) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments declared or made after the Original Issue Date does not exceed the sum of:

             (1) 50% of the Company's cumulative Consolidated Net Income subsequent to the Original Issue Date (or minus 100% of any cumulative deficit in Consolidated Net Income during such period) subsequent to the Original Issue Date, plus

             (2) 100% of the aggregate Net Proceeds received by the Company from the issue or sale after the Original Issue Date of Capital Stock (other than Disqualified Capital Stock or Capital Stock of the Company issued to any Subsidiary of the Company) of the Company or any Indebtedness or other securities of the Company convertible into or exercisable or exchangeable for Capital Stock (other than

        Disqualified Capital Stock) of the Company which has been so converted, exercised or exchanged, as the case may be, plus

             (3) without duplication of any amounts included in clause (c)(2) above, 100% of the aggregate Net Proceeds received by the Company of any equity contribution from a holder of the Company's Capital Stock, plus

             (4) $5,000,000, excluding in the case of clauses (c)(2) and (3), any Net Proceeds from a Public Equity Offering to the extent used to redeem the Notes.

     For purposes of determining under this clause (c) the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its fair market value.

     The provisions of this covenant shall not prohibit:

          (i) the payment of any distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would comply with the provisions of the Indenture,

          (ii) the repurchase, redemption or other acquisition or retirement of any shares of Capital Stock of the Company or Indebtedness subordinated to the Notes by conversion into, or by or in exchange for, shares of Capital Stock of the Company (other than Disqualified Capital Stock), or out of the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other shares of Capital Stock of the Company (other than Disqualified Capital Stock),

          (iii) the redemption or retirement of Indebtedness of the Company subordinated to the Notes in exchange for, by conversion into, or out of the Net Proceeds of, a substantially concurrent sale or incurrence of Indebtedness of the Company (other than any Indebtedness owed to a Subsidiary) that is contractually subordinated in right of payment to the Notes to at least the same extent as the Indebtedness being redeemed or retired,

          (iv) the retirement of any shares of Disqualified Capital Stock of the Company by conversion into, or by exchange for, shares of Disqualified Capital Stock of the Company, or out of the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other shares of Disqualified Capital Stock of the Company,

          (v) so long as no Default or Event of Default shall have occurred and be continuing, payments made with respect to extinguishment of fractional shares or odd-lot shares not to exceed $250,000 in the aggregate,

          (vi) payments to a holding company that, directly or indirectly, owns all of the outstanding Capital Stock of the Company, in amounts sufficient to pay:

             (a) franchise taxes and other fees required to maintain its corporate existence,

             (b) costs associated with preparation of required documents for filing with the Securities and Exchange Commission and with any exchange on which such company's securities are traded,

             (c) federal, state, foreign and local taxes to the extent that such taxes are attributable to the ownership of the Company and its Subsidiaries, and

             (d) other operating or administrative costs of up to $200,000 per year, or

          (vii) payments, directly or indirectly, to employees to repurchase Capital Stock or other securities of the Company or of a holding company that, directly or indirectly, owns all of the outstanding Capital Stock of the Company upon the death, disability or termination of employment of such employees, in amounts not to exceed, in the aggregate, $1,500,000 per year;

provided that in calculating the aggregate amount of Restricted Payments made subsequent to the Original Issue Date for purposes of clause (c) of the immediately preceding paragraph, amounts expended pursuant to clauses (i), (v) and (vii) shall be included in such calculation.

     Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant described above were computed, which calculations may be based upon the Company's latest available financial statements, and that no Default or Event of Default has occurred and is continuing and no Default or Event of Default will occur immediately after giving effect to any such Restricted Payments.

LIMITATION ON LIENS

     The Company will not, and will not permit any of its Subsidiaries to, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind (other than Permitted Liens) upon any property or asset of the Company or any of its Subsidiaries or any shares of Capital Stock or Indebtedness of any Subsidiary of the Company which owns property or assets, now owned or hereafter acquired, unless:

          (i) if such Lien secures Indebtedness which is pari passu with the Notes, then the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligation is no longer secured by a Lien, or

          (ii) if such Lien secures Indebtedness which is subordinated to the Notes, any such Lien shall be subordinated to the Lien granted to the holders of the Notes to the same extent as such Indebtedness is subordinated to the Notes.

LIMITATION ON TRANSACTIONS WITH AFFILIATES

     The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate (each an "Affiliate Transaction") or extend, renew, waive or otherwise modify the terms of any Affiliate Transaction entered into prior to the Original Issue Date unless:

          (i) such Affiliate Transaction is between or among the Company and its Wholly Owned Subsidiaries, or

          (ii) the terms of such Affiliate Transaction are fair and reasonable to the Company or such Subsidiary, as the case may be, and the terms of such Affiliate Transaction are at least as favorable as the terms which could be obtained by the Company or such Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis between unaffiliated parties.

     In any Affiliate Transaction (or any series of related Affiliate Transactions which are similar or part of a common plan) involving an amount or having a fair market value in excess of $2 million which is not permitted under clause (i) above, the Company must obtain a resolution of the Board of Directors of the Company certifying that such Affiliate Transaction complies with clause
(ii) above. In any Affiliate Transaction (or any series of related Affiliate Transactions which are similar or part of a common plan) involving an amount or having a fair market value in excess of $10 million which is not permitted under clause (i) above, the Company must obtain a favorable written opinion as to the fairness of such transaction or transactions, as the case may be, from an Independent Financial Advisor.

     The foregoing provisions will not apply to:

          (i) any Restricted Payment that is not prohibited by the provisions described under "-- Limitation on Restricted Payments" above, or

          (ii) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors or employees of the Company or any Subsidiary of the Company as determined in good faith by the Company's Board of Directors or senior management.

LIMITATION ON CERTAIN ASSET SALES

     The Company will not, and will not permit any of its Subsidiaries to, consummate an Asset Sale unless:

          (i) the Company or such applicable Subsidiary, as the case may be, receives consideration at the time of such sale or other disposition at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Board of Directors of the Company, and evidenced by a board resolution),

          (ii) not less than 80% of the consideration received by the Company or such applicable Subsidiary, as the case may be, is in the form of cash or Cash Equivalents, and

          (iii) the Asset Sale Proceeds received by the Company or such Subsidiary are applied:

             (a) first, to the extent the Company or any such Subsidiary, as the case may be, elects, or is required, to prepay, repay or purchase indebtedness under any then existing Senior Indebtedness of the Company or any such Subsidiary within 12 months following the receipt of the Asset Sale Proceeds from any Asset Sale; provided that any such repayment shall result in a permanent reduction of the commitments thereunder in an amount equal to the principal amount so repaid,

             (b) second, to the extent of the balance of Asset Sale Proceeds after application as described above, to the extent the Company elects, to an investment in assets (including Capital Stock or other securities purchased in connection with the acquisition of Capital Stock or property of another Person) used or useful in businesses similar or ancillary to the business of the Company or any such Subsidiary as conducted on the Original Issue Date; provided that such investment occurs on or prior to the 365th day following receipt of such Asset Sale Proceeds (the "Reinvestment Date"), and

             (c) third, if on the Reinvestment Date the Available Asset Sale Proceeds exceed $10 million, the Company shall apply an amount equal to such Available Asset Sale Proceeds, first, to an offer to purchase the Series A/B Notes, if any are outstanding, in accordance with the terms of the Series A/B Indenture (as in effect on the Issue Date) (the "Series A/B Asset Sale Offer") and second, in the event that any available Asset Sale Proceeds are not applied to a Series A/B Asset Sale Offer, an offer to repurchase the Notes, at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the purchase date (an "Excess Proceeds Offer"). If an Excess Proceeds Offer is not fully subscribed, the Company may retain the portion of the Available Asset Sale Proceeds not required to purchase Notes.

     If the Company is required to make an Excess Proceeds Offer, the Company shall mail, within 30 days following the Reinvestment Date, a notice to the holders stating, among other things:

          (i) that such holders have the right to require the Company to apply the Available Asset Sale Proceeds to repurchase such Notes at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the purchase date,

          (ii) the purchase date, which shall be no earlier than 30 days and not later than 45 days from the date such notice is mailed,

          (iii) the instructions that each holder must follow in order to have such Notes purchased, and

          (iv) the calculations used in determining the amount of Available Asset Sale Proceeds to be applied to the purchase of such Notes.

     In the event of the transfer of substantially all of the property and assets of the Company and its Subsidiaries as an entirety to a Person in a transaction permitted under "-- Merger, Consolidation or Sale of Assets" below, the successor Person shall be deemed to have sold the properties and assets of the Company and its Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to an Excess Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the

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

applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

LIMITATION ON PREFERRED STOCK OF SUBSIDIARIES

     The Company will not permit any of its Subsidiaries to issue any Preferred Stock (except Preferred Stock issued to the Company or a Wholly Owned Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Subsidiary of the Company) to hold any such Preferred Stock unless the Company or such Subsidiary would be entitled to incur or assume Indebtedness under "-- Limitation on Additional Indebtedness" above (other than Permitted Indebtedness) in the aggregate principal amount equal to the aggregate liquidation value of the Preferred Stock to be issued.

LIMITATION ON CAPITAL STOCK OF SUBSIDIARIES

     The Company will not:

          (i) sell, pledge, hypothecate or otherwise convey or dispose of any Capital Stock of a Subsidiary of the Company, or

          (ii) permit any of its Subsidiaries to issue any Capital Stock, other than to the Company or a Wholly Owned Subsidiary of the Company.

     The foregoing restrictions shall not apply to an Asset Sale made in compliance with "-- Limitation on Certain Asset Sales" above or the issuance of Preferred Stock in compliance with "-- Limitation on Preferred Stock of Subsidiaries" above.

LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of the Company to:

          (i) (a) pay dividends or make any other distributions to the Company or any Subsidiary of the Company:

             (1) on its Capital Stock, or

             (2) with respect to any other interest or participation in, or measured by, its profits, or

          (b) repay any Indebtedness or any other obligation owed to the Company or any Subsidiary of the Company,

          (ii) make loans or advances or capital contributions to the Company or any of its Subsidiaries, or

          (iii) transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of:

             (a) encumbrances or restrictions existing on the Original Issue Date to the extent and in the manner such encumbrances and restrictions are in effect on the Original Issue Date or encumbrances or restrictions existing on the Issue Date in compliance with the Series A/B Indenture,

             (b) applicable law,

             (c) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person (including any Subsidiary of the Person), so acquired,

             (d) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business and consistent with past practices,

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

             (e) Refinancing Indebtedness; provided that such restrictions are no more restrictive than those contained in the agreements governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, or

             (f) customary restrictions in security agreements or mortgages securing Indebtedness of the Company or a Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements and mortgages.

LIMITATION ON SALE AND LEASE-BACK TRANSACTIONS

     The Company will not, and will not permit any of its Subsidiaries to, enter into any Sale and Lease-Back Transaction unless:

          (i) the consideration received in such Sale and Lease-Back Transaction is at least equal to the fair market value of the property sold, as determined in good faith by the Board of Directors of the Company and evidenced by a board resolution, and

          (ii) the Company could incur the Attributable Indebtedness in respect of such Sale and Lease-Back Transaction in compliance with "-- Limitation on Additional Indebtedness" above.

PAYMENTS FOR CONSENT

     The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the Notes which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

CHANGE OF CONTROL OFFER

     Upon the occurrence of a Change of Control, the Company shall be obligated to make an offer to purchase (the "Change of Control Offer") each holder's outstanding Notes at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the Change of Control Payment Date (as defined) in accordance with the procedures set forth below.

     Within 20 days of the occurrence of a Change of Control, the Company shall:

          (i) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States, and

          (ii) send by first-class mail, postage prepaid, to the Trustee and to each holder of the Notes, at the address appearing in the register maintained by the Registrar of the Notes, a notice stating:

             (a) that the Change of Control Offer is being made pursuant to this covenant and that all Notes tendered will be accepted for payment,

             (b) the Change of Control Purchase Price and the purchase date (which shall be a Business Day no earlier than 30 days nor later than 45 days from the date such notice is mailed (the "Change of Control Payment Date"),

             (c) that any Note not tendered will continue to accrue interest,

             (d) that, unless the Company defaults in the payment of the Change of Control Purchase Price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date,

             (e) that holders accepting the offer to have their Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day preceding the Change of Control Payment Date,

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

             (f) that holders will be entitled to withdraw their acceptance if the Paying Agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such Notes purchased,

             (g) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered,

             (h) any other procedures that a holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance, and

             (i) the name and address of the Paying Agent.

     On the Change of Control Payment Date, the Company shall, to the extent lawful:

          (i) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer,

          (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so tendered, and

          (iii) deliver or cause to be delivered to the Trustee Notes so accepted together with an Officers' Certificate stating the Notes or portions thereof tendered to the Company.

     The Paying Agent shall promptly mail to each holder of Notes so accepted payment in an amount equal to the purchase price for such Notes, and the Company shall execute and issue, and the Trustee shall promptly authenticate and mail to such holder, a new Note equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each such new Note shall be issued in an original principal amount in denominations of $1,000 and integral multiples thereof.

     The Indenture requires that if the Revolving Credit Facility is in effect, or any amounts are owing thereunder or in respect thereof, at the time of the occurrence of a Change of Control, prior to the mailing of the notice to holders described in the second preceding paragraph, but in any event within 20 days following any Change of Control, the Company covenants to:

          (i) repay in full all obligations and terminate all commitments under or in respect of the Revolving Credit Facility and all other Senior Indebtedness the terms of which require repayment upon a Change of Control or offer to repay in full all obligations and terminate all commitments under or in respect of the Revolving Credit Facility and all such Senior Indebtedness and repay the Indebtedness owed to each such lender who has accepted such offer, or

          (ii) obtain the requisite consents under the Revolving Credit Facility and all such other Senior Indebtedness to permit the repurchase of the Notes as described above.

     The Company must first comply with the covenant described in the preceding sentence before it shall be required to purchase Notes in the event of a Change of Control; provided that the Company's failure to comply with the covenant described in the preceding sentence constitutes an Event of Default described in clause (iii) under "-- Events of Default" below if not cured within 30 days after the notice required by such clause. As a result of the foregoing, a holder of the Notes may not be able to compel the Company to purchase the Notes unless the Company is able at the time to refinance all of the obligations under or in respect of the Revolving Credit Facility and all such other Senior Indebtedness or obtain requisite consents under the Revolving Credit Facility and all such other Senior Indebtedness.

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

     The Indenture will further provide that:

          (i) if the Company or any Subsidiary thereof has issued any outstanding:

             (a) indebtedness that is subordinated in right of payment to the Notes, or

             (b) Preferred Stock, and the Company or such Subsidiary is required to make a Change of Control Offer or to make a distribution with respect to such subordinated indebtedness or Preferred Stock in the event of a Change of Control, the Company shall not consummate any such offer or distribution with respect to such subordinated indebtedness or Preferred Stock until such time as the Company shall have paid the Change of Control Purchase Price in full to the holders of Notes that have accepted the Company's Change of Control Offer and shall otherwise have consummated the Change of Control Offer made to holders of the Notes, and

          (ii) the Company will not issue Indebtedness that is subordinated in right of payment to the Notes or Preferred Stock with change of control provisions requiring the payment of such Indebtedness or Preferred Stock prior to the payment of the Notes in the event of a Change in Control under the Indenture.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Company will not and will not permit any of its Subsidiaries to consolidate with, merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company (as an entirety or substantially as an entirety in one transaction or a series of related transactions), to any Person unless:

          (i) the Company or such Subsidiary, as the case may be, shall be the continuing Person, or the Person (if other than the Company or such Subsidiary) formed by such consolidation or into which the Company or such Subsidiary, as the case may be, is merged or to which the properties and assets of the Company or such Subsidiary, as the case may be, are sold, assigned, transferred, leased, conveyed or otherwise disposed of shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of the Company or such Subsidiary, as the case may be, under the Indenture, the Notes and the obligations thereunder shall remain in full force and effect,

          (ii) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing, and

          (iii) immediately after giving effect to such transaction on a pro forma basis the Company or such Person could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under
     "-- Certain Covenants -- Limitation on Additional Indebtedness" above;

provided, however that this provision will not prevent the Company from merging into an Affiliate of the Company for the sole purpose of creating a holding company whose sole asset will be all of the outstanding capital stock of the Company.

     In connection with any consolidation, merger or transfer of assets contemplated by this provision, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and the supplemental indenture in respect thereto comply with this provision and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with.

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

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

EVENTS OF DEFAULT

     The following events are defined in the Indenture as "Events of Default":

          (i) default in payment of any principal of, or premium, if any, on the Notes whether at maturity, upon redemption or otherwise (whether or not such payment shall be prohibited by the subordination provisions of the Indenture),

          (ii) default for 30 days in payment of any interest on the Notes,

          (iii) default by the Company or any Subsidiary in the observance or performance of any other covenant in the Notes or the Indenture for 30 days after written notice from the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding (except in the case of a default with respect to the "Change of Control" or "Merger, Consolidation or Sale of Assets" covenant which shall constitute an Event of Default with such notice requirement but with such passage of time requirement),

          (iv) failure to pay when due principal, interest or premium in an aggregate amount of $5 million or more with respect to any Indebtedness of the Company or any Subsidiary thereof, or the acceleration of any such Indebtedness aggregating $3 million or more which default shall not be cured, waived or postponed pursuant to an agreement with the holders of such Indebtedness within 60 days after written notice as provided in the Indenture, or such acceleration shall not be rescinded or annulled within 20 days after written notice as provided in the Indenture,

          (v) any final judgment or judgments which can no longer be appealed for the payment of money in excess of $5 million shall be rendered against the Company or any Subsidiary thereof, and shall not be discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect, and

          (vi) certain events involving bankruptcy, insolvency or reorganization of the Company or any Subsidiary thereof.

     The Indenture provides that the Trustee may withhold notice to the holders of the Notes of any default (except in payment of principal or premium, if any, or interest on the Notes) if the Trustee considers it to be in the best interest of the holders of the Notes to do so.

     The Indenture will provide that if an Event of Default (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization) shall have occurred and be continuing, then the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare to be immediately due and payable the entire principal amount of all the Notes then outstanding plus accrued interest to the date of acceleration and

          (i) such amounts shall become immediately due and payable, or

          (ii) if there are any amounts outstanding under the Revolving Credit Facility, such amounts shall become immediately due and payable upon the first to occur of an acceleration under the Revolving Credit Facility or five business days after receipt by the Company and the representative under the Revolving Credit Facility of a notice of acceleration;

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

provided, however, that after such acceleration but before a judgment or decree based on acceleration is obtained by the Trustee, the holders of a majority in aggregate principal amount of outstanding Notes may, under certain circumstances, rescind and annul such acceleration if:

          (i) all Events of Default, other than nonpayment of principal, premium, if any, or interest that has become due solely because of the acceleration, have been cured or waived as provided in the Indenture,

          (ii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid,

          (iii) in the event of the cure or waiver of an Event of Default of the type described in clause (vi) of the above Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived.

     No such rescission shall affect any subsequent Default or impair any right consequent thereto. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization shall occur, the principal, premium and interest amount with respect to all of the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the Notes.

     The holders of a majority in principal amount of the Notes then outstanding shall have the right to waive any existing default or compliance with any provision of the Indenture or the Notes and to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to certain limitations provided for in the Indenture and under the Trust Indenture Act.

     No holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as Trustee, and unless the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. Notwithstanding the foregoing, such limitations do not apply to a suit instituted on such Note on or after the respective due dates expressed in such Note.

DEFEASANCE AND COVENANT DEFEASANCE

     The Indenture provides, the Company may elect either:

          (i) to defease and be discharged from any and all of its obligations with respect to the Notes (except for the obligations to register the transfer or exchange of such Notes, to replace temporary or mutilated, destroyed, lost or stolen Notes, to maintain an office or agency in respect of the Notes and to hold monies for payment in trust) ("defeasance"), or

          (ii) to be released from its obligations with respect to the Notes under certain covenants contained in the Indenture ("covenant defeasance") upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money and/or non-callable U.S. government obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of, premium, if any, and interest on the Notes, on the scheduled due dates therefor or on a selected date of redemption in accordance with the terms of the Indenture.

     Such a trust may only be established if, among other things:

          (i) the Company has delivered to the Trustee an opinion of counsel (as specified in the Indenture):

             (a) to the effect that neither the trust nor the Trustee will be required to register as an investment company under the Investment Company Act of 1940, as amended, and

             (b) describing either a private ruling concerning the Notes or a published ruling of the Internal Revenue Service, to the effect that holders of the Notes or persons in their positions will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and

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

        discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred,

          (ii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy, insolvency or reorganization events are concerned, at any time in the period ending on the 91st day after the date of deposit,

          (iii) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any or its Subsidiaries is bound,

          (iv) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Notes over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others,

          (v) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the defeasance or the covenant defeasance have been complied with,

          (vi) the Company shall have delivered to the Trustee an opinion of counsel to the effect that:

             (a) the trust funds will not be subject to any rights of holders of Senior Indebtedness, including, without limitation, those arising under the Indenture, and

             (b) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, and

          (vii) certain other customary conditions precedent are satisfied.

MODIFICATION OF INDENTURE

     From time to time, the Company and the Trustee may, without the consent of holders of the Notes, amend or supplement the Indenture for certain specified purposes, including providing for uncertificated Notes in addition to certificated Notes, and curing any ambiguity, defect or inconsistency, or making any other change that does not materially and adversely affect the rights of any holder.

     The Indenture contains provisions permitting the Company and the Trustee, with the consent of holders of at least a majority in principal amount of the outstanding Notes, to modify or supplement the Indenture, except that no such modification shall, without the consent of each holder affected thereby:

          (i) reduce the amount of Notes whose holders must consent to an amendment, supplement, or waiver to the Indenture or the Notes,

          (ii) reduce the rate of or change the time for payment of interest, including defaulted interest, on any Note,

          (iii) reduce the principal of or premium on or change the stated maturity of any Note or change the date on which any Notes may be subject to redemption or repurchase or reduce the redemption or repurchase price therefor,

          (iv) make any Note payable in money other than that stated in the Note or change the place of payment from New York, New York,

          (v) waive a default on the payment of the principal of, interest on, or redemption payment with respect to any Note,

          (vi) make any change in provisions of the Indenture protecting the right of each holder of Notes to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to

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

     enforce such payment, or permitting holders of a majority in principal amount of Notes to waive Defaults or Events of Default,

          (vii) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate an Asset Sale Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto, or

          (viii) modify or change any provision of the Indenture or the related definitions affecting the subordination or ranking of the Notes in a manner which adversely affects the holders of Notes.

REPORTS TO HOLDERS

     So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it will continue to furnish the information required thereby to the Securities and Exchange Commission and to the holders of the Notes. The Indenture provides that even if the Company is entitled under the Exchange Act not to furnish such information to the Securities and Exchange Commission or to the holders of the Notes, it will nonetheless continue to furnish such information to the Securities and Exchange Commission and holders of the Notes.

COMPLIANCE CERTIFICATE

     The Company will deliver to the Trustee on or before 90 days after the end of the Company's fiscal year and on or before 45 days after the end of each of the first, second and third fiscal quarters in each year an Officers' Certificate stating whether or not the signers know of any Default or Event of Default that has occurred. If they do, the certificate will describe the Default or Event of Default, its status and the intended method of cure, if any.

THE TRUSTEE

     The Trustee under the Indenture will be the Registrar and Paying Agent with regard to the Notes. The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

TRANSFER AND EXCHANGE

     Holders of the Notes may transfer or exchange Notes in accordance with the Indenture. The Registrar under such Indenture may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to transfer or exchange any Note selected for redemption and, further, is not required to transfer or exchange any Note for a period of 15 days before selection of the Notes to be redeemed.

     The Notes will be issued in a transaction exempt from registration under the Act and will be subject to the restrictions on transfer described in "Notice to Investors."

     The registered holder of a Note may be treated as the owner of it for all purposes.

DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Subsidiary or is merged into or consolidated with any other Person or which is assumed in connection with the acquisition of assets from such Person and, in each case, not incurred by such Person in connection with, or in

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

anticipation or contemplation of, such Person becoming a Subsidiary or such merger, consolidation or acquisition.

     "Affiliate" means, with respect to any specific Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by," and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

     "Asset Acquisition" means:

          (i) an Investment by the Company or any Subsidiary of the Company in any other Person pursuant to which such Person shall become a Subsidiary of the Company or any Subsidiary of the Company, or shall be merged with or into the Company or any Subsidiary of the Company, or

          (ii) the acquisition by the Company or any Subsidiary of the Company of the assets of any Person (other than a Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person or any other properties or assets of such Person other than in the ordinary course of business.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, assignment, transfer, lease or other disposition (including any Sale and Lease-Back Transaction), other than to the Company or any of its Wholly Owned Subsidiaries, in any single transaction or series of related transactions of:

          (i) any Capital Stock of or other equity interest in any Subsidiary of the Company, or

          (ii) any other property or assets of the Company or of any Subsidiary thereof; provided that Asset Sales shall not include:

             (a) a transaction or series of related transactions for which the Company or its Subsidiaries receive aggregate consideration of less than $2 million,

             (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "--Merger, Consolidation or Sale of Assets,"

             (c) a disposition of inventory in the ordinary course of business,

             (d) an exchange of property for other similar property structured on a tax-free, like-kind basis, or

             (e) the issuance of shares of a wholly owned Subsidiary of the Company solely to the shareholders of the Company in a transaction pursuant to which the Company becomes a wholly owned direct or indirect subsidiary of such Subsidiary.

     "Asset Sale Proceeds" means, with respect to any Asset Sale:

          (i) cash received by the Company or any Subsidiary of the Company from such Asset Sale (including cash received as consideration for the assumption of liabilities incurred in connection with or in anticipation of such Asset Sale), after

             (a) provision for all income or other taxes measured by or resulting from such Asset Sale,

             (b) payment of all brokerage commissions, underwriting and other fees and expenses related to such Asset Sale,

             (c) provision for minority interest holders in any Subsidiary of the Company as a result of such Asset Sale,

             (d) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale, and

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

             (e) deduction of appropriate amounts to be provided by the Company or a Subsidiary of the Company as a reserve, in accordance with GAAP, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by the Company or a Subsidiary after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such Asset Sale, and

          (ii) promissory notes and other noncash consideration received by the Company or any Subsidiary of the Company from such Asset Sale or other disposition upon the liquidation or conversion of such notes or noncash consideration into cash.

     "Attributable Indebtedness" in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the greater of:

          (i) the fair value of the property subject to such arrangement, and

          (ii) the present value (discounted at the rate of 10%, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended).

     "Available Asset Sale Proceeds" means, with respect to any Asset Sale, the aggregate Asset Sale Proceeds from such Asset Sale that have not been applied in accordance with clauses (iii)(a) or (iii)(b), and which have not yet been the basis for a Series A/B Asset Sale Offer or an Excess Proceeds Offer in accordance with clause (iii)(c) of the first paragraph of "-- Certain
Covenants -- Limitation on Certain Asset Sales".

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, partnership interests or any other participation, right or other interest in the nature of an equity interest in such Person including, without limitation, Common Stock and Preferred Stock of such Person, or any option, warrant or other security convertible into any of the foregoing.

     "Capitalized Lease Obligations" means, with respect to any Person, Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

     "Cash Equivalents" means:

          (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof,

          (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"),

          (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's,

          (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, and

          (v) shares of any mutual funds or other pooled investment vehicles, in each case having assets of $500,000,000, investing solely in investments of the types described in (i) through (iv) above.

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

     A "Change of Control" of the Company will be deemed to have occurred at such time as:

          (i) any Person (including a Person's Affiliates and associates), other than a Permitted Holder, becomes the beneficial owner (as defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of 50% or more of the total voting or economic power of the Company's Common Stock,

          (ii) any Person (including a Person's Affiliates and associates), other than a Permitted Holder, becomes the beneficial owner of more than 33 1/3% of the total voting power of the Company's Common Stock, and the Permitted Holders beneficially own, in the aggregate, a lesser percentage of the total voting power of the Common Stock of the Company than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company,

          (iii) there shall be consummated any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Common Stock of the Company would be converted into cash, securities or other property, other than:

             (a) a merger or consolidation of the Company in which the holders of the Common Stock of the Company outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the Common Stock of the surviving corporation immediately after such consolidation or merger, or

             (b) a merger of the Company with an Affiliate of the Company (or a shell corporation with no shareholders formed solely for the purpose of creating a holding company) for the sole purpose of creating a holding company whose sole asset, directly or indirectly, will be all of the outstanding capital stock of the Company, or

          (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company has been approved by 66 2/3% of the directors then still in office who either were directors at the beginning of such period or whose election or recommendation for election was previously so approved) cease to constitute a majority of the Board of Directors of the Company.

     "Common Stock" of any Person means all Capital Stock of such Person that is generally entitled to:

          (i) vote in the election of directors of such Person, or

          (ii) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

     "Company" means Park-Ohio Industries, Inc.

     "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period.

     In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

          (i) the incurrence (and the application of the proceeds thereof) or repayment of any Indebtedness of such Person or any of its Subsidiaries giving rise to the need to make such calculation and any incurrence (and the application of the proceeds thereof) or repayment of other Indebtedness, other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence (and the application of the proceeds thereof) or repayment, as the case may be, occurred on the first day of the Four Quarter Period, and

          (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person who becomes a Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any EBITDA (provided that such EBITDA shall be included only to the extent includable pursuant to the definition of "Consolidated Net Income") attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

     If such Person or any of its Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

     Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio":

          (i) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date,

          (ii) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period, and

          (iii) notwithstanding clause (i) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by one or more Interest Rate Agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

     "Consolidated Fixed Charges" means, with respect to any Person, for any period, the sum, without duplication, of:

          (i) Consolidated Interest Expense, plus

          (ii) the product of:

             (a) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Capital Stock (other than Disqualified Capital Stock)) paid, accrued or scheduled to be paid or accrued during such period times,

             (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

     "Consolidated Interest Expense" means, with respect to any Person, for any period, the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption "interest expense" or any like caption on an income statement for such Person and its Subsidiaries on a consolidated basis (including, but not limited to:

          (i) Redeemable Dividends, whether paid or accrued,

          (ii) imputed interest included in Capitalized Lease Obligations,

          (iii) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing,

          (iv) the net costs associated with Interest Rate Agreements and other hedging obligations,

          (v) the interest portion of any deferred payment obligation,

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

          (vi) amortization of discount or premium, if any, and

          (vii) all other non-cash interest expense (other than interest amortized to cost of sales), plus, without duplication, all net capitalized interest for such period and all interest incurred or paid under any guarantee of Indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person, plus the amount of all dividends or distributions paid on Disqualified Capital Stock (other than dividends paid or payable in shares of Capital Stock of the Company) minus amortization of deferred financing costs and expenses.

     "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that:

          (i) the Net Income of any Person (the "other Person") in which the Person in question or any of its Subsidiaries has less than a 100% interest (which interest does not cause the Net Income of such other Person to be consolidated into the Net Income of the Person in question in accordance with GAAP) shall be included only to the extent of the amount of dividends or distributions paid to the Person in question or the Subsidiary,

          (ii) the Net Income of any Subsidiary of the Person in question that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation,

          (iii) (a) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition, and

             (b) any net gain (but not loss) resulting from an Asset Sale by the Person in question or any of its Subsidiaries other than in the ordinary course of business shall be excluded,

          (iv) extraordinary or unusual and non-recurring gains and losses shall be excluded,

          (v) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) shall be excluded, and

          (vi) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets shall be excluded.

     "Designated Senior Indebtedness," means:

          (i) any Senior Indebtedness under the Revolving Credit Facility, and

          (ii) any other Senior Indebtedness which at the time of determination exceeds $25 million in aggregate principal amount (or accreted value in the case of Indebtedness issued at a discount) outstanding or available under a committed facility, which is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" by such Person and as to which the Trustee has been given written notice of such designation.

     "Disqualified Capital Stock" means any Capital Stock of a Person or a Subsidiary thereof which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the Notes, for cash or securities constituting Indebtedness.

     Without limitation of the foregoing, Disqualified Capital Stock shall be deemed to include any Preferred Stock of a Person or a Subsidiary of such Person, with respect to either of which, under the terms of such Preferred Stock, by agreement or otherwise, such Person or Subsidiary is obligated to pay current dividends or distributions in cash during the period prior to the maturity date of the Notes; provided, however, that Preferred

Stock of a Person or any Subsidiary thereof that is issued with the benefit of provisions requiring a change of control offer to be made for such Preferred Stock in the event of a change of control of such Person or Subsidiary which provisions have substantially the same effect as the provisions of the Indenture described under "Change of Control," shall not be deemed to be Disqualified Capital Stock solely by virtue of such provisions.

     "EBITDA" means, with respect to any Person and its Subsidiaries, for any period, an amount equal to:

          (i) the sum of:

             (a) Consolidated Net Income for such period, plus

             (b) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provision for taxes utilized in computing net loss under clause (a) hereof, plus

             (c) Consolidated Interest Expense for such period (but only including Redeemable Dividends in the calculation of such Consolidated Interest Expense to the extent that such Redeemable Dividends have not been excluded in the calculation of Consolidated Net Income), plus

             (d) depreciation for such period on a consolidated basis, plus

             (e) amortization of intangibles for such period on a consolidated basis, plus

             (f) any other non-cash items reducing Consolidated Net Income for such period, minus

          (ii) all non-cash items increasing Consolidated Net Income for such period, all for such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP,

     and provided, however, that, for purposes of calculating EBITDA during any fiscal quarter, cash income from a particular Investment of such Person shall be included only:

          (i) if cash income has been received by such Person with respect to such Investment during each of the previous four fiscal quarters, or

          (ii) if the cash income derived from such Investment is attributable to Cash Equivalents.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

     "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a resolution of the Board of Directors of the Company delivered to the Trustee.

     "GAAP" means generally accepted accounting principles consistently applied as in effect in the United States from time to time, except that with respect to changes in generally accepted accounting principles that become effective following the Original Issue Date with respect to non-cash items, such changes shall not be given effect if the Company and its lenders under the Revolving Credit Facility agree not to give effect to such changes for the purpose of evaluating the Company and its Subsidiaries' financial condition or performance under the Revolving Credit Facility.

     "incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "incurrence," "incurred," "incurable," and "incurring" shall have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness.

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

     "Indebtedness" means (without duplication), with respect to any Person, any indebtedness at any time outstanding, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding, without limitation, any balances that constitute accounts payable or trade payables, and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and shall also include, to the extent not otherwise included:

          (i) any Capitalized Lease Obligations of such Person,

          (ii) obligations secured by a lien to which the property or assets owned or held by such Person is subject, whether or not the obligation or obligations secured thereby shall have been assumed,

          (iii) guarantees of items of other Persons which would be included within this definition for such other Persons (whether or not such items would appear upon the balance sheet of the guarantor),

          (iv) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction,

          (v) Disqualified Capital Stock of such Person or any Subsidiary thereof, and

          (vi) obligations of any such Person under any currency agreement or any Interest Rate Agreement applicable to any of the foregoing (if and to the extent such currency agreement or Interest Rate Agreement obligations would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP).

     The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that:

          (i) the amount outstanding at any time of any Indebtedness issued with original issue discount is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP,

          (ii) Indebtedness shall not include any liability for federal, state, local or other taxes, and

          (iii) Indebtedness shall not include interest on, and any and all other fees, expense reimbursement obligations and other amounts due pursuant to any Indebtedness.

     "Independent Financial Advisor" means an investment banking firm of national reputation in the United States:

          (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company, and

          (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

     "Interest Rate Agreement" means, with respect to any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect the party indicated therein against fluctuations in interest rates.

     "Investments" means, with respect of any Person, directly or indirectly, any advance, account receivable (other than an account receivable arising in the ordinary course of business of such Person), loan or capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others or otherwise), the purchase of any Capital Stock, bonds, notes, debentures, partnership or joint venture interests or other securities of, the acquisition, by purchase or otherwise, of all or substantially all of the business or assets or stock or other evidence of beneficial ownership of, any Person or the making of any investment in any Person.

     Investments shall exclude:

          (i) extensions of trade credit on commercially reasonable terms in accordance with normal trade practices of such Person, and

          (ii) the repurchase of securities of any Person by such Person.

     For the purposes of the "Limitation on Restricted Payments" covenant, the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.

     If the Company or any Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Subsidiary not sold or disposed of.

     "Issue Date" means the date the Notes are first issued by the Company and authenticated by the Trustee under the Indenture.

     "Lien" means, with respect to any property or assets of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including without limitation, any Capitalized Lease Obligation, conditional sales, or other title retention agreement having substantially the same economic effect as any of the foregoing).

     "Net Income" means, with respect to any Person, for any period, the net income (loss) of such Person determined in accordance with GAAP.

     "Net Proceeds" means in the case of any sale of Capital Stock by or equity contribution to any Person, the aggregate net cash proceeds received by such Person, after payment of expenses, commissions and the like incurred in connection therewith.

     "Non-Payment Event of Default" means any event (other than a Payment Default) the occurrence of which entitles one or more Persons to accelerate the maturity of any Designated Senior Indebtedness.

     "Officers' Certificate" means, with respect to any Person, a certificate signed by the Chief Executive Officer, the President or any Vice President and the Chief Financial Officer, Treasurer or any Corporate Controller of such Person that shall comply with applicable provisions of the Indenture.

     "Original Issue Date" means November 25, 1997.

     "Payment Default" means any default, whether or not any requirement for the giving of notice, the lapse of time or both, or any other condition to such default becoming an event of default has occurred, in the payment of principal of or premium, if any, or interest on or any other amount payable in connection with Designated Senior Indebtedness.

     "Permitted Holders" means:

          (i) a holding company formed for the sole purpose of owning, directly or indirectly all of the outstanding capital stock of the Company,

          (ii) Edward F. Crawford, his children or other lineal descendants, probate estate of any such individual, and any trust, so long as one or more of the foregoing individuals is the beneficiary thereunder, and any other corporation, partnership or other entity all of the shareholders, partners, members or owners of which are any of the foregoing, or

          (iii) any employee stock ownership plan, or any "group" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) in which employees of the Company or its subsidiaries beneficially own at least 33 1/3% of the Common Stock of the Company or of a holding company that directly or indirectly owns all of the outstanding Capital stock of the Company.

     "Permitted Indebtedness" means:

          (i) Indebtedness of the Company or any Subsidiary solely for working capital purposes and not for acquisitions arising under or in connection with the Revolving Credit Facility in an aggregate principal amount not to exceed the greater of:

             (a) $50 million, or

             (b) the sum of:

                (1) 45% of the book value of the accounts receivable of the Company and its Subsidiaries on a consolidated basis, and

                (2) 25% of the book value of the inventory of the Company and its Subsidiaries on a consolidated basis outstanding at any time, less any mandatory prepayment actually made thereunder (to the extent, in the case of payments of revolving credit borrowings, that the corresponding commitments have been permanently reduced below $50 million) or scheduled payments actually made thereunder,

          (ii) Indebtedness under the Series A/B Notes and the Notes,

          (iii) Indebtedness not covered by any other clause of this definition which was outstanding on the Original Issue Date or is outstanding on the Issue Date and was incurred subsequent to the Original Issue Date in compliance with the Series A/B Indenture,

          (iv) Indebtedness of the Company to any Wholly Owned Subsidiary and Indebtedness of any Wholly Owned Subsidiary to the Company or another Wholly Owned Subsidiary,

          (v) Purchase Money Indebtedness and Capitalized Lease Obligations incurred to acquire property in the ordinary course of business which Purchase Money Indebtedness and Capitalized Lease Obligations do not in the aggregate exceed 5% of the Company's tangible consolidated total assets,

          (vi) Interest Rate Agreements,

          (vii) Refinancing Indebtedness, and

          (viii) additional Indebtedness of the Company and its Subsidiaries not to exceed $10 million in aggregate principal amount at any one time outstanding.

     "Permitted Investments" means Investments made on or after the Original Issue Date consisting of:

          (i) Investments by the Company, or by a Subsidiary thereof, in the Company or a Wholly Owned Subsidiary,

          (ii) Investments by the Company, or by a Subsidiary thereof, in a Person, if as a result of such Investment:

             (a) such Person becomes a Wholly Owned Subsidiary of the Company, or

             (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Subsidiary thereof,

          (iii) Investments in cash and Cash Equivalents,

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

          (iv) reasonable and customary loans made to employees in connection with their relocation not to exceed $1 million in the aggregate at any one time outstanding,

          (v) an Investment that is made by the Company or a Subsidiary thereof in the form of any Capital Stock, bonds, notes, debentures, partnership or joint venture interests or other securities that are issued by a third party to the Company or such Subsidiary solely as partial consideration for the consummation of an Asset Sale that is otherwise permitted under "-- Certain Covenants -- Limitation on Certain Asset Sales" above,

          (vi) Interest Rate Agreement entered into in the ordinary course of the Company's or its Subsidiaries' business, and

          (vii) additional Investments not to exceed $10 million at any one time outstanding.

     "Permitted Liens" means:

          (i) Liens on property or assets of, or any      shares of Capital
     Stock of or secured indebtedness of, any corporation existing at the time such corporation becomes a Subsidiary of the Company or at the time such corporation is merged into the Company or any of its Subsidiaries; provided that such Liens are not incurred in connection with, or in contemplation of, such corporation becoming a Subsidiary of the Company or merging into the Company or any of its Subsidiaries,

          (ii) Liens securing Refinancing Indebtedness; provided that any such Lien does not extend to or cover any Property, Capital Stock or Indebtedness other than the Property, shares or debt securing the Indebtedness so refunded, refinanced or extended,

          (iii) Liens in favor of the Company or any of its Subsidiaries,

          (iv) Liens securing industrial revenue bonds,

          (v) Liens to secure Purchase Money Indebtedness that is otherwise permitted under the Indenture; provided that:

             (a) any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including sales and excise taxes, installation and delivery charges and other direct costs of, and other direct expenses paid or charged in connection with, such purchase or construction) of such Property,

             (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such costs, and

             (c) such Lien does not extend to or cover any Property other than such item of Property and any improvements on such item,

          (vi) statutory liens or landlords', carriers', warehouseman's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which do not secure any Indebtedness and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor,

          (vii) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $3 million in the aggregate at any one time outstanding,

          (viii) Liens for taxes, assessments or governmental charges that are being contested in good faith by appropriate proceedings,

          (ix) Liens securing Capitalized Lease Obligations permitted to be incurred under clause (v) of the definition of "Permitted Indebtedness"; provided that such Lien does not extend to any property other than that subject to the underlying lease,

          (x) liens to secure the Revolving Credit Facility,

          (xi) Liens securing Interest Rate Agreements,

          (xii) easements or other minor defect or irregularities in title and other charges and encumbrances on property not interfering in any material respect with the use of such property in the business of the Company or the applicable Subsidiary,

          (xiii) liens that arose subsequent to the Original Issue Date in compliance with the Series A/B Indenture, and

          (xiv) any extensions, substitutions, replacements or renewals of the foregoing.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof).

     "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

     "Property" of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under GAAP.

     "Public Equity Offering" means a public offering by the Company or by a holding company which owns, directly or indirectly, all of the outstanding capital stock of the Company of shares of its Common Stock (however designated and whether voting or non-voting) and any and all rights, warrants or options to acquire such Common Stock.

     "Purchase Money Indebtedness" means any Indebtedness incurred in the ordinary course of business by a Person to finance the cost (including the cost of construction) of an item of property, the principal amount of which Indebtedness does not exceed the sum of:

          (i) 100% of such cost, and

          (ii) reasonable fees and expenses of such Person incurred in connection therewith.

     "Redeemable Dividend" means, for any dividend or distribution with regard to Disqualified Capital Stock, the quotient of the dividend or distribution divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Disqualified Capital Stock.

     "Refinancing Indebtedness" means Indebtedness that refunds, refinances or extends any Indebtedness of the Company outstanding on the Original Issue Date or which is outstanding on the Issue Date and was incurred subsequent to the Issue Date in compliance with the Series A/B Indenture or other Indebtedness permitted to be incurred by the Company or its Subsidiaries pursuant to the terms of the Indenture, but only to the extent that:

          (i) the Refinancing Indebtedness is subordinated to the Notes to at least the same extent as the Indebtedness being refunded, refinanced or extended, if at all,

          (ii) the Refinancing Indebtedness is scheduled to mature either:

             (a) no earlier than the Indebtedness being refunded, refinanced or extended, or

             (b) after the maturity date of the Notes,

          (iii) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a weighted average life to maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the weighted average life to maturity of the portion of the Indebtedness being refunded, refinanced or extended that is scheduled to mature on or prior to the maturity date of the Notes,

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

          (iv) such Refinancing Indebtedness is in an aggregate principal amount that is equal to or less than the sum of:

             (a) the aggregate principal amount then outstanding under the Indebtedness being refunded, refinanced or extended,

             (b) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting prepayment provisions on such Indebtedness being refunded, refinanced or extended, and

             (c) the amount of customary fees, expenses and costs related to the incurrence of such Refinancing Indebtedness, and

          (v) such Refinancing Indebtedness is incurred by the same Person that initially incurred the Indebtedness being refunded, refinanced or extended.

     "Restricted Payment" means any of the following:

          (i) the declaration or payment of any dividend or any other distribution or payment on Capital Stock of the Company or any Subsidiary of the Company or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any Subsidiary of the Company (other than:

             (a) dividends or distributions payable solely in Capital Stock (other than Disqualified Capital Stock) or in options, warrants or other rights to purchase such Capital Stock (other than Disqualified Capital Stock), and

             (b) in the case of Subsidiaries of the Company, dividends or distributions payable to the Company or to a Wholly Owned Subsidiary of the Company),

          (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any of its Subsidiaries (other than Capital Stock owned by the Company or a Wholly Owned Subsidiary of the Company, excluding Disqualified Capital Stock) or any option, warrants or other rights to purchase such Capital Stock,

          (iii) the making of any principal payment on, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Indebtedness which is subordinated in right of payment to the Notes other than subordinated Indebtedness acquired in anticipation of satisfying a scheduled sinking fund obligation, principal installment or final maturity (in each case due within one year of the date of acquisition),

          (iv) the making of any Investment or guarantee of any Investment in any Person other than a Permitted Investment, and

          (v) forgiveness of any Indebtedness of an Affiliate of the Company to the Company or a Subsidiary of the Company.

     For purposes of determining the amount expended for Restricted Payments, cash distributed or invested shall be valued at the face amount thereof and property other than cash shall be valued at its fair market value.

     "Revolving Credit Facility" means the Amended and Restated Credit Agreement dated as of November 2, 1998, between the Company, the lenders party thereto in their capacities as lenders thereunder and Key Bank, National Association, as agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be or have been amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by the "Limitation on Additional Indebtedness" covenant) or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

     "Sale and Lease-Back Transaction" means any arrangement with any Person providing for the leasing by the Company or any Subsidiary of the Company of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Subsidiary to such Person in contemplation of such leasing.

     "Senior Indebtedness" means the principal of and premium, if any, and interest on, and any and all other fees, expense reimbursement obligations and other amounts due pursuant to the terms of all agreements, documents and instruments providing for, creating, securing or evidencing or otherwise entered into in connection with:

          (i) all Indebtedness of the Company owed to lenders under the Revolving Credit Facility,

          (ii) all obligations of the Company with respect to any Interest Rate Agreement,

          (iii) all obligations of the Company to reimburse any bank or other person in respect of amounts paid under letters of credit, acceptances or other similar instruments,

          (iv) all other Indebtedness of the Company which does not provide that it is to rank pari passu with or subordinate to the Notes, and

          (v) all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any of the Senior Indebtedness described above.

     Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include:

          (i) Indebtedness of the Company to any of its Subsidiaries, or to any Affiliate of the Company or any of such Affiliate's Subsidiaries,

          (ii) Indebtedness represented by the Notes,

          (iii) any Indebtedness which by the express terms of the agreement or instrument creating, evidencing or governing the same is junior or subordinate in right of payment to any item of Senior Indebtedness,

          (iv) any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business,

          (v) Indebtedness incurred in violation of the Indenture,

          (vi) Indebtedness represented by Disqualified Capital Stock, and

          (vii) any Indebtedness to or guaranteed on behalf of, any shareholders, director, officer or employee of the Company or any Subsidiary of the Company.

     "Series A/B Indenture" means the indenture dated as of November 25, 1997 between the Company and the Trustee relating to the Series A/B Notes.

     "Series A/B Notes" means the $150.0 million aggregate principal amount of 9 1/4% Senior Subordinated Notes due 2007 issued under the Series A/B Indenture.

     "Subsidiary" of any specified Person means any corporation, partnership, joint venture, association or other business entity, whether now existing or hereafter organized or acquired:

          (i) in the case of a corporation, of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or trustees thereof is held by such first-named Person or any of its Subsidiaries, or

          (ii) in the case of a partnership, joint venture, association or other business entity, with respect to which such first-named Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise or if in accordance with GAAP such entity is consolidated with the first-named Person for financial statement purposes.

     "Subsidiary Indebtedness" means any Indebtedness other than:

          (i) Indebtedness in the form of, or represented by, bonds or other securities or any guarantee thereof, and

          (ii) Indebtedness which is, or may be, quoted, listed or ordinarily purchased and sold on any stock exchange, automated trading system or over-the-counter or other securities market (including, without prejudice to the generality of the foregoing, the market for securities eligible for resale pursuant to Rule 144A under the Securities Act).

     "Wholly Owned Subsidiary" means any Subsidiary, all of the outstanding voting securities (other than directors' qualifying shares) of which are owned, directly or indirectly, by the Company.

BOOK-ENTRY; DELIVERY AND FORM

     The Notes are being offered and sold to QIBs (as defined) in reliance on Rule 144A under the Securities Act ("Rule 144A Notes"). Notes also may be offered and sold in offshore transactions in reliance on Regulation S ("Regulation S Notes"). In addition, Notes may be subsequently transferred to institutional "accredited investors" within the meaning of subparagraph (a)(1),
(2), (3) or (7) of Rule 501 under the Securities Act ("Institutional Accredited Investors") in transactions exempt from registration under the Securities Act not made in reliance on Rule 144A or Regulation S under the Securities Act ("Other Notes").

     Rule 144A Notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Rule 144A Global Note"). The Rule 144A Global Note will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below. Other Notes held by Institutional Accredited Investors will be represented by one or more certificated Notes bearing the restrictive legend described under "Notice to Investors" ("Accredited Investor Certificated Notes"). Regulation S Notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Regulation S Global Note," and, together with the Rule 144A Global Note, the "Global Notes"). The Regulation S Global Note will be deposited upon issuance with the Trustee as custodian for DTC, and registered in the name of a nominee of DTC, in each case for credit to the accounts of Euroclear System ("Euroclear") and Cedel Bank, S.A. ("CEDEL"). On or prior to the 40th day after the later of the commencement of the Offering and the Issue Date (such period through and including such 40th day, the "Restricted Period"), beneficial interests in the Regulation S Note may be held only through Euroclear or CEDEL, as indirect participants in DTC, unless transferred to a person that takes delivery in the form of an interest in the corresponding Rule 144A Global Note in accordance with the certification requirements described below. Beneficial interests in the Rule 144A Global Note may not be exchanged for beneficial interests in the Regulation S Global Note at any time except in the limited circumstances described below. See "--Exchanges between Regulation S Notes and Rule 144A Notes and Other Notes."

     Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "--Exchange of Book-Entry Notes for Certificated Notes."

     Rule 144A Notes (including beneficial interests in the Rule 144A Global
Note), Regulation S Notes (including beneficial interests in the Regulation S
Note) and Other Notes will be subject to certain restrictions on transfer and will bear a restrictive legend as described under "Notice to Investors." In addition, transfer of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and CEDEL), which may change from time to time.

     The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

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

  Depository Procedures

     DTC has advised the issuer that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of the Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and the Indirect Participants.

     DTC has also advised the issuer that pursuant to procedures established by it, (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes and (ii) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

     Investors in the Rule 144A Global Note may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations (including Euroclear and CEDEL) which are Participants in such system. Investors in the Regulation S Global Note must initially hold their interests therein through Euroclear or CEDEL, if they are accountholders in such systems, or indirectly through organizations which are accountholders in such systems. After the expiration of the Restricted Period (but not earlier), investors may also hold interests in the Regulation S Global Note through organizations other than Euroclear and CEDEL that are Participants in the DTC system. Euroclear and CEDEL will hold interests in the Regulation S Global Note on behalf of their participants through their respective depositories, which in turn will hold such interests in the Regulation S Global Note customers' securities accounts in their respective names on the books of DTC. The Chase Manhattan Bank, Brussels office, will initially act as depository for Euroclear, and Citibank, N.A., will initially act as depository for CEDEL. All interests in a Global Note, including those held through Euroclear or CEDEL, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or CEDEL may also be subject to the procedures and requirements of such system.

     The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the Notes, see "--Exchange of Book-Entry Notes for Certificated Notes" and "--Exchanges between Regulation S Notes and Rule 144A Notes and Other Notes."

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Payments in respect of the principal of (and premium, if any) and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the issuer and the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of the issuer, the Initial Purchasers, the Trustee nor any agent of the issuer, the Initial Purchasers or the Trustee has or will have any responsibility or liability for (i) any aspect or accuracy of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes, or (ii) any other matter relating to the actions and practices of DTC or any of the Participants or the Indirect Participants.

     DTC has advised the issuer that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of the Participants in identifying the beneficial owners of the Notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Global Notes for all purposes.

     Except for trades involving only Euroclear and CEDEL participants, interests in the Global Notes will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and the Participants.

     Transfers between Participants in DTC will be effected in accordance with DTC's procedures and will be settled in same-day funds. Transfers between accountholders in Euroclear and CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the accountholders in DTC, on the one hand, and directly or indirectly through Euroclear or CEDEL accountholders, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or CEDEL, as the case may be, by its respective depository; however, such cross-market transactions will require delivery of instructions to Euroclear or CEDEL, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or CEDEL, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and CEDEL accountholders may not deliver instructions directly to the depositories for Euroclear or CEDEL.

     Because of time zone differences, the securities account of a Euroclear or CEDEL accountholder purchasing an interest in a Global Note from an accountholder in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or CEDEL participant, during the securities settlement processing day (which must be a business day for Euroclear or CEDEL) immediately following the settlement date of DTC. Cash received in Euroclear or CEDEL as a result of sales of interests in a Global Note by or through a Euroclear or CEDEL accountholder to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or CEDEL cash account only as of the business day for Euroclear or CEDEL following DTC's settlement date.

     DTC has advised the issuer that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if any of the events described under "--Exchange of Book Entry Notes for Certificated Notes" occurs, DTC reserves the right to exchange the Global Notes for (in the case of the Rule 144A Global Note) legended Notes in certificated form and to distribute such Notes to its Participants.

     The information in this section concerning DTC, Euroclear and CEDEL and their book-entry systems has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

     Although DTC, Euroclear and CEDEL have agreed to the foregoing procedures to facilitate transfers of interests in the Regulation S Global Note and in the Rule 144A Global Note among accountholders in DTC and accountholders of Euroclear and CEDEL, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the issuer, the Initial Purchasers or the Trustee nor any agent of the issuer, the Initial Purchasers or the Trustee will have any responsibility for the performance by DTC, Euroclear or CEDEL or their respective participants, indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations.

  Exchange of Book-Entry Notes for Certificated Notes

     Notes transferred to Institutional Accredited Investors who are not QIBs will be issued in registered certificated form. In addition, a Global Note is exchangeable for definitive Notes in registered certificated form if (i) DTC (x) notifies the issuer that it is unwilling or unable to continue as depository for the Global Note and the Issuer thereupon fails to appoint a successor depository or (y) has ceased to be a clearing agency registered under the Exchange Act,
(ii) the issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Notes in certificated form or (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes. In all cases, certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures) and will bear the restrictive legend described in "Notice to Investors" unless the issuer determines otherwise in compliance with applicable law.

  Exchanges between Regulation S Notes and Rule 144A Notes and Other Notes

     Prior to the expiration of the Restricted Period, a beneficial interest in a Regulation S Global Note may be transferred to a person who takes delivery in the form of an interest in the corresponding Rule 144A Global Note or in the form of an Accredited Investor Certificated Note only upon receipt by the Trustee of a written certification from the transferor to the effect that such transfer is being made (i)(a) to a person whom the transferor reasonably believes is a QIB in a transaction meeting the requirements of Rule 144A or (b) pursuant to another exemption from the registration requirements under the Securities Act which is accompanied by an opinion of counsel regarding the availability of such exemption and (ii) in accordance with all applicable securities laws of any state of the United States or any other jurisdiction.

     Beneficial interests in a Rule 144A Global Note may be transferred to a person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the Trustee a written certificate to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 under the Securities Act (if available) and that, if such transfer occurs prior to the expiration of the Restricted Period, the interest transferred will be held immediately thereafter through Euroclear or CEDEL.

     Beneficial interests in a Global Note may be transferred to a person who takes delivery in the form of an Accredited Investor Certificated Note only upon compliance with the procedures set forth in "Notice to Investors."

     Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in another Global Note will, upon transfer, cease to be an interest in such Global Note and become an interest in such other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

     Transfers involving an exchange of a beneficial interest in the Regulation S Global Note for a beneficial interest in the Rule 144A Global Note or vice versa will be effected in DTC by means of an instruction originated by DTC through the DTC/Deposit Withdraw at Custodian ("DWAC") system. Accordingly, in connection with such transfer, upon notice from DTC through the DWAC system appropriate adjustments, this is initiated by beneficial holder through Participant through DTC to Trustee, will be made to reflect a decrease in the principal amount of the Regulation S Global Note and a corresponding increase in the principal amount of the Rule 144A Global Note or vice versa, as applicable.

                        FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material U.S. federal income tax aspects of your acceptance of, and participation in, the exchange offer. This discussion is a summary for general information purposes and does not consider all aspects of U.S. federal income taxation that may be relevant to your surrender of outstanding notes in the exchange offer or your ownership or disposition of new notes thereafter. This discussion also does not address the U.S. federal income tax consequences of ownership of notes not held as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), or the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, financial institutions, insurance companies, persons that hold the notes as part of a "straddle," a "hedge" or a "conversion transaction," persons that have a "functional currency" other than the U.S. dollar, and investors in pass-through entities. In addition, this discussion does not describe any tax consequences arising under U.S. federal gift and estate taxes or out of the tax laws of any state, local or foreign jurisdiction.

     This discussion is based upon the Code, existing Treasury regulations thereunder, and current administrative rulings and court decisions. All of the foregoing is subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

     PERSONS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO THEIR PARTICULAR SITUATIONS.

                                  U.S HOLDERS

     The following discussion is limited to the U.S. federal income tax consequences relevant to a beneficial owner of a note that is (i) a citizen or resident (as defined in Section 7701 (b) (1) of the Code) of the United States,
(ii) a corporation organized under the laws of the United States or any political subdivision thereof or therein, (iii) an estate, the income of which is subject to U.S. federal income tax regardless of the source or (iv) a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions (a "U.S. Holder"). Certain U.S. federal income tax consequences relevant to a holder other than a U.S. Holder are discussed separately below.

  Stated Interest

     Stated interest on a note should be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with such Holder's method of accounting for U.S. federal income tax purposes.

  Market Discount

     If a note is acquired at a "market discount," some or all of any gain realized upon a sale or other disposition or payment at maturity or some or all of a partial principal payment of such note may be treated as ordinary income, as described below. For this purpose, "market discount" is the excess (if any) of the stated redemption price at maturity of a note over its purchase price, subject to a statutory de minimis exception. Unless a U.S. Holder has elected to include market discount in income as it accrues, any gain realized on a subsequent disposition of a note (other than in connection with certain nonrecognition transactions) or payment at maturity, or some or all of any partial principal payment with respect to the note, will be treated as ordinary income to the extent of the market discount that is treated as having accrued during the period such U.S. Holder held the note.

     The amount of market discount treated as having accrued will be determined either (i) on a straight-line basis by multiplying the market discount times a fraction, the numerator of which is the number of days the note was held by the U.S. Holder and the denominator of which is the total number of days after the date such U.S. Holder acquired the note up to and including the date of its maturity or (ii) if the U.S. Holder so elects, on a constant interest rate method. A U.S. Holder may make that election with respect to any note but, once made, such election is irrevocable.

     In lieu of recharacterizing gain upon disposition as ordinary income to the extent of accrued market discount at the time of disposition, a U.S. Holder of a note acquired at a market discount may elect to include market discount in income currently, through the use of either the straight-line inclusion method or the elective constant interest method. Once made, the election to include market discount in income currently applies to all notes and other obligations held by the U.S. Holder that are purchased at a market discount during the taxable year for which the election is made, and all subsequent taxable years of the U.S. Holder, unless the Internal Revenue Service (the "IRS") consents to a revocation of the election. If an election is made to include market discount in income currently, the basis of the note in the hands of the U.S. Holder will be increased by the market discount thereon as it is included in income.

     Unless a U.S. Holder who acquires a note at a market discount elects to include market discount in income currently, such U.S. Holder may be required to defer deductions for any interest paid on indebtedness allocable to such notes in an amount not exceeding the deferred income until such income is realized.

BOND PREMIUM

     If a U.S. Holder purchases a note and immediately after the purchase the adjusted basis of the note exceeds the sum of all amounts payable on the instrument after the purchase date (other than qualified stated interest), the note has "bond premium." A U.S. Holder may elect to amortize such bond premium over the remaining term of such note (or if it results in a smaller amount of amortizable bond premium, until an earlier call date).

     If bond premium is amortized, the amount of interest that must be included in the U.S. Holder's income for each period ending on an interest payment date or at the stated maturity, as the case may be, will be reduced by the portion of premium allocable to such period based on the note's yield to maturity. If such an election to amortize bond premium is not made, a U.S. Holder must include the full amount of each interest payment in income in accordance with its regular method of accounting and will receive a tax benefit from the premium only in computing such U.S. Holder's gain or loss upon the sale or other disposition or payment of the principal amount of the note.

     An election to amortize premium will apply to amortizable bond premium on all notes and other bonds, the interest on which is includable in the U.S. Holder's gross income, held at the beginning of the U.S. Holder's first taxable year to which the election applies or that are thereafter acquired and may be revoked only with the consent of the IRS.

  Exchange Offer


     The exchange of outstanding notes for new notes pursuant to the exchange offer will not be a taxable exchange. Therefore, you will not recognize any taxable income or loss as a result of exchanging an outstanding note for a new note. The holding period for new notes received pursuant to the exchange offer will include the holding period of the outstanding notes exchanged therefor. Your federal income tax basis in new notes received pursuant to the exchange offer will be the same as your federal income tax basis in the outstanding notes surrendered in the exchange. We must pay additional cash interest on the notes if we fail to comply with certain of our obligations in connection with the exchange offer. That additional interest should be treated for tax purposes as interest, taxable to holders in the manner described in "Stated Interest" above. However, it is possible that the IRS may take a different position, in which case a United States holder may have to include such additional interest in income as the interest accrues or becomes fixed, regardless of that holder's usual method of accounting.


  Disposition of the Notes

     Upon sale, redemption or other disposition of a note, a U.S. Holder will generally recognize gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts attributable to accrued interest not yet taken into income which will be taxed as ordinary income) and (ii) the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal the cost of the note to the U.S. Holder increased by amounts includable in income as market discount (if the U.S. Holder elects to include market discount on a current basis) and reduced by any bond premium amortized by any U.S. Holder.

     Such gain or loss (except to the extent that the market discount rules otherwise provide) will generally constitute capital gain or loss and will be long-term capital gain (taxed, in the case of individuals, at a maximum rate of 20%) or loss if the U.S. Holder has held such note for longer than 12 months.

  Backup Withholding and Information Reporting

     Under the Code, a U.S. Holder of a note may be subject, under certain circumstances, to information reporting and/or backup withholding at a 31% rate with respect to cash payments in respect of interest on, or the gross proceeds from disposition of, a note. This withholding applies only if a U.S. Holder (I) fails to furnish its social security or other taxpayer identification number ("TIN") within a reasonable time after a request therefor, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed to report interest or dividends properly, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit (and may entitle such holder to a refund) against such Holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. Holders of notes should consult their tax advisors as to their qualification for exemption from withholding and the procedure for obtaining such exemption.

                                NON-U.S. HOLDERS

     The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a note that is not a U.S. Holder (a "Non-U.S. Holder").

     This discussion does not address all aspects of U.S. federal income taxation that may be relevant to your surrender of outstanding notes in the exchange offer or your ownership or disposition of new notes thereafter. For example, persons who are partners in foreign partnerships or beneficiaries of foreign trusts or estates and who are subject to U.S. federal income tax because of their own status, such as U.S. residence or foreign persons engaged in a trade or business in the United States, may be subject to U.S. federal income tax even though the entity is not subject to income tax on disposition of its note.

     For purposes of the following discussion, interest and gain on the sale, redemption or other disposition of the note will be considered "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business or (ii) in the case of an applicable income tax treaty between the United States and the country of which the Holder is a qualified resident, attributable to a U.S. permanent establishment (or to a fixed base) in the United States.

  Stated Interest

     Generally, any interest paid to a Non-U.S. Holder of a note that is not U.S. trade or business income will not be subject to U.S. federal income tax if the interest qualifies as "portfolio interest." Interest on the notes will qualify as portfolio interest if (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the voting power of the Company and is not a "controlled foreign corporation" with respect to which the issuer is a "related person" within the meaning of Section 881(c)(3)(C) of the Code, and (ii) the beneficial owner, under penalties of perjury, certifies using the requisite form that the beneficial owner is not a U.S. person and such certificate provides the beneficial owner's name and address.

     The gross amount of payments to a Non-U.S. Holder of interest that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. withholding tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular U.S. federal income tax rates rather than the 30% gross rate. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed Form 1001 or 4224 (or such successor forms as the IRS designates), as applicable, prior to payment of interest. These forms must be periodically updated. Under regulations effective beginning after December 31, 2000, the Forms 1001 and 4224 will be replaced by Form W-8, and a Non-U.S.

Holder who is claiming the benefits of a tax treaty may be required to obtain a U.S. TIN and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

  Disposition of the Notes

     Subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, redemption or other disposition of a note generally will not be subject to U.S. federal income tax unless (i) such gain is U.S. trade or business income or (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the note as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition.

                  INFORMATION REPORTING AND BACKUP WITHHOLDING

     The issuers must report annually to the IRS and to each Non-U.S. Holder any interest that is subject to U.S. withholding tax or that is exempt from withholding pursuant to a tax treaty or the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

     Backup withholding and information reporting will not apply to payments of principal on the notes by the issuers to a Non-U.S. Holder, if the Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption (provided that neither the issuers nor their paying agent has actual knowledge that the Holder is a U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied).

     The payment of the proceeds from the disposition of notes to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a note to or through a non-U.S. office of a foreign broker that is not a "U.S. related person" will not be subject to information reporting or backup withholding. (For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for U.S. federal income tax purposes or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business).

     In the case of the payment of proceeds from the disposition of notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a U.S. person or a U.S. related person (absent actual knowledge that the payee is a U.S. Holder).

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

                              PLAN OF DISTRIBUTION

     Based on interpretations by the staff of the Securities and Exchange Commission in no-action letters issued to third parties, we believe that new notes may be offered for resale, resold and otherwise transferred by holders unless the holder is:

     - an "affiliate" of Park-Ohio,

     - a broker-dealer who acquired outstanding notes directly from Park-Ohio, or

     - a broker-dealer who acquired outstanding notes as a result of market-making or other trading activities.

     Transfers will be permitted without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, provided that the new notes are acquired in the ordinary course of the holders' business and the holder has no arrangement with any person to participate in a distribution of the new notes. Broker-dealers receiving new notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of those new notes.

     Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale.

     We will not receive any proceeds from the sale of new notes by broker-dealers. New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market transactions, in negotiated transactions, through the writing of options on the new notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on the resale of new notes and any commission or concessions received by any of those persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver, and by delivering the SEC a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Despite this acknowledgment, a broker-dealer may nonetheless be determined to be an "underwriter" by the SEC.

     For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to any broker-dealer that requests those documents in the Letter of Transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the notes, other than commissions or concessions of any broker-dealer.

     The initial purchasers and their affiliates have provided in the past, and may provide in the future, investment banking and financial advisory services to us for which they have received, and in the future may receive, customary fees.

                                 LEGAL MATTERS

     The validity of the new notes we will issue in the exchange offer will be passed upon for us by Jones, Day, Reavis & Pogue, Cleveland, Ohio.

                                    EXPERTS


     The consolidated financial statements of Park-Ohio Industries, Inc. and Subsidiaries at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998 appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                  PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                               PAGE
                                                              NUMBER
                                                              ------
Consolidated Balance Sheet -- March 31, 1999 (Unaudited)....  F-2
Consolidated Statements of Income -- Three Months Ended
  March 31, 1998 and March 31, 1999 (Unaudited).............  F-3
Consolidated Statement of Shareholder's Equity -- Three
  Months Ended March 31, 1999 (Unaudited)...................  F-4
Consolidated Statements of Cash Flows -- Three Months Ended
  March 31, 1998 and March 31, 1999 (Unaudited).............  F-5
Notes to Consolidated Financial Statements (Unaudited)......  F-6
Report of Ernst & Young LLP, Independent Auditors...........  F-9
Consolidated Balance Sheets --
  December 31, 1997 and December 31, 1998...................  F-10
Consolidated Statements of Income --
  Years Ended December 31, 1996, 1997 and 1998..............  F-11
Consolidated Statements of Shareholder's Equity -- Years
  Ended December 31, 1996, 1997 and 1998....................  F-12
Consolidated Statements of Cash Flows --
  Years Ended December 31, 1996, 1997 and 1998..............  F-13
Notes to Consolidated Financial Statements..................  F-14

                  PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEET (UNAUDITED)

                             (DOLLARS IN THOUSANDS)

                                                              MARCH 31,
                                                                1999
                                                              ---------
ASSETS
Current Assets
  Cash and cash equivalents.................................  $  4,482
  Accounts receivable, less allowances for doubtful accounts
     of $3,060 at March 31, 1999............................   101,761
  Inventories...............................................   168,072
  Deferred tax assets.......................................     2,232
  Other current assets......................................     6,614
                                                              --------
          Total Current Assets..............................   283,161
Property, Plant and Equipment...............................   198,909
  Less accumulated depreciation.............................    74,488
                                                              --------
                                                               124,421
Other Assets
  Excess purchase price over net assets acquired, net of
     accumulated amortization of $8,919 at March 31, 1999...   109,873
  Deferred taxes............................................     8,900
  Other.....................................................    38,926
                                                              --------
                                                              $565,281
                                                              ========
LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities
  Trade accounts payable....................................  $ 62,066
  Accrued expenses..........................................    54,986
  Current portion of long-term liabilities..................     2,034
                                                              --------
          Total Current Liabilities.........................   119,086
Long-Term Liabilities, less current portion
  Long-term debt............................................   270,032
  Other postretirement benefits.............................    26,152
  Other.....................................................     4,572
                                                              --------
                                                               300,756
Shareholder's Equity
  Common stock, par value $1 a share........................       -0-
  Additional paid-in capital................................    64,844
  Retained earnings.........................................    81,928
  Accumulated other comprehensive earnings (loss)...........    (1,333)
                                                              --------
                                                               145,439
                                                              --------
                                                              $565,281
                                                              ========

See notes to consolidated financial statements.

                  PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                             (DOLLARS IN THOUSANDS)


                                                               THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                1998        1999
                                                              --------    --------
Net sales...................................................  $136,503    $171,403
Cost of products sold.......................................   113,171     140,436
                                                              --------    --------
  Gross profit..............................................    23,332      30,967
Selling, general and administrative expenses................    14,137      17,952
                                                              --------    --------
  Operating income..........................................     9,195      13,015
Interest expense............................................     4,152       5,378
                                                              --------    --------
  Income before income taxes................................     5,043       7,637
Income taxes................................................     2,169       3,289
                                                              --------    --------
  Net income................................................  $  2,874    $  4,348
                                                              ========    ========


See notes to consolidated financial statements.

                  PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF SHAREHOLDER'S EQUITY (UNAUDITED)

                             (DOLLARS IN THOUSANDS)

                                                                            ACCUMULATED
                                                                               OTHER
                                                   ADDITIONAL              COMPREHENSIVE
                                          COMMON    PAID-IN     RETAINED     EARNINGS
                                          STOCK     CAPITAL     EARNINGS      (LOSS)        TOTAL
                                          ------   ----------   --------   -------------   --------
Balance January 1, 1999.................  $ -0-     $64,844     $77,580       $(1,582)     $140,842
Comprehensive income:
  Net income............................                          4,348                       4,348
  Foreign currency translation
     adjustment.........................                                          249           249
                                                                                           --------
     Comprehensive income...............                                                      4,597
                                          -----     -------     -------       -------      --------
Balance March 31, 1999..................  $ -0-     $64,844     $81,928       $(1,333)     $145,439
                                          =====     =======     =======       =======      ========

See notes to consolidated financial statements.

                  PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                             (DOLLARS IN THOUSANDS)

                                                               THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                1998        1999
                                                              --------    --------
OPERATING ACTIVITIES
  Net income................................................  $  2,874    $  4,348
  Adjustments to reconcile net income to net cash provided
     (used) by operating activities:
       Depreciation and amortization........................     3,731       4,984
                                                              --------    --------
                                                                 6,605       9,332
Changes in operating assets and liabilities excluding
  acquisitions of businesses:
  Accounts receivable.......................................    (9,348)      2,002
  Inventories and other current assets......................   (17,148)     (8,737)
  Accounts payable and accrued expenses.....................    10,249      11,066
  Other.....................................................    (2,296)     (2,737)
                                                              --------    --------
     Net Cash Provided (Used) by Operating Activities.......   (11,938)     10,926
INVESTING ACTIVITIES
  Purchases of property, plant and equipment, net...........    (6,254)     (6,304)
  Costs of acquisitions, net of cash acquired...............       -0-     (29,146)
  Purchase of investments...................................      (101)       (446)
                                                              --------    --------
     Net Cash (Used) by Investing Activities................    (6,355)    (35,896)
FINANCING ACTIVITIES
  Proceeds from bank arrangements for acquisitions..........       -0-      29,000
  Proceeds from bank arrangements for operations............    17,500         -0-
  Payments on debt..........................................       (74)     (3,868)
  Purchase of treasury stock................................      (237)        -0-
  Issuance of common stock under stock option plan..........        73         -0-
                                                              --------    --------
     Net Cash Provided by Financing Activities..............    17,262      25,132
                                                              --------    --------
     Increase (Decrease) in Cash and Cash Equivalents.......    (1,031)        162
     Cash and Cash Equivalents at Beginning of Period.......     1,814       4,320
                                                              --------    --------
     Cash and Cash Equivalents at End of Period.............  $    783    $  4,482
                                                              ========    ========

See notes to consolidated financial statements.

                  PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                                 MARCH 31, 1999
                             (DOLLARS IN THOUSANDS)

NOTE A -- BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Park-Ohio Industries, Inc. and its subsidiaries ("Park-Ohio," "the Company"). Park-Ohio is a wholly-owned subsidiary of Park-Ohio Holdings Corp. as of June 10, 1998. All significant intercompany transactions have been eliminated in consolidation.

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

NOTE B -- ACQUISITIONS AND DISPOSITION

     During April 1998, the Company completed the acquisition of Direct Fasteners Limited ("Direct") located in Ontario, Canada. The transaction was accounted for as a purchase. Direct is a distributor of fasteners. The aggregate purchase price and the results of operations of Direct prior to the date of acquisition were not material to the Company.

     During September 1998, the Company completed the sale of the assets of Friendly and Safe Packaging Systems, Inc. to Kerr Group. The transaction had an immaterial effect on the consolidated results of operation and financial position of the Company.

     During October 1998, the Company acquired all of the shares of GIS Industries, Inc. ("Gateway"). The transaction has been accounted for as a purchase. Gateway is a distributor of fasteners and a manufacturer of fabricated metal products and fasteners. The aggregate purchase price and the results of operations of Gateway prior to the date of acquisition were not material to the Company.

     During 1999, the Company acquired all of the shares of The Metalloy Corporation ("Metalloy") and substantially all of the assets of St. Louis Screw and Bolt ("St. Louis Screw") and PMC Industries, Inc. ("PMC") for cash. Metalloy is a full service aluminum casting and machining company. St. Louis Screw is a manufacturer of bolts and PMC provides capital equipment and associated parts for the oil drilling industry. Each of these transactions has been accounted for as a purchase. The purchase price and the results of operations of Metalloy and the two other businesses prior to the date of acquisition were not material to the Company.

NOTE C -- INVENTORIES

     The components of inventory consist of the following:

                                                                MARCH 31,
                                                                  1999
                                                                ---------
In process and finished goods...............................    $135,709
Raw materials and supplies..................................      32,363
                                                                --------
                                                                $168,072
                                                                ========

                  PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

NOTE D -- CORPORATE REORGANIZATION

     At the 1998 Annual Meeting of Shareholders of Park-Ohio Industries, Inc. ("Park-Ohio") held on May 28, 1998, the shareholders of Park-Ohio approved an agreement of Merger ("Merger Agreement") dated February 20, 1998 by and among Park-Ohio, PKOH Holding Corp. ("Holdings") and PKOH Merger Corp. ("Merger Corp.") providing for a reorganization of Park-Ohio into a holding company form of ownership with Holdings as its sole parent. On June 10, 1998, Holdings amended and restated its articles of incorporation to increase its authorized shares from 100 shares of common stock, $1.00 par value per share, to 40,000,000 shares of common stock and 632,470 shares of preferred stock, all $1.00 par value per share, and changed its name from PKOH Holding Corp. to Park-Ohio Holdings Corp. Effective as of the close of business on June 15, 1998, Merger Corp. was merged with and into Park-Ohio upon the terms and conditions of the Merger Agreement. At the effective time of the Merger, (i) all of the shares of Park-Ohio's common stock issued and outstanding immediately prior to the Merger were converted into an equal number of shares of Holdings' common stock (on a share-for-share basis), (ii) all of the shares of Merger Corp.'s common stock issued and outstanding immediately prior to the Merger were converted into 100 shares of Park-Ohio's common stock and (iii) all of the shares of Holdings' common stock issued and outstanding immediately prior to the Merger were canceled.

     Prior to the Merger, there was no public market for Holdings' common stock, and Park-Ohio's common stock was listed for trading on the NASDAQ National Market under the symbol "PKOH". Upon the opening of the market after the effective time of the Merger: (i) Holdings' common stock was registered under
Section 12 (g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and was listed for trading on the NASDAQ National Market under the symbol "PKOH"; (ii) Park-Ohio common stock was simultaneously delisted from the NASDAQ National Market and ceased to be registered under Section 12 (g) of the Exchange Act; and (iii) Holdings assumed Park-Ohio's reporting obligations under the Exchange Act.

NOTE E -- ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use". The SOP requires companies to capitalize qualifying computer software costs incurred during the application development stage. This statement is applied prospectively and is effective for financial statements for fiscal years beginning after December 15, 1998. The Company adopted the SOP in the first quarter of 1999. The impact of this new standard did not have a significant effect on the Company's financial position or results of operations.

     In April 1998, the AICPA issued SOP 98-5, "Accounting for the Costs of Start-up Activities". The SOP requires that costs of start-up activities be expensed as incurred. The SOP is effective for fiscal years beginning after December 15, 1998. The Company adopted the SOP in the first quarter of 1999. The impact of adoption of the SOP on the Company's financial position, results of operations or cash flows was immaterial.

     The Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued in June 1998. Statement 133 requires derivatives to be recorded on the balance sheet at fair value and establishes accounting for three different types of hedges: hedges of changes in fair value of assets, liabilities, or firm commitments; hedges of the variable cash flows of forecasted transactions; and hedges of foreign currency exposures of net investments in foreign operations. Statement 133 is effective for years beginning after June 15, 1999 and is not expected to have a significant impact on the Company's financial position or results of operations.

NOTE F -- SEGMENTS

     During the first quarter of 1999 the Company, upon completion of the acquisition of Metalloy, a full service aluminum casting and machining company, redefined its operating segments. The Company retained its

                  PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

Integrated Logistics ("ILS") segment and further segregated its former Manufactured Products segment into an Aluminum Products segment and a Manufactured Products segment. ILS is a leading national supplier of fasteners (e.g. nuts, bolts and screws) and other industrial products to original equipment manufacturers, other manufacturers and distributors. In connection with the supply of such industrial products, ILS provides a variety of value-added, cost-effective procurement solutions. Aluminum Products manufactures cast aluminum critical components primarily for automotive original equipment manufacturers. In addition, Aluminum Products also provides value-added services such as design and engineering, machining and assembly. Manufactured Products is a diverse group of manufacturing businesses that design and manufacture a broad range of high quality products for specific customer applications.

     Results by Business Segment were as follows:


                                                               THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                1998        1999
                                                              --------    --------
Net sales, including intersegment sales:
  ILS.......................................................  $ 91,794    $106,412
  Aluminum products.........................................     9,904      31,619
  Manufactured products.....................................    34,805      33,372
                                                              --------    --------
                                                              $136,503    $171,403
                                                              ========    ========
Income before income taxes:
  ILS.......................................................  $  7,920    $ 10,965
  Aluminum products.........................................       633       2,971
  Manufactured products.....................................     2,087         972
                                                              --------    --------
                                                                10,640      14,908
Amortization of excess purchase price over net assets
acquired....................................................      (381)       (814)
  Corporate costs...........................................    (1,064)     (1,079)
  Interest expense..........................................    (4,152)     (5,378)
                                                              --------    --------
                                                              $  5,043    $  7,637
                                                              ========    ========


     Identifiable assets were as follows:

                                                              DECEMBER 31,    MARCH 31,
                                                                  1998          1999
                                                              ------------    ---------
  ILS.......................................................    $288,713      $307,369
  Aluminum products.........................................      40,063        96,118
  Manufactured products.....................................     147,009       155,496
  General corporate.........................................      13,769         6,298
                                                                --------      --------
                                                                $489,554      $565,281
                                                                ========      ========

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors and Shareholder
Park-Ohio Industries, Inc.

     We have audited the accompanying consolidated balance sheets of Park-Ohio Industries, Inc. and subsidiaries (a wholly-owned subsidiary of Park-Ohio Holdings Corp.) as of December 31, 1997 and 1998, and the related consolidated statements of income, shareholder's equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Park-Ohio Industries, Inc. and subsidiaries at December 31, 1997 and 1998 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Cleveland, Ohio
February 15, 1999

                  PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1997         1998
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
                                       ASSETS
Current Assets
  Cash and cash equivalents.................................  $  1,814     $  4,320
  Accounts receivable, less allowances for doubtful accounts
     of $2,060 in 1997 and $2,803 in 1998...................    86,787       95,718
  Inventories...............................................   129,512      150,052
  Deferred tax assets.......................................     3,240        2,232
  Other current assets......................................     5,075        5,468
                                                              --------     --------
          Total Current Assets..............................   226,428      257,790
Property, Plant and Equipment
  Land and land improvements................................     4,126        4,460
  Buildings.................................................    24,782       25,912
  Machinery and equipment...................................   103,956      130,253
                                                              --------     --------
                                                               132,864      160,625
  Less accumulated depreciation.............................    59,795       70,468
                                                              --------     --------
                                                                73,069       90,157
Other Assets
  Excess purchase price over net assets acquired, net of
     accumulated amortization of $5,749 in 1997 and $8,105
     in 1998................................................    68,996       99,351
  Deferred taxes............................................    12,960        8,900
  Other.....................................................    31,656       33,356
                                                              --------     --------
                                                              $413,109     $489,554
                                                              ========     ========
                        LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities
  Trade accounts payable....................................  $ 49,470     $ 46,755
  Accrued expenses..........................................    28,291       32,076
  Current portion of long-term liabilities..................     2,223        2,372
                                                              --------     --------
          Total Current Liabilities.........................    79,984       81,203
  Long-Term Liabilities, less current portion
  Long-term debt............................................   172,283      237,483
  Other postretirement benefits.............................    27,537       26,286
  Other.....................................................     4,295        3,740
                                                              --------     --------
                                                               204,115      267,509
Shareholder's Equity
  Common stock; par value $1 a share........................    10,960          -0-
  Additional paid-in capital................................    53,476       64,844
  Retained earnings.........................................    67,486       77,580
  Treasury stock, at cost...................................    (2,087)         -0-
  Accumulated other comprehensive earnings (loss)...........      (825)      (1,582)
                                                              --------     --------
                                                               129,010      140,842
                                                              --------     --------
                                                              $413,109     $489,554
                                                              ========     ========


See notes to consolidated financial statements.

                  PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME


                                                                 YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1996        1997        1998
                                                             --------    --------    --------
                                                                  (DOLLARS IN THOUSANDS)
Net sales..................................................  $347,679    $441,110    $551,793
Cost of products sold......................................   289,400     368,734     455,167
                                                             --------    --------    --------
  Gross profit.............................................    58,279      72,376      96,626
Selling, general and administrative expenses...............    38,131      44,396      56,318
Restructuring charge.......................................     2,652         -0-         -0-
                                                             --------    --------    --------
  Operating income.........................................    17,496      27,980      40,308
Other income...............................................    (4,204)       (320)        -0-
Interest expense...........................................     6,947       9,101      17,488
                                                             --------    --------    --------
  Income from continuing operations before income taxes....    14,753      19,199      22,820
Income taxes...............................................     5,060       7,903       9,726
                                                             --------    --------    --------
  Income from continuing operations before extraordinary
     charge................................................     9,693      11,296      13,094
Extraordinary charge for early retirement of debt, net of
  tax benefit of $928......................................       -0-      (1,513)        -0-
Income from discontinued operations, net of tax............    11,642         -0-         -0-
                                                             --------    --------    --------
Net income.................................................  $ 21,335    $  9,783    $ 13,094
                                                             ========    ========    ========


See notes to consolidated financial statements.

                  PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

                                                                                           ACCUMULATED
                                                                                              OTHER
                                                    ADDITIONAL                            COMPREHENSIVE
                                         COMMON      PAID-IN      RETAINED    TREASURY      EARNINGS
                                          STOCK      CAPITAL      EARNINGS     STOCK         (LOSS)         TOTAL
                                         -------    ----------    --------    --------    -------------    --------
                                                                   (DOLLARS IN THOUSANDS)
Balance at January 1, 1996.............  $10,402     $49,184      $36,368     $  --0-        $  (412)      $ 95,542
Comprehensive income:
  Net income...........................                            21,335                                    21,335
Foreign currency translation
  adjustment...........................                                                         (217)          (217)
  Comprehensive income.................                                                                      21,118
Exercise of stock options..............      31          153                                                    184
Purchase of treasury stock.............                                        (1,775)                       (1,775)
                                         -------     -------      -------     -------        -------       --------
Balance at December 31, 1996...........  10,433       49,337       57,703      (1,775)          (629)       115,069
Comprehensive income:
  Net income...........................                             9,783                                     9,783
  Foreign currency translation
    adjustment.........................                                                         (196)          (196)
                                                                                                           --------
Comprehensive income...................                                                                       9,587
Issuance of General Aluminum Mfg.
  Company earn-out shares..............     375        3,600                                                  3,975
Exercise of stock options..............     152          539                    2,673                         3,364
Purchase of treasury stock.............                                        (2,985)                       (2,985)
                                         -------     -------      -------     -------        -------       --------
Balance at December 31, 1997...........  10,960       53,476       67,486      (2,087)          (825)       129,010
Comprehensive income:
Net income.............................                            13,094                                    13,094
Foreign currency translation
  adjustment...........................                                                         (757)          (757)
Comprehensive income...................                                                                      12,337
Issuance of General Aluminum Mfg.
  Company earn-out shares..............     188        2,306                                                  2,494
Exercise of stock options..............                  (18)                     257                           239
Purchase of treasury stock.............                                          (238)                         (238)
Corporate reorganization...............  (11,148)      9,080                    2,068                           -0-
Dividends paid.........................                            (3,000)                                   (3,000)
                                         -------     -------      -------     -------        -------       --------
Balance at December 31, 1998...........  $  -0-      $64,844      $77,580     $   -0-        $(1,582)      $140,842
                                         =======     =======      =======     =======        =======       ========

See notes to consolidated financial statements.

                  PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                               1996        1997        1998
                                                              -------    ---------    -------
                                                                  (DOLLARS IN THOUSANDS)
OPERATING ACTIVITIES
  Net Income................................................  $21,335    $   9,783    $13,094
  Adjustments to reconcile net income to net cash provided
     (used) by continuing operations:
       Extraordinary charge.................................      -0-        1,513        -0-
       Discontinued operations..............................  (11,642)         -0-        -0-
       Gain on sale of investments..........................   (1,552)        (320)       -0-
       Depreciation and amortization........................    7,998       10,365     12,753
       Deferred income taxes................................    4,310        5,686      6,659
                                                              -------    ---------    -------
                                                               20,449       27,027     32,506
  Changes in operating assets and liabilities excluding
     acquisitions of businesses:
       Accounts receivable..................................   (3,643)     (14,008)    (2,312)
       Inventories..........................................   (3,056)     (21,021)   (10,404)
       Accounts payable and accrued expenses................   (1,214)       5,623     (7,465)
       Other................................................   (6,850)      (7,660)    (8,193)
                                                              -------    ---------    -------
       Net Cash Provided (Used) by
          Continuing Operations.............................    5,686      (10,039)     4,132
       Net Cash Provided by Discontinued Operations.........    2,040          -0-        -0-
                                                              -------    ---------    -------
       Net Cash Provided (Used) by
          Operating Activities..............................    7,726      (10,039)     4,132
INVESTING ACTIVITIES
  Purchases of property, plant and equipment, net...........  (15,590)     (15,947)   (22,681)
  Costs of acquisitions, net of cash acquired...............      -0-      (60,389)   (40,175)
  Purchase of investments...................................   (5,427)      (1,432)      (101)
  Proceeds from sales of investments........................    6,315          551        -0-
  Proceeds from sale of discontinued operations, net of
     $4,500 of income taxes.................................   46,313          -0-        -0-
                                                              -------    ---------    -------
     Net Cash Provided (Used) by
       Investing Activities.................................   31,611      (77,217)   (62,957)
FINANCING ACTIVITIES
  Proceeds from bank arrangements...........................    9,500      106,500     66,000
  Payments on long-term debt................................  (45,249)    (166,657)    (1,670)
  Issuance of 9.25% senior notes, net of deferred financing
     costs..................................................      -0-      145,604        -0-
  Cash paid to retire subordinated debentures...............      -0-       (1,245)       -0-
  Dividends paid............................................      -0-          -0-     (3,000)
  Issuance of common stock under stock option plan..........      184        3,194        239
  Purchase of treasury stock................................   (1,775)      (2,985)      (238)
                                                              -------    ---------    -------
       Net Cash Provided (Used) by
          Financing Activities..............................  (37,340)      84,411     61,331
       Increase (decrease) in Cash and Cash Equivalents.....    1,997       (2,845)     2,506
       Cash and Cash Equivalents at Beginning of Year.......    2,662        4,659      1,814
                                                              -------    ---------    -------
       Cash and Cash Equivalents at End of Year.............  $ 4,659    $   1,814    $ 4,320
                                                              =======    =========    =======
  Taxes paid................................................  $ 6,925    $   1,215    $ 2,326
  Interest paid.............................................    8,321        7,713     16,272


See notes to consolidated financial statements.

                  PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1996, 1997 AND 1998
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Consolidation: Park-Ohio Industries, Inc. is a wholly-owned subsidiary of Park-Ohio Holdings Corp. The consolidated financial statements include the accounts of the Company and all of its subsidiaries. All significant intercompany accounts and transactions have been eliminated upon consolidation.

     Accounting Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash Equivalents: The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

     Inventories: Inventories are stated at the lower of cost (principally the first-in, first-out method) or market value. If the first-in, first-out method of inventory accounting had been used exclusively by the Company, inventories would have been approximately $4,895 and $4,869 higher than reported at December 31, 1997 and 1998, respectively.

MAJOR CLASSES OF INVENTORIES

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1997        1998
                                                                ----        ----
In-process and finished goods...............................  $100,283    $124,783
Raw materials and supplies..................................    29,229      25,269
                                                              --------    --------
                                                              $129,512    $150,052
                                                              ========    ========

     Property, Plant and Equipment: Property, plant and equipment are carried at cost. Major additions and associated interest costs are capitalized and betterments are charged to accumulated depreciation; expenditures for repairs and maintenance are charged to operations. Depreciation of fixed assets is computed principally by the straight-line method based on the estimated useful lives of the assets. Interest capitalized in 1996 and 1997 was immaterial. The Company capitalized interest of $1.0 million in 1998.

     Excess Purchase Price Over Net Assets Acquired: The Company records amortization of excess purchase price over the fair value of net assets acquired (see Note C) over periods from twenty-five to forty years using the straight-line method. Management periodically evaluates for possible impairment the current value of these intangibles through cash flow and income analyses of the acquired businesses as required by Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" which established accounting standards for determining the impairment of long-lived assets to be held and used, certain identifiable intangibles, and goodwill related to those assets and for long-lived assets and certain identifiable intangibles to be disposed of.

     Pensions and Other Postretirement Benefits: The Company and its subsidiaries have pension plans, principally noncontributory defined benefit or noncontributory defined contribution plans, covering substantially all employees. The Company has two non-pension and postretirement benefit plans. For the defined benefit plans, benefits are based on the employee's years of service and the Company's policy is to fund that amount recommended by its independent actuaries. For the defined contribution plans, the costs charged to operations and the amount funded are based upon a percentage of the covered employees' compensation.

                  PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1997 AND 1998
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     Stock-Based Compensation: The Company has elected to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Income Taxes: The Company accounts for income taxes under the liability method whereby deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and the tax bases of assets and liabilities and are measured using the current enacted tax rates.

     Revenue Recognition: For the majority of its operations, the Company recognizes revenues upon shipment of its product. Revenues on long-term contracts are recognized using the percentage of completion method of accounting, under which the sales value of performance is recognized on the basis of the percentage each contract's cost to date bears to the total estimated cost. The recognition of profit, based upon anticipated final costs, is made only after evaluation of the contract status at critical milestones. The Company's contracts generally provide for billing to customers at various points prior to contract completion. Revenues earned on contracts in process in excess of billings are classified in other current assets in the accompanying balance sheet.

     Environmental: The Company accrues environmental costs related to existing conditions resulting from past or current operations and from which no current or future benefit is discernible. Costs which extend the life of the related property or mitigate or prevent future environmental contamination are capitalized. The Company records a liability when environmental assessments and/or remedial efforts are probable and can be reasonably estimated. The estimated liability of the Company is not discounted or reduced for possible recoveries from insurance carriers.

     Concentration of Credit Risk: The Company sells its products to customers in diversified industries. The Company performs ongoing credit evaluations of its customers' financial condition but does not require collateral to support customer receivables. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. As of December 31, 1998 the Company had uncollateralized receivables with six customers in the automotive and truck industry each with several locations approximating $25,995 which represents 27% of the Company's trade accounts receivable. During 1998, sales to these customers amounted to approximately $135,241 which represents 25% of the Company's net sales.

     Impact of Recently Issued Accounting Standards: The Company adopted FASB Statement No. 130 "Reporting Comprehensive Income", at the beginning of 1998. Statement 130 establishes standards for the reporting and display of comprehensive earnings and its components in financial statements; however, the adoption of this statement had no impact on the Company's net earnings. Statement 130 requires foreign currency translation adjustments, which prior to adoption were immaterial and included in accrued expenses, to be included in other comprehensive earnings. Prior year financial statements have been reclassified to conform to the requirements of Statement 130.

     The FASB has issued two accounting pronouncements which the Company adopted in the fourth quarter of 1998. FASB Statement No. 131 "Disclosures about Segments of an Enterprise and Related Information" and FASB Statement No. 132 "Employers' Disclosures about Pensions and Other Post Retirement Benefits -- an amendment of FASB Statements No. 87, 88 and 106" both expand or modify disclosures and accordingly, have no impact on the Company's financial position, results of operations or cash flows.

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal

                  PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1997 AND 1998
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Use". The SOP requires companies to capitalize qualifying computer software costs incurred during the application development stage. The statement will be applied prospectively and is effective for financial statements for fiscal years beginning after December 15, 1998. This new standard is not expected to have a significant effect on the Company's financial position or results of operations.

     In April 1998, the AICPA issued SOP 98-5, "Accounting for the Costs of Start-up Activities". The SOP requires that costs of start-up activities be expensed as incurred. The SOP is effective for fiscal years beginning after December 15, 1998. The Company expects to adopt the SOP in the first quarter of 1999. The impact of adoption of the SOP on the Company's financial position, results of operations or cash flows is expected to be immaterial.

     FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued in June 1998. Statement 133 requires derivatives to be recorded on the balance sheet at fair value and establishes accounting for three different types of hedges: hedges of changes in fair value of assets, liabilities, or firm commitments; hedges of the variable cash flows of forecasted transactions; and hedges of foreign currency exposures of net investments in foreign operations. Statement 133 is effective for years beginning after June 15, 1999 and is not expected to have a significant impact on the Company's financial position or results of operations.

     Reclassification: Certain amounts in the prior period's financial statements have been reclassified to be consistent with the current presentation.

NOTE B -- CORPORATE REORGANIZATION

     At the 1998 Annual Meeting of Shareholders of Park-Ohio Industries, Inc. ("Park-Ohio") held on May 28, 1998, the shareholders of Park-Ohio approved an agreement of Merger ("Merger Agreement") dated February 20, 1998 by and among Park-Ohio, PKOH Holdings Corp. ("Holdings") and PKOH Merger Corp. ("Merger Corp.") providing for a reorganization of Park-Ohio into a holding company form of ownership with Holdings as its sole parent. On June 10, 1998, Holdings amended and restated its articles of incorporation to increase its authorized shares from 100 shares of common stock, $1.00 par value per share, to 40,000,000 shares of common stock and 632,470 shares of preferred stock, all $1.00 par value per share, and changed its name from PKOH Holding Corp. to Park-Ohio Holdings Corp. Effective as of the close of business on June 15, 1998, Merger Corp. was merged with and into Park-Ohio upon the terms and conditions of the Merger Agreement. At the effective time of the Merger, (i) all of the shares of Park-Ohio's common stock issued and outstanding immediately prior to the Merger were converted into an equal number of shares of Holding's common stock (on a share-for-share basis), (ii) all of the shares of Merger Corp.'s common stock issued and outstanding immediately prior to the Merger were converted into 100 shares of Park-Ohio's common stock and (iii) all of the shares of Holdings' common stock issued and outstanding immediately prior to the Merger were canceled.

     Prior to the Merger, there was no public market for Holdings' common stock, and Park-Ohio's common stock was listed for trading on the NASDAQ National Market under the symbol "PKOH". Upon the opening of the market after the effective time of the Merger: (i) Holdings' common stock was registered under
Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and was listed for trading on the NASDAQ National Market under the symbol "PKOH"; (ii) Park-Ohio common stock was simultaneously delisted from the NASDAQ National Market and ceased to be registered under Section 12(g) of the Exchange Act; and (iii) Holdings assumed Park-Ohio's reporting obligations under the Exchange Act.

NOTE C -- ACQUISITIONS

     The Company completed two acquisitions for cash of approximately $40.2 million in 1998. In April 1998, the Company acquired all of the shares of Direct Fasteners Limited ("Direct") a distributor of fasteners located in

                  PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1997 AND 1998
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Ontario, Canada. In October 1998, the Company acquired all of the shares of GIS Industries, Inc. ("Gateway"), a distributor of fasteners and other industrial products and a manufacturer of metal products and fasteners. Both Direct and Gateway are included in the Company's Integrated Logistics ("ILS") segment. Each of the transactions were accounted for as a purchase. The aggregate purchase price and the results of operations of both Direct and Gateway prior to the date of acquisition were not material to the Company.

     In January 1999, the Company acquired all of the shares of The Metalloy Corporation ("Metalloy") for cash. Metalloy is a full service aluminum casting and machining company and will be included in the Company's Manufactured Products segment. The transaction will be accounted for as a purchase. The purchase price and the results of operations of Metalloy prior to the date of acquisition were not material to the Company.

     On August 1, 1997, the Company acquired substantially all of the shares of Arden Industrial Products, Inc. ("Arden") for cash of approximately $44 million. The transaction has been accounted for as a purchase. Arden is a national distributor of specialty and standard fasteners to the industrial market. Arden is included in the Company's ILS segment.

     The following is the estimated value of the net assets of Arden as of August 1, 1997:

Cash........................................................    $ 2,711
Accounts receivable.........................................     11,503
Inventories.................................................     17,764
Property, plant and equipment...............................      4,468
Excess purchase price over net assets acquired..............     19,599
Other assets................................................      6,680
Trade accounts payable......................................     (6,437)
Accrued expenses............................................     (5,930)
Long-term liabilities.......................................     (6,358)
                                                                -------
Total estimated cost of acquisition.........................    $44,000
                                                                =======

     During the year ended December 31, 1997, the Company acquired four other businesses for an aggregate purchase price of approximately $18.6 million. Each of these transactions was accounted for as a purchase, resulting in excess purchase price over net assets acquired of $8.6 million. The following unaudited pro forma results of operations assume the acquisitions of Arden and the other businesses discussed above occurred on January 1, 1996. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the acquisition occurred on the date indicated, or which may result in the future.

                                                                   YEAR ENDED
                                                              --------------------
                                                                1996        1997
                                                                ----        ----
Net sales...................................................  $476,693    $508,724
Gross profit................................................    98,190      93,547
Income from continuing operations...........................     8,777      12,454

     On October 15, 1993, the Company acquired General Aluminum Mfg. Company (GAMCO), by issuing 250,000 shares of its common stock valued at $3,127 in exchange for the outstanding shares of GAMCO. An additional 187,500 shares of common stock valued at $1,931, were issued in March, 1995; an additional 375,000 shares of common stock valued at $3,975 were issued in January, 1997; an additional 187,500 shares of common

                  PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1997 AND 1998
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

stock valued at $2,494, representing the final earn-out shares to be issued under the GAMCO purchase agreement, were issued in 1998. The additional $8,400 represents purchase price in excess of net assets acquired.

NOTE D -- DISPOSITIONS

     On July 31, 1996, the Company completed the sale of substantially all of the assets of Bennett Industries, Inc. ("Bennett"), a wholly-owned subsidiary which manufactures plastic containers, to North America Packaging Corporation, a wholly-owned subsidiary of Southcorp Holdings Limited, an Australian company, for $50.8 million in cash, resulting in a pre-tax gain of $13.8 million. The results of operations and changes in cash flows for Bennett have been classified as discontinued operations for all periods presented in the related consolidated statements of income and consolidated statements of cash flows, respectively. Interest expense has been allocated to discontinued operations based on the ratio of net assets discontinued to the total net assets of the consolidated entity plus consolidated debt.

     Summary operating results of the discontinued operations, excluding the above gain on sale, for the year ended December 31, 1996 were as follows:

                                                                   YEAR ENDED
                                                                DECEMBER 31, 1996
                                                                -----------------
Sales.......................................................         $49,448
Costs and expenses..........................................          44,502
Income from discontinued operations before income taxes.....           4,946
Income taxes................................................           1,820
                                                                     -------
Net income from discontinued operations.....................         $ 3,126
                                                                     =======

     During September, 1998 the Company completed the sale of the assets of Friendly and Safe Packaging Systems, Inc. to Kerr Group. The transaction had an immaterial effect on the consolidated results of operations and financial position of the Company.

NOTE E -- ACCRUED EXPENSES

     Accrued expenses include the following:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1998
                                                               ----       ----
Self-insured liabilities....................................  $ 2,827    $ 2,911
Warranty and installation accruals..........................    3,401      3,156
Accrued payroll and payroll-related items...................    4,820      2,586
State and local taxes.......................................    2,324      2,101
Advance billings............................................    2,215      2,229
Acquisition liabilities.....................................    1,906      5,930
Interest payable............................................    1,498      1,695
Sundry......................................................    9,300     11,468
                                                              -------    -------
     Totals.................................................  $28,291    $32,076
                                                              =======    =======

                  PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1997 AND 1998
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE F -- FINANCING ARRANGEMENTS

     Long-term debt consists of the following:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1997        1998
                                                                ----        ----
9.25% Senior Subordinated Notes due 2007....................  $150,000    $150,000
Revolving credit maturing on April 30, 2001.................    20,000      86,000
Other.......................................................     2,755       2,105
                                                              --------    --------
                                                               172,755     238,105
Less current maturities.....................................       472         622
                                                              --------    --------
     Total..................................................  $172,283    $237,483
                                                              ========    ========

     During 1998 Park-Ohio entered a new credit agreement with a group of banks under which it may borrow up to $150 million on an unsecured basis. Interest is payable quarterly at the prime lending rate less 1% to .3% (6.75% at December 31, 1998) or at Park-Ohio's election at LIBOR plus .9% to 1.7% (which aggregated 6.5% at December 31, 1998). The interest rate is dependent on the aggregate amounts borrowed under the agreement. The weighted average rate on borrowings was 8.2% at December 31, 1998. The credit agreement expires on April 30, 2001.

     Provisions of the Senior Subordinated Notes and the revolving credit agreement contain restrictions on the Company's ability to incur additional indebtedness, to create liens or other encumbrances, to make certain payments, investments, loans and guarantees and to sell or otherwise dispose of a substantial portion of assets to or merge or consolidate with, an unaffiliated entity. The revolving credit agreement also requires maintenance of specific financial ratios.

     On November 25, 1997, the Company sold $150 million of its 9.25% Senior Subordinated Notes due 2007 at a price of 97.375% of face value. Interest on the Senior Subordinated Notes is payable semi-annually on June 1 and December 1 of each year beginning on June 1, 1998. The fair market value of fixed rate debt securities at December 31, 1998 was approximately $152,625. The Company used the net proceeds of the Senior Subordinated Notes along with borrowings under its new credit facility to (i) redeem its 7 1/4% Convertible Senior Subordinated Debentures due June 15, 2004 and (ii) to repay substantially all amounts of its then existing credit facility. The early extinguishment of the 7 1/4% Convertible Senior Subordinated Debentures and the then existing credit facility resulted in an extraordinary charge of $1.5 million consisting of the following:

Discount on prepayment of 7 1/4% Convertible Senior
  Subordinated Debentures...................................    $1,245
Write-off related unamortized financing costs...............     1,196
Extraordinary charge before income tax benefit..............     2,441
Income tax benefit..........................................       928
                                                                ------
Net extraordinary charge....................................    $1,513
                                                                ======

     The Company has agreements on which up to $5 million in standby letters of credit and commercial letters of credit may be issued. In addition to the bank's customary letter of credit fees, a 3/4% fee is assessed on standby letters of credit on an annual basis. As of December 31, 1998, in addition to amounts borrowed under the revolving credit agreement, there is $2.8 million outstanding primarily for standby letters of credit. A fee of 1/4% to 3/8% is imposed by the bank on the unused portion of available borrowings.

                  PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1997 AND 1998
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     Maturities of long-term debt during each of the five years following December 31, 1998 are approximately $622 in 1999, $537 in 2000, $86,278 in 2001,
$427 in 2002 and $123 in 2003.

NOTE G -- INCOME TAXES

     Significant components of the Company's net deferred tax assets and liabilities are as follows:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1998
                                                               ----       ----
Deferred tax assets:
Postretirement benefit obligation...........................  $10,200    $ 9,900
Inventory...................................................    6,500      6,800
Tax net operating loss carryforwards and credits............    4,100      1,500
Other -- net................................................    4,100      4,832
                                                              -------    -------
     Total deferred tax assets..............................   24,900     23,032
Deferred tax liabilities:
Tax over book depreciation..................................    5,200      6,900
Pension.....................................................    3,500      5,000
                                                              -------    -------
     Total deferred tax liabilities.........................    8,700     11,900
                                                              -------    -------
Net deferred tax assets.....................................  $16,200    $11,132
                                                              =======    =======

     Income taxes consisted of the following:


                                                            YEAR ENDED DECEMBER 31,
                                                           --------------------------
                                                            1996      1997      1998
                                                            ----      ----      ----
                                                             (DOLLARS IN THOUSANDS)
Current:
  Federal................................................  $ (150)   $  775    $1,023
  State..................................................     500       733     1,037
  Foreign................................................     400       709     1,007
                                                           ------    ------    ------
                                                              750     2,217     3,067
Deferred:
  Federal................................................   4,010     5,175     6,195
  State..................................................     300       511       464
                                                           ------    ------    ------
                                                            4,310     5,686     6,659
                                                           ------    ------    ------
Income taxes.............................................  $5,060    $7,903    $9,726
                                                           ======    ======    ======

                  PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1997 AND 1998
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The reasons for the difference between income taxes and the amount computed by applying the statutory Federal income tax rate to income from continuing operations before income taxes are as follows:


                                                            YEAR ENDED DECEMBER 31,
                                                           --------------------------
                                                            1996      1997      1998
                                                            ----      ----      ----
                                                             (DOLLARS IN THOUSANDS)
Computed statutory amount................................  $5,000    $6,500    $7,700
Effect of state income taxes payable.....................     600       800     1,000
Other....................................................    (540)      603     1,026
                                                           ------    ------    ------
Income taxes.............................................  $5,060    $7,903    $9,726
                                                           ======    ======    ======


     At December 31, 1998, subsidiaries of the Company have net operating loss carryforwards for income tax purposes of approximately $1.1 million subject to certain limitations, which expire in 2001 to 2007.

NOTE H -- LEGAL PROCEEDINGS

     The Company is subject to various pending and threatened lawsuits in which claims for monetary damages are asserted in the ordinary course of business. While any litigation involves an element of uncertainty, in the opinion of management, liabilities, if any, arising from currently pending or threatened litigation will not have a material adverse effect on the Company's financial condition, liquidity and results of operations.

                  PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1997 AND 1998
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE I -- PENSIONS AND OTHER POSTRETIREMENT BENEFITS

                                                     PENSION BENEFITS        OTHER BENEFITS
                                                    ------------------    --------------------
                                                     1997       1998        1997        1998
                                                     ----       ----        ----        ----
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year...........  $45,049    $45,473    $ 19,888    $ 21,673
Service cost......................................      304        403         118         133
Amendments and other..............................      158        116         -0-         -0-
Interest cost.....................................    3,251      3,136       1,541       1,496
Plan participants' contributions..................      -0-        -0-         118         118
Actuarial losses..................................      995        731       2,207         497
Benefits paid.....................................   (4,284)    (4,158)     (2,199)     (2,199)
                                                    -------    -------    --------    --------
Benefit obligation at end of year.................  $45,473    $45,701    $ 21,673    $ 21,718
                                                    =======    =======    ========    ========
CHANGE IN PLAN ASSETS
Fair Value of plan assets at beginning of year....  $63,139    $80,274    $    -0-    $    -0-
Actual return on plan assets......................   21,204      7,832         -0-         -0-
Company contributions.............................      215         12       2,081       2,081
Plan participants' contributions..................      -0-        -0-         118         118
Benefits paid.....................................   (4,284)    (4,158)     (2,199)     (2,199)
                                                    -------    -------    --------    --------
Fair value of plan assets at end of year..........  $80,274    $83,960    $    -0-    $    -0-
                                                    =======    =======    ========    ========
Funded status of the plan (underfunded)...........  $34,801    $38,259    $(21,673)   $(21,718)
Unrecognized net transition obligation............     (279)      (329)        -0-         -0-
Unrecognized net actuarial gain...................  (21,654)   (21,027)     (6,812)     (5,595)
Unrecognized prior service cost...................    1,429      1,395        (802)       (723)
                                                    -------    -------    --------    --------
Prepaid benefit cost..............................  $14,297    $18,298    $(29,287)   $(28,036)
                                                    =======    =======    ========    ========
WEIGHTED-AVERAGE ASSUMPTIONS AS OF DECEMBER 31
Discount rate.....................................     7.25%      7.00%       7.25%       7.00%
Expected return on plan assets....................     8.50%      8.50%        N/A         N/A
Rate of compensation increase (decrease)..........     2.50%      2.50%        N/A         N/A

     For measurement purposes, an 8.0% percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999. The rate was assumed to decrease gradually to 5.5% for 2004 and remain at that level thereafter.

                  PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1997 AND 1998
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           PENSION BENEFITS                 OTHER BENEFITS
                                     -----------------------------    --------------------------
                                      1996       1997       1998       1996      1997      1998
                                      ----       ----       ----       ----      ----      ----
COMPONENTS OF NET PERIODIC BENEFIT
  COST
Service costs......................  $   296    $   302    $   403    $  106    $  118    $  133
Interest costs.....................    3,294      3,252      3,136     1,457     1,541     1,496
Expected return on plan assets.....   (4,879)    (5,181)    (6,642)      -0-       -0-       -0-
Transition obligation..............      -0-         77         77       -0-       -0-       -0-
Amortization of prior service
  cost.............................      156        170        181       (79)      (79)      (79)
Recognized net actuarial gain......      (26)      (332)    (1,225)     (464)     (407)     (343)
                                     -------    -------    -------    ------    ------    ------
Benefit costs......................  $(1,159)   $(1,712)   $(4,070)   $1,020    $1,173    $1,207
                                     =======    =======    =======    ======    ======    ======

     The Company has two non-pension postretirement benefit plans. Health care benefits are provided on both a contributory and noncontributory basis. The life insurance plan is primarily noncontributory.

     The assumed health care cost trend rate has a significant effect on the amounts reported. A one-percentage-point change in the assumed health care cost trend rate would have the following effects:

                                                              1-PERCENTAGE    1-PERCENTAGE
                                                                 POINT           POINT
                                                                INCREASE        DECREASE
                                                              ------------    ------------
Effect on total of service and interest cost components in
  1998......................................................   $  124,000      $  124,000
Effect on post retirement benefit obligation as of December
  31, 1998..................................................   $1,373,000      $1,373,000

     The total contribution charged to pension expense for the Company's defined contribution plans was $876 in 1998, $687 in 1997 and $796 in 1996.

NOTE J -- LEASES

     Rental expense for 1996, 1997 and 1998 was $4,751, $6,696 and $7,056,
respectively. Future minimum lease commitments during each of the five years following December 31, 1998 are as follows: $6,858 in 1999, $5,687 in 2000, $4,824 in 2001, $3,594 in 2002 $2,322 in 2003 and $4,977 thereafter.

NOTE K -- INDUSTRY SEGMENTS

     The Company conducts its business through two segments: Integrated Logistics ("ILS") and Manufactured Products. ILS is a leading national supplier of fasteners (e.g., nuts, bolts and screws) and other industrial products to OEMs, other manufacturers and distributors. In connection with the supply of such industrial products, ILS provides a variety of value-added, cost-effective procurement solutions. The principal customers of ILS are in the transportation, industrial, electrical, lawn and garden equipment industries. Manufactured Products designs and manufactures a broad range of high quality products engineered for specific customer applications. The principal customers of Manufactured Products are OEMs and end-users in the automotive, railroad, truck and aerospace industries.

     The Company's sales are made through its own sales organization, distributors and representatives. Intersegment sales from the manufactured products segment to the ILS segment are immaterial and eliminated in consolidation and are not included in the figures presented. Intersegment sales are accounted for at values based on market prices. Income allocated to segments excludes certain corporate expenses, interest expense and

                  PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1997 AND 1998
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

amortization of excess purchase price over net assets acquired. Identifiable assets by industry segment include assets directly identified with those operations.

     Corporate assets generally consist of cash and cash equivalents, deferred tax assets, and other assets.


                                                                 YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1996        1997        1998
                                                               ----        ----        ----
Net sales
  ILS......................................................  $188,306    $266,292    $364,546
  Manufactured products....................................   159,373     174,818     187,247
                                                             --------    --------    --------
                                                             $347,679    $441,110    $551,793
                                                             ========    ========    ========
Income from continuing operations before income taxes
  ILS......................................................  $ 15,282    $ 23,310    $ 34,595
  Manufactured products....................................    10,257      10,763      12,004
                                                             --------    --------    --------
                                                               25,539      34,073      46,599
Amortization of excess purchase price over net assets
  acquired.................................................    (1,902)     (2,211)     (2,277)
  Corporate costs..........................................    (1,937)     (3,562)     (4,014)
  Interest expense.........................................    (6,947)     (9,101)    (17,488)
                                                             --------    --------    --------
                                                             $ 14,753    $ 19,199    $ 22,820
                                                             ========    ========    ========
Identifiable assets
  ILS......................................................  $134,107    $252,763    $288,713
  Manufactured products....................................   136,701     140,278     187,095
  General corporate........................................    12,102      20,068      13,746
                                                             --------    --------    --------
                                                             $282,910    $413,109    $489,554
                                                             ========    ========    ========
Depreciation and amortization expense
  ILS......................................................  $  2,623    $  4,352    $  6,124
  Manufactured products....................................     5,375       6,013       6,629
                                                             --------    --------    --------
                                                             $  7,998    $ 10,365    $ 12,753
                                                             ========    ========    ========
Capital expenditures
  ILS......................................................  $  5,261    $  3,938    $  4,274
  Manufactured products....................................     9,163      11,870      18,316
  General corporate........................................     1,166         139          91
                                                             --------    --------    --------
                                                             $ 15,590    $ 15,947    $ 22,681
                                                             ========    ========    ========


     The Company had sales of $33,728 in 1996 to Ford Motor Company which represented 10% of consolidated net sales.

     Approximately 89% of the Company's net sales are within the United States. None of the net sales to any foreign country represented more than 6% of the Company's total sales. Approximately 96% of the Company's assets are maintained in the United States.

                  PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1996, 1997 AND 1998
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE L -- RESTRUCTURING CHARGES AND OTHER INCOME

     During the fourth quarter of 1996, the Company reorganized certain manufacturing operations which resulted in the realignment of two manufacturing facilities and the discontinuance of certain products lines. As a result of these actions, the Company recorded a charge of $2,700 primarily for the writedown of property and equipment and inventory to estimated net realizable value.

     In December 1996, the Company negotiated full settlement of subordinated notes receivable, resulting from the sale of two manufacturing facilities, which were fully reserved at the date of sale. The net proceeds received of $2,700 were recorded in income in the fourth quarter. In the third quarter of 1996, the Company sold certain securities purchased during 1996 for $6,315 which resulted in a gain of $1,500.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $200,000,000

                                [PARKOHIO LOGO]

                           PARK-OHIO INDUSTRIES, INC.

                       OFFER TO EXCHANGE ALL OUTSTANDING
                   9 1/4% SENIOR SUBORDINATED NOTES DUE 2007
        THAT WERE ORIGINALLY ISSUED ON JUNE 2, 1999 OR NOVEMBER 25, 1997
               FOR NEW 9 1/4% SENIOR SUBORDINATED NOTES DUE 2007
           THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

                              -------------------
                                   PROSPECTUS
                              -------------------


                                            , 1999


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 34 of the Company's Code of Regulations provides that the Company will indemnify any director or officer or former director or officer of the Company or any person who is or has served at the request of the Company as a director, officer or trustee of another corporation, joint venture, trust or other enterprise, as well as such person's heirs, executors and administrators, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him by reason of the fact that he is or was a director or officer or trustee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent and according to the procedures and requirements set forth in the Ohio General Corporation Law as may be in effect. Section 34 of the Company's Code of Regulations further provides that the indemnification provided for therein will not restrict the rights of the Company to indemnify employees, agents and others as permitted by the Ohio General Corporation Law.

     Section 1701.13(E) of the Ohio General Corporation Law provides in regard to indemnification of directors and officers as follows:

     Section 1701.13. Authority of Corporation.

     (E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

          (2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

          (a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

          (b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

          (3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

          (4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) of this section. Such determination shall be made as follows:

          (a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

          (b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

          (c) By the shareholders;

          (d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

          Any determination made by the disinterested directors under division
     (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

          (5)(a) Unless at the time of a director's act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or
     (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney's fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

             (i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interest of the corporation;

             (ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

          (b) Expenses, including attorney's fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

          (6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

          (7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

          (8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

          (9) As used in division (E) of this section, "corporation" includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

     The Company has entered into indemnity agreements ("Indemnity Agreement") with each of its directors and certain officers (each, an "Indemnitee"). Pursuant to the Indemnity Agreement, the Company shall indemnify the Indemnitee with respect to his activities as a director or officer of the Company and/or as a person who is serving or has served on behalf of the Company ("representative") as a director, officer, or trustee of another corporation, joint venture, trust or other enterprise, domestic or foreign, in which the Company has a direct or indirect ownership interest (an "affiliated entity") against expenses (including, without limitation, attorneys' fees, judgments, fines, and amounts paid in settlement) actually and reasonably incurred by him ("Expenses") in connection with any claim against Indemnitee which is the subject of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, investigative or otherwise and whether formal or informal (a "Proceeding"), to which Indemnitee was, is, or is threatened to be made a party by reason of facts which include Indemnitee's being or having been such a director, officer or representative, to the extent of the highest and most advantageous to the Indemnitee, as determined by the Indemnitee, of one or any combination of the following:

          (a) The benefits provided by the Company's Regulations in effect on the date hereof, a copy of the relevant portions of which are attached hereto as Exhibit I;

          (b) The benefits provided by the Articles of Incorporation, Regulations, or By-laws or their equivalent of the Company in effect at the time Expenses are incurred by Indemnitee;

          (c) The benefits allowable under Ohio law in effect at the date hereof;

          (d) The benefits allowable under the law of the jurisdiction under which the Company exists at the time Expenses are incurred by the Indemnitee;

          (e) The benefits available under liability insurance obtained by the Company;

          (f) The benefits which would have been available to the Indemnitee under his Executive Liability Insurance Policy; and

          (g) Such other benefits as are or may be otherwise available to Indemnitee.

     The Indemnity Agreements provide for the advancement of Expenses to the Indemnitee if the Indemnitee provides the Company with a written undertaking that (i) the Indemnitee has notified the Company of any Proceeding; (ii) the Indemnitee believes he should prevail in the Proceeding and (iii) that the Indemnitee will reimburse the Company for all expenses if it is determined that the Indemnitee is not entitled to indemnification.

     The Company also maintains directors' and officers' liability insurance, pursuant to which the directors and officers of the Company are insured against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following Exhibits are filed herewith and made a part hereof:


EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
  3.1      Amended and Restated Articles of Incorporation of Park-Ohio
           Industries, Inc. (filed as Exhibit 3.1 to the Form 10-K of
           Park-Ohio Industries, Inc. for the year ended December 31,
           1998, SEC File No. 000-03134 and incorporated by reference and made a part hereof).
  3.2      Code of Regulations of Park-Ohio Industries, Inc. (filed as
           Exhibit 3.2 to the Form 10-K of Park-Ohio Industries, Inc.
           for the year ended December 31, 1998, SEC File No. 000-03134 and incorporated by reference and made a part hereof).
  4.1      Indenture, dated November 25, 1997 by and among Park-Ohio
           Industries, Inc. and Norwest Bank Minnesota, N.A., as
           trustee (filed as Exhibit 4.1 of the Company's Registration
           Statement on Form S-4, filed December 23, 1997, SEC File No.
           333-43005 and incorporated by reference and made a part
           hereof).
  4.2*     Indenture, dated June 3, 1999 by and among Park-Ohio
           Industries, Inc. and Norwest Bank Minnesota, N.A., as
           trustee.
  4.3      Amended and Restated Credit Agreement among Park-Ohio
           Industries, Inc., and various financial institutions, dated
           April 11, 1995 (filed as Exhibit 4 to the Form 10-Q of
           Park-Ohio Holdings Corp. for the period ended September 30,
           1998, SEC File No. 000-03134 and incorporated by reference and made a part hereof).
  4.10*    Registration Rights Agreement, dated June 3, 1999 by and
           among the Company and CIBC World Markets Corp., ING Baring
           Furman Selz LLC and Value Investing Partners.
  5.1*     Opinion of Jones, Day, Reavis & Pogue as to the validity of the securities offered.
 10.1      Form of Indemnification Agreement entered into between
           Park-Ohio Industries, Inc. and each of its directors and
           executive officers, filed as Exhibit 10.1 to the Form 10-K of Park-Ohio Industries, Inc. for the year ended December
           31, 1998.
 12.1*     Computation of Ratios.
 21.1*     List of Subsidiaries of Park-Ohio Industries, Inc.
 23.1*     Consent of Ernst & Young, LLP.
 23.2      Consent of Jones, Day, Reavis & Pogue (included in Exhibit
           5.1).
 24.1*     Power of Attorney.
 25.1*     Statement of Eligibility of Trustee, Norwest Bank Minnesota,
           National Association on Form T-1.
 99.1*     Form of Letter of Transmittal.
 99.2*     Form of Notice of Guaranteed Delivery.

---------------

* Filed herewith.

     (b) Financial Statement Schedules.

        None.

     All other financial statement schedules are omitted because they are either not applicable or the required information is included in the financial statements or notes thereto appearing elsewhere in this Registration Statement.

ITEM 22. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Park-Ohio, pursuant to the forgoing provisions or otherwise, Park-Ohio has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Park-Ohio of expenses incurred or paid by a director, officer or controlling person of Park-Ohio in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Park-Ohio will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes:

          (i) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (ii) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on July 16, 1999.

                                          PARK-OHIO INDUSTRIES, INC.

                                          By: /s/ RONALD J. COZEAN

                                            ------------------------------------
                                            Ronald J. Cozean
                                            General Counsel and Secretary

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                                 TITLE                        DATE
             ---------                                 -----                        ----

*                                       Chairman, President, Chief Executive    July 16, 1999
------------------------------------    Officer (Principal Executive
Edward F. Crawford                      Officer)

*                                       Vice President and Chief Financial      July 16, 1999
------------------------------------    Officer (Principal Financial and
James S. Walker                         Accounting Officer)

*                                       Director                                July 16, 1999
------------------------------------
Lewis E. Hatch, Jr.

*                                       Director                                July 16, 1999
------------------------------------
Thomas E. McGinty

*                                       Director                                July 16, 1999
------------------------------------
Lawrence O. Selhorst

*                                       Director                                July 16, 1999
------------------------------------
James W. Wert

*                                       Director                                July 16, 1999
------------------------------------
Matthew V. Crawford

*                                       Director                                July 16, 1999
------------------------------------
Kevin Greene

---------------

* The undersigned, pursuant to a Power of Attorney executed by each of the Directors and officers identified above and filed with the Securities and Exchange Commission, by signing his name hereto, does hereby sign and execute this Registration Statement on behalf of each of the persons noted above, in the capacities indicated.


July 16, 1999                                  By /s/ RONALD J. COZEAN
                                                  -------------------------------------------
                                                  Ronald J. Cozean, Attorney-in-Fact

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
  3.1      Amended and Restated Articles of Incorporation of Park-Ohio
           Industries, Inc. (filed as Exhibit 3.1 to the Form 10-K of
           Park-Ohio Industries, Inc. for the year ended December 31,
           1998, SEC File No. 000-03134 and incorporated by reference and made a part hereof).
  3.2      Code of Regulations of Park-Ohio Industries, Inc. (filed as
           Exhibit 3.2 to the Form 10-K of Park-Ohio Industries, Inc.
           for the year ended December 31, 1998, SEC File No. 00003134 and incorporated by reference and made a part hereof).
  4.1      Indenture, dated November 25, 1997 by and among Park-Ohio
           Industries, Inc. and Norwest Bank Minnesota, N.A., as
           trustee (filed as Exhibit 4.1 of the Company's Registration
           Statement on Form S-4, filed December 23, 1997, SEC File No.
           333-43005 and incorporated by reference and made a part
           hereof).
  4.2*     Indenture, dated June 3, 1999 by and among Park-Ohio
           Industries, Inc. and Norwest Bank Minnesota, N.A., as
           trustee.
  4.3      Amended and Restated Credit Agreement among Park-Ohio
           Industries, Inc., and various financial institutions, dated
           April 11, 1995 (filed as Exhibit 4 to the Form 10-Q of
           Park-Ohio Holdings Corp. for the period ended September 30,
           1998, SEC File No. 000-03134 and incorporated by reference and made a part hereof).
  4.10*    Registration Rights Agreement, dated June 3, 1999 by and
           among the Company and CIBC World Markets Corp., ING Baring
           Furman Selz LLC and Value Investing Partners.
  5.1*     Opinion of Jones, Day, Reavis & Pogue as to the validity of the securities offered.
 10.1      Form of Indemnification Agreement entered into between
           Park-Ohio Industries, Inc. and each of its directors and
           executive officers, filed as Exhibit 10.1 to the Form 10-K of Park-Ohio Industries, Inc. for the year ended December
           31, 1998.
 12.1*     Computation of Ratios.
 21.1*     List of Subsidiaries of Park-Ohio Industries, Inc.
 23.1*     Consent of Ernst & Young, LLP.
 23.2      Consent of Jones, Day, Reavis & Pogue (included in Exhibit
           5.1).
 24.1*     Power of Attorney.
 25.1*     Statement of Eligibility of Trustee, Norwest Bank Minnesota,
           National Association on Form T-1.
 99.1*     Form of Letter of Transmittal.
 99.2*     Form of Notice of Guaranteed Delivery.


---------------

* Filed herewith.